UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 240.14a-12
HCA Healthcare, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Proxy Statement for 2025 Annual Meeting of Stockholders

Proxy Statement for 2025 Annual Meeting of Stockholders

PRELIMINARY PROXY STATEMENT-SUBJECT TO COMPLETION

DEFINITIVE PROXY STATEMENT INTENDED TO BE RELEASED TO THE STOCKHOLDERS

ON OR ABOUT MARCH 14, 2025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 24, 2025

Dear Stockholder:

On Thursday, April 24, 2025, HCA Healthcare, Inc. will hold its annual meeting of stockholders in a virtual meeting format only, via live webcast. The meeting will begin at 2:00 p.m. (CDT) and is being held for the following purposes:

1.

To elect nine nominees for director of the Company, nominated by the Board of Directors, with each director to serve until the 2026 annual meeting of the stockholders of the Company or until such director’s respective successor is duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025;

3.	To approve, in an advisory (non-binding) vote, the compensation of the Company’s named executive officers as described in the accompanying proxy statement (“say-on-pay”);

4.	To approve the First Amendment to the 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates;

5.	To approve an amendment to the Company’s amended and restated certificate of incorporation to provide for the exculpation of officers as permitted by Delaware law;

6.	To consider and vote upon a stockholder proposal regarding lavish golden parachutes;

7.	To consider and vote upon a stockholder proposal regarding an amendment to the Patient Safety and Quality of Care Committee charter;

8.	To consider and vote upon a stockholder proposal regarding a report on acquisition strategy;

9.	To consider and vote upon a stockholder proposal regarding a report on serving plant-based meals; and

10.	To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Only stockholders that owned our common stock at the close of business on February 24, 2025 are entitled to notice of and may vote at this meeting.

References to “HCA,” “HCA Healthcare,” the “Company,” “we,” “us,” or “our” in this notice and the accompanying proxy statement refer to HCA Healthcare, Inc. and its applicable affiliates unless otherwise indicated.

WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, TO ENSURE THE PRESENCE OF A QUORUM, PLEASE VOTE PRIOR TO THE VIRTUAL ANNUAL MEETING OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR COMPLETE, DATE, AND SIGN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE VIRTUAL ANNUAL MEETING AND WISH TO VOTE YOUR SHARES DURING THE MEETING, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

By Order of the Board of Directors,

John M. Franck II Vice President — Legal and Corporate Secretary

Nashville, Tennessee

March  , 2025

QUESTIONS AND ANSWERS	2

COMPANY SUMMARY	11

CORPORATE GOVERNANCE	12

Director Independence	13

Executive Sessions	13

Criteria for Director Nomination	14

Board Tenure	15

Stockholder Nominees	15

Board Leadership Structure	16

Board’s Role in Risk Oversight	16

Board Meetings and Director Attendance	17

Board and Committee Evaluations	18

Board Committees	18

Stockholder Engagement	22

Policy Regarding Communications with the Board of Directors	22

Corporate Governance Guidelines	23

Code of Ethics	23

Compensation Committee Interlocks and Insider Participation	23

Delinquent Section 16(a) Reports	23

CORPORATE RESPONSIBILITY AND SUSTAINABILITY	24

Board Oversight	24

Patient-Centered Care	24

Promoting Access to Health Care Education	25

Clinical Research and Innovation	25

Our Colleagues	26

Community Investment	27

Environmental Responsibility	28

DIRECTORS	29

Nominees for Election	30

Director Compensation	34

PROPOSALS	37

Proposal 1 — Election of Directors	37

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm	38

Proposal 3 — Advisory Vote on Executive Compensation	39

Proposal 4 — Approval of the First Amendment to the 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates	40

Proposal 5 — Approval of an Amendment to the Amended and Restated Certificate of Incorporation of HCA Healthcare, Inc. to Provide for the Exculpation of Officers as Permitted by Delaware Law	56

Proxy Statement for Annual Meeting of Stockholders

to be held on April 24, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON THURSDAY, APRIL 24, 2025

The Company’s Proxy Statement and 2024 Annual Report to Stockholders are available on our website at www.hcahealthcare.com. Additionally, and in accordance with Securities and Exchange Commission Rules, you may access our proxy materials, including the Company’s Proxy Statement, form of Proxy Card and 2024 Annual Report to Stockholders, at https://materials.proxyvote.com/40412C.

Certain statements contained in this proxy statement may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act. All statements other than statements of historical or current facts, including statements regarding our environmental and other corporate responsibility and sustainability plans and objectives, made in this document are forward-looking. We use words such as “anticipates,” “believes,” “expects,” “future,” “intends,” and similar expressions or future or conditional tense verbs such as “will,” “may,” “might,” “should,” “would,” “could” and “working” to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual outcomes and results may differ materially from those expressed in, or implied by, forward looking statements. You should not place undue reliance on any forward-looking statement and should consider the uncertainties and risks discussed in our 2024 Annual Report on Form 10-K and subsequent Securities and Exchange Commission filings. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

QUESTIONS AND ANSWERS

1.	Q: WHEN WAS THIS PROXY STATEMENT FIRST MAILED OR MADE AVAILABLE TO STOCKHOLDERS?

A: This proxy statement was first mailed or made available to stockholders on or about March , 2025. Our 2024 Annual Report to Stockholders is being mailed or made available with this proxy statement. The 2024 Annual Report to Stockholders is not part of the proxy solicitation materials.

2.	Q: WHY DID I RECEIVE A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?

A: Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to our proxy materials and 2024 Annual Report to Stockholders over the Internet. Accordingly, we are sending to our stockholders of record and beneficial owners a notice of Internet availability of the proxy materials (“Internet Notice”) instead of sending a paper copy of the proxy materials and 2024 Annual Report to Stockholders. All stockholders receiving the Internet Notice will have the ability to access the proxy materials and 2024 Annual Report to Stockholders on a website referenced in the Internet Notice or to request a printed set of the proxy materials and 2024 Annual Report to Stockholders. Instructions on how to access the proxy materials and 2024 Annual Report to Stockholders over the Internet or to request a printed copy may be found in the Internet Notice and in this proxy statement. In addition, the Internet Notice contains instructions on how you may request to receive our proxy materials and Annual Reports to Stockholders in printed form by mail or electronically on an ongoing basis.

3.	Q: WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

A: At the annual meeting, stockholders will act upon the following matters outlined in the notice of meeting on the cover page of this proxy statement: (i) the election of each of the directors nominated by the Board of Directors; (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025; (iii) an advisory resolution to approve our executive compensation as described in this proxy statement (“say-on-pay”); (iv) the approval of the First Amendment to the 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates; (v) the approval of an amendment to the Company’s amended and restated certificate of incorporation to provide for the exculpation of officers as permitted by Delaware law; (vi) the consideration and vote upon a stockholder proposal regarding lavish golden parachutes, if properly presented; (vii) the consideration and vote upon a stockholder proposal regarding an amendment to the Patient Safety and Quality of Care Committee charter, if properly presented; (viii) the consideration and vote upon a stockholder proposal regarding a report on the Company’s acquisition strategy, if properly presented; and (ix) the consideration and vote upon a stockholder proposal regarding a report on serving plant-based meals, if properly presented.

In addition, following the formal business of the meeting, our management team will be available to respond to questions pertinent to company matters from our stockholders. We will endeavor to answer as many questions submitted by stockholders as time permits. We reserve the right to edit inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or company business or are otherwise out of order or not suitable for the conduct of the virtual annual meeting. If we receive substantially similar questions, we may group questions together and provide a single response to avoid repetition.

4.	Q: WHO MAY ATTEND THE VIRTUAL ANNUAL MEETING?

A: Stockholders of record as of the close of business on February 24, 2025, or their duly appointed proxies, may attend the virtual annual meeting. The annual meeting will commence at 2:00 p.m. (CDT).

5.	Q: WHERE WILL THE ANNUAL MEETING BE HELD?

A: The annual meeting will be held in a virtual meeting format only, via live webcast. You will not be able to physically attend the annual meeting in person. The virtual annual meeting will be held at www.virtualshareholdermeeting.com/HCA2025. To attend and be able to vote and ask questions during the annual meeting, you must enter the 16-digit control number found on your proxy card or notice you previously received. Online access to the webcast will open approximately 15 minutes prior to the start of the annual meeting to allow time for you to log in and test your system. If you experience technical difficulties during the check-in process or during the meeting, please call 1-844-986-0822 (toll free) or 303-562-9302 (international) for assistance.

In the event of technical difficulties with the annual meeting, we expect that an announcement will be made on www.virtualshareholdermeeting.com/HCA2025. If necessary, the announcement will provide updated information regarding the date, time and location of the annual meeting. Any updated information regarding the annual meeting will also be posted on the Investor Relations section of the Company’s website.

6.	Q: WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A: Only stockholders of record as of the close of business on February 24, 2025 are entitled to receive notice of and participate in the annual meeting. As of the record date, there were 246,203,301 shares of our common stock outstanding. Every stockholder is entitled to one vote for each share held as of the record date. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the annual meeting.

7.	Q: WHO IS SOLICITING MY VOTE?

A: The Company’s Board of Directors is sending you this proxy statement in connection with the solicitation of proxies for use at the 2025 annual meeting. The Company pays the cost of soliciting proxies. Proxies may be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of our directors, officers, and employees, without additional compensation. In addition, we have retained Georgeson LLC to assist in the solicitation of proxies for a fee of approximately $19,000 plus associated costs and expenses. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses.

8.	Q: ON WHAT MAY I VOTE?

A: You may vote on (i) the election of directors nominated to serve on our Board of Directors; (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025; (iii) the advisory say-on-pay resolution to approve our executive compensation; (iv) the approval of the First Amendment to the 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates; (v) the approval of an amendment to the Company’s amended and restated certificate of incorporation to provide for the exculpation of officers as permitted by Delaware law; (vi) the stockholder proposal regarding lavish golden parachutes, if properly presented; (vii) the stockholder proposal regarding an amendment to the Patient Safety and Quality of Care Committee charter, if properly presented; (viii) the stockholder proposal regarding a report on the Company’s acquisition strategy, if properly presented; and (ix) the stockholder proposal regarding a report on serving plant-based meals, if properly presented.

9.	Q: HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A: The Board unanimously recommends that you vote as follows:

•	FOR each of the director nominees;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025;

•	FOR the advisory say-on-pay resolution to approve our executive compensation;

•	FOR the approval of the First Amendment to the 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates;

•	FOR the approval of an amendment to the Company’s amended and restated certificate of incorporation to provide for the exculpation of officers as permitted by Delaware law;

•	AGAINST the stockholder proposal regarding lavish golden parachutes;

•	AGAINST the stockholder proposal regarding an amendment to the Patient Safety and Quality of Care Committee charter;

•	AGAINST the stockholder proposal regarding a report on the Company’s acquisition strategy; and

•	AGAINST the stockholder proposal regarding a report on serving plant-based meals.

10.	Q: HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

A: It is not expected that any matter not referred to herein will be presented for action at the annual meeting. If any other matters are properly brought before the annual meeting, including, without limitation, a motion to adjourn the annual meeting to another time and/or place for the purpose of, among other matters, permitting dissemination of information regarding material developments relating to any of the proposals or soliciting additional proxies in favor of the approval of any of the proposals, the persons named on the accompanying Proxy Card will vote the shares represented by such proxy upon such matters in their discretion. Should the annual meeting be reconvened, all proxies will be voted in the same manner as such proxies would have been voted when the annual meeting was originally convened, except for the proxies effectively revoked or withdrawn prior to the time proxies are voted at such reconvened meeting.

11.	Q: HOW DO I VOTE IF MY SHARES ARE REGISTERED DIRECTLY IN MY NAME?

A: You may vote during the annual meeting by following the instructions available on the meeting website during the meeting or authorize the persons named as proxies on the Proxy Card to vote your shares by returning the Proxy Card by mail, over the Internet, or by telephone. Although we offer four different voting methods, we encourage you to vote prior to the annual meeting over the Internet as we believe it is the most cost-effective method for the Company. We also recommend that you vote as soon as possible, even if you are planning to attend the virtual annual meeting, so that the vote count will not be delayed. Voting prior to the annual meeting over the Internet or by telephone both provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you choose to vote your shares prior to the annual meeting over the Internet or by telephone, there is no need for you to mail back your Proxy Card.

To Vote Over the Internet Prior to the Annual Meeting:

Log on to the Internet and go to the website www.proxyvote.com (24 hours a day, 7 days a week). Have your Proxy Card available when you access the website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-800-690-6903 (24 hours a day, 7 days a week). Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote By Proxy Card:

Complete and sign the Proxy Card and return it to the address indicated on the Proxy Card. If you received an Internet Notice instead of a paper copy of the proxy materials and 2024 Annual Report to Stockholders, you should follow the voting instructions set forth in the Internet Notice.

Internet and telephone voting options are available until 11:59 p.m. (ET) on April 23, 2025 for shares held directly.

You have the right to revoke your proxy at any time before the meeting by: (i) notifying our Corporate Secretary in writing at One Park Plaza, Nashville, Tennessee 37203; (ii) voting during the virtual annual meeting by following the instructions available on the virtual meeting website; (iii) submitting a later-dated Proxy Card; (iv) submitting another vote by telephone or over the Internet; or (v) if applicable, submitting new voting instructions to your broker or nominee. If you have questions about how to vote or revoke your proxy, you should contact our Corporate Secretary at One Park Plaza, Nashville, Tennessee 37203. For shares held in street name, refer to Question 12.

12.	Q: HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?

A: If your shares are held by your broker or other nominee, often referred to as held in street name, you will receive a form from your broker or nominee seeking instruction as to how your shares should be voted. You should contact your broker or other nominee with questions about how to provide or revoke your instructions.

13.	Q: WHAT IS THE VOTE REQUIRED TO ELECT DIRECTORS?

A: Since Proposal 1 in this proxy statement is in respect of an uncontested director election, Proposal 1 requires the affirmative vote of a majority of the votes cast at the annual meeting to elect a nominee, which means that a nominee will be elected only if the number of shares voted “for” that nominee exceeds the number of shares voted “against” that nominee. Accordingly, each nominee receiving a greater number of shares voted “for” such nominee than “against” such nominee shall be elected as a director. If an incumbent director does not receive a greater number of shares voted “for” such director than “against” such director, then such director shall tender his or her resignation to the Board of Directors, which resignation shall be contingent upon acceptance thereof by the Board of Directors. If a nominee who is not an incumbent director does not receive a greater number of shares voted “for” such director than “against” such director, then such nominee will not be elected to the Board of Directors. In the event there is a contested director election, director nominees must receive affirmative votes from a plurality of the votes cast at the annual meeting to be elected. This means that the nominees receiving the greatest number of affirmative votes of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote will be elected as directors.

14.	Q: WHAT IS THE VOTE REQUIRED TO APPROVE THE OTHER PROPOSALS?

A: Ratification of Ernst & Young LLP: The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025 must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote to be approved.

Advisory Say-On-Pay Resolution: The advisory say-on-pay resolution to approve our executive compensation must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote to be approved. Because your vote is advisory, it will not be binding on the Company, the Board of Directors or our Compensation Committee. Although non-binding, our Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation programs.

Approval of the First Amendment to the 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates: The proposal to approve the First Amendment to the 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote to be approved.

Amendment to the Company’s Amended and Restated Certificate of Incorporation: The proposal to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for the exculpation of officers as permitted by Delaware law must receive affirmative votes from the holders of a majority of the voting power of all outstanding shares of the Company entitled to vote generally in the election of directors to be approved.

Stockholder Proposal Regarding Lavish Golden Parachutes: The stockholder proposal regarding lavish golden parachute payments, if properly presented at the annual meeting, must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote to be approved.

Stockholder Proposal Regarding an Amendment to the Patient Safety and Quality of Care Committee Charter: The stockholder proposal regarding an amendment to the Patient Safety and

Quality of Care Committee charter, if properly presented at the annual meeting, must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote to be approved.

Stockholder Proposal Regarding a Report on Acquisition Strategy: The stockholder proposal regarding a report on the Company’s acquisition strategy, if properly presented at the annual meeting, must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote to be approved.

Stockholder Proposal Regarding a Report on Serving Plant-Based Meals: The stockholder proposal regarding a report on serving plant-based meals, if properly presented at the annual meeting, must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote to be approved.

15.	Q: WHAT CONSTITUTES A “QUORUM”?

A: The presence at the virtual annual meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the meeting. Failure of a quorum to be represented at the annual meeting will necessitate an adjournment or postponement and will subject the Company to additional expense. Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

16.	Q: WHAT IF I ABSTAIN FROM VOTING?

A: If you attend the virtual annual meeting or send in your signed Proxy Card or vote by telephone or over the Internet prior to the annual meeting, but abstain from voting on any proposal, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on Proposal 1, your abstention will have no effect on the outcome. If you abstain from voting on Proposals 2, 3, 4, 5, 6, 7, 8 or 9, your abstention will have the same legal effect as a vote against these proposals.

17.	Q: WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD OR VOTE BY TELEPHONE OR OVER THE INTERNET?

A: If you are a registered stockholder and you do not sign and return your Proxy Card or vote by telephone or over the Internet prior to the annual meeting, your shares will not be voted at the annual meeting unless you vote during the annual meeting. Questions concerning stock certificates and registered stockholders may be directed to EQ Shareowner Services at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120-4100 or by telephone at 1-800-468-9716 (domestic) or 1-651-450-4064 (outside the U.S.). If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters but may not vote your shares on non-routine matters. Under New York Stock Exchange (“NYSE”) rules, Proposal 2 relating to the ratification of the appointment of the independent registered public accounting firm is deemed to be a routine matter, and brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares. Proposals 1, 3, 4, 5, 6, 7, 8 and 9 are non-routine matters and, therefore, may only be voted in accordance with instructions received from the beneficial owner of the shares.

18.	Q: WHAT IS A “BROKER NON-VOTE”?

A: Under NYSE rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is a non-routine matter, a broker or nominee may not vote the shares on the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a Proxy Card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.”

19.	Q: WHAT IS THE EFFECT OF A BROKER NON-VOTE?

A: Broker non-votes will be counted for the purpose of determining the presence of a quorum but will not be counted for purposes of determining the outcome of the vote on any proposal, other than Proposal 2.

20.	Q: WHO WILL COUNT THE VOTES?

A: Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of election to tabulate stockholder votes for the annual meeting.

21.	Q: CAN I PARTICIPATE IF I AM UNABLE TO ATTEND THE VIRTUAL ANNUAL MEETING?

A: If you are unable to attend the virtual annual meeting, we encourage you to send in your Proxy Card or to vote by telephone or over the Internet prior to the annual meeting.

22.	Q: WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A: We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the annual meeting. All reports we file with the SEC are publicly available when filed. Please refer to Question 25 for additional information.

23.	Q: WHEN ARE STOCKHOLDER PROPOSALS DUE IN ORDER TO BE INCLUDED IN OUR PROXY MATERIALS FOR THE NEXT ANNUAL MEETING?

A: Any stockholder proposal must be submitted in writing to our Corporate Secretary at HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203, prior to the close of business on November 14, 2025, to be considered timely for inclusion in next year’s proxy statement and form of proxy. Such proposal must also comply with SEC regulations, including Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

We have also adopted a proxy access right that permits a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our bylaws. Under our bylaws, to be considered timely, compliant notice of proxy access director nominations for next year’s proxy statement and form of proxy must be submitted to the Corporate Secretary at the address specified above no earlier than October 15, 2025 and no later than November 14, 2025; provided, however, that if (A) the annual meeting is not within 30 days before or after the anniversary date of this year’s meeting, or (B) no annual meeting is held this year, to be timely the stockholder notice must be received no later than 90 days prior to such annual meeting or, if later, the tenth day after the day on which notice of the date of the meeting was mailed or public disclosure of the date of such meeting is first made, whichever occurs first. The foregoing is a summary of the requirements for stockholders to nominate persons for election to our Board of Directors, which requirements are set out fully in our bylaws, and the foregoing description is qualified by reference to the full text of our bylaws. You should consult our bylaws for more detailed information regarding the processes by which stockholders may nominate directors, including the specific requirements regarding the content of the written notices and other related requirements. Our bylaws are posted on the Governance Documents portion of our website located at www.hcahealthcare.com.

24.	Q: WHEN ARE OTHER STOCKHOLDER PROPOSALS DUE?

A: Our bylaws contain an advance notice provision that requires stockholders to deliver to us notice of a proposal to be considered at an annual meeting not less than 90 nor more than 120 days before the date of the first anniversary of the prior year’s annual meeting. Such proposals are also subject to informational and other requirements set forth in our bylaws, a copy of which is available under the Governance Documents portion of our website, www.hcahealthcare.com.

In addition to satisfying the advance notice requirements in our bylaws, to comply with the universal proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than January 24, 2026.

25.	Q: HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT THE COMPANY?

A: We will provide copies of this proxy statement and our 2024 Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2024, without charge to any stockholder who makes a written request to our Investor Relations Department at HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203. Our Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on the Investor Relations section of the Company’s website at www.hcahealthcare.com. Our website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated herein by this or any other reference to our website provided in this proxy statement.

26.	Q: HOW MANY COPIES SHOULD I RECEIVE IF I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER?

A: The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Internet Notice or proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers may be householding our Internet Notice or proxy materials by delivering a single Internet Notice or proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, or us, that they, or we, will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate Internet Notice or proxy statement and annual report, or if you are receiving multiple copies of the Internet Notice or proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. You can notify us by sending a written request to our Corporate Secretary at HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203, or by calling our Corporate Secretary at (615) 344-9551. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

COMPANY SUMMARY

HCA Healthcare, Inc. is one of the leading health care services companies in the United States. As of December 31, 2024, we operated 190 hospitals, comprised of 180 general, acute care hospitals; six behavioral hospitals; and four rehabilitation hospitals. We also operate numerous outpatient health care facilities, which include freestanding ambulatory surgery centers, freestanding emergency care facilities, urgent care facilities, walk-in clinics, diagnostic and imaging centers, radiation and oncology therapy centers, comprehensive rehabilitation and physical therapy centers, physician practices, home health agencies, hospices, outpatient physical therapy providers, home and community-based services providers, and various other facilities. Our facilities are located in 20 states and England.

HCA Healthcare Hospitals

Mountain
11
Far West
7
Continental
10
Capital
15
North Carolina
7
North Texas
19
TriStar
15
MidAmerica
7
South Atlantic
11
Central and West Texas
9
San Antonio
11
Gulf Coast
16
North Florida
14
East Florida
14
West Florida
16
International
8
• Hospitals
Divisions
*Hospital locations as of Dec. 31, 2024

Our other sites of care

Our common stock is traded on the NYSE (symbol “HCA”). Through our predecessors, we commenced operations in 1968. HCA Healthcare, Inc. was incorporated in Delaware in October 2010. Our principal executive offices are located at One Park Plaza, Nashville, Tennessee 37203, and our telephone number is (615) 344-9551.

CORPORATE GOVERNANCE

We are committed to employing strong corporate governance practices, which we have enhanced over time, and believe that our existing corporate governance practices empower stockholders and promote accountability.

Key Practices and Policies

Board of Directors

•	Majority of directors are independent

•	All members of the Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent

•	Annual election of all directors

•	Our current Board structure separates the positions of Chairman of the Board and CEO

•	Share ownership guidelines of five times the value of the annual cash retainer within five years for each non-management director

•	Our directors may serve on no more than four other public company boards

Stockholder Rights

•	Proxy Access right for stockholders of at least 3% of stock for three years

•	Stockholders’ right to call a special meeting

•	No supermajority provisions in our certificate of incorporation or bylaws

•	No dual-class shareholdings (one share, one vote)

•	No stockholder rights plan or poison pill

Governance

•	Board oversight of enterprise-wide risk management processes

•	Board oversight of corporate responsibility and sustainability matters

•	Nominating and Corporate Governance Committee: corporate governance, corporate responsibility and community interests, including political activities and lobbying

•	Audit and Compliance Committee: environmental and sustainability issues

•

Compensation Committee: human capital management strategies and policies, including with respect to attracting, developing, retaining and motivating leadership and colleagues, workplace culture, employee relations and workplace safety

•	Patient Safety and Quality of Care Committee: patient safety and the delivery of quality patient care

•

Audit and Compliance Committee periodically reviews and oversees risks related to the Company’s data security programs, including cybersecurity processes and procedures regarding cybersecurity threats, artificial intelligence (“AI”), disaster recovery and critical business continuity

•	Disclosure of political contributions and public advocacy efforts and the contributions of our federal and state political action committees

•	Board supports and may participate in our stockholder outreach activities and has responded to stockholder input

Director Independence. Our Board of Directors currently consists of ten directors. NYSE listing standards require that a majority of our directors be independent in accordance with the independence requirements set forth in such listing standards. In addition, our Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee must be composed solely of independent directors to comply with such listing standards and, in the case of our Audit and Compliance Committee, with SEC rules.

Our Board of Directors affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the NYSE listing standards as well as certain Board-adopted categorical independence standards. These guidelines are contained in our Corporate Governance Guidelines which are posted on the Governance Documents portion of our website located at www.hcahealthcare.com. The Board first analyzes whether any director has a relationship covered by the NYSE listing standards that would prohibit an independence finding for Board or committee purposes. Management then provides the Board with relevant known facts and circumstances, and their analysis thereof, of any relationship of a director to HCA or to our management that does not fall within the parameters set forth in the Board’s separately adopted categorical independence standards to determine whether or not that relationship is material. The Board may determine that a director who has a relationship that falls outside of the parameters of the categorical independence standards is nonetheless independent (to the extent that the relationship would not constitute a bar to independence under the NYSE listing standards).

Our Board of Directors has affirmatively determined that Meg G. Crofton, Robert J. Dennis, Nancy-Ann DeParle, Hugh F. Johnston, Michael W. Michelson, Wayne J. Riley, M.D. and Andrea B. Smith are independent from our management under both the NYSE’s listing standards and our additional standards. The Board has also affirmatively determined that Messrs. Johnston and Michelson, Dr. Riley and Ms. Smith, the members of our Audit and Compliance Committee, meet the independence requirements of Rule 10A-3 of the Exchange Act. Any relationships between an independent director and HCA or our management fell within the Board-adopted categorical standards and, accordingly, were not specifically reviewed by our Board.

On November 17, 2006, a predecessor entity, HCA Inc., was acquired by a private investor group, including affiliates of or funds sponsored by Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co., BAML Capital Partners (formerly Merrill Lynch Global Private Equity) (each, a “Sponsor”) and affiliates of HCA founder Dr. Thomas F. Frist, Jr. (the “Frist Entities,” and together with the Sponsors, the “Investors”) and by members of management and certain other investors (the “Merger”). In connection with the Merger, we entered into a stockholders’ agreement (the “Stockholders’ Agreement”) with Hercules Holding II (f/k/a Hercules Holding II, LLC) (“Hercules Holding”) and the Investors which, among other things, currently provides for certain rights of the Frist Entities to nominate two members of our Board of Directors. See “Directors” and “Certain Relationships and Related Person Transactions.”

Executive Sessions. Our Corporate Governance Guidelines provide that non-management directors shall meet at regularly scheduled executive sessions, which will typically occur at regularly scheduled Board meetings, without any member of management present and must so meet at least annually. In addition, at least annually the independent directors shall meet in separate executive session. Mr. Thomas F. Frist III, the Chairman of our Board of Directors, presides over meetings of the non-management directors, and Mr. Michelson serves as the independent presiding director. Our Corporate Governance Guidelines also provide that the independent and/or non-management directors shall be entitled, acting as a group by vote of a majority of such independent and/or non-management directors, to retain legal counsel, accountants, health care consultants, or other experts, at the Company’s expense, to advise the independent and/or non-management directors concerning issues arising in the exercise of their functions and powers.

Criteria for Director Nomination. Our Nominating and Corporate Governance Committee recommends to the Board persons to be nominated to serve as directors of the Company. When determining whether to nominate a current director to stand for reelection as a director, the Nominating and Corporate Governance Committee reviews and considers the performance of such director during the prior year using performance criteria established by the Board. The Nominating and Corporate Governance Committee also considers the requirements of any stockholders’ agreement in existence which governs the composition requirements of the Company’s Board of Directors. In recruiting and evaluating new director candidates, the Nominating and Corporate Governance Committee assesses a candidate’s independence, as well as considerations relating to Board of Director composition and director qualifications. We endeavor to have a Board representing diverse experience at policy-making levels in business, education or other areas that are relevant to the Company’s business. The Nominating and Corporate Governance Committee considers any candidates, including those proposed by any senior executive officer, director or stockholder, consistent with applicable law, the Company’s certificate of incorporation and bylaws, the criteria set forth in our Corporate Governance Guidelines and the requirements of any stockholders’ agreement in existence.

Individual directors and any person nominated to serve as a director should demonstrate high ethical standards and integrity in their personal and professional dealings, be willing to act on and remain accountable for their boardroom decisions, and be in a position to devote an adequate amount of time to the effective performance of their director duties.

In addition, each director should contribute knowledge, experience, or skill in at least one area that is important to the Company. To provide such a contribution to the Company, a director must possess experience in one or more of the following:

•	Business or management for complex and large consolidated companies or other complex and large institutions;
•	Accounting or finance for complex and large consolidated companies or other complex and large institutions;
•	Leadership, strategic planning, or crisis response for complex and large consolidated companies or other complex and large institutions;
•	The health care industry; and
•	Other significant and relevant areas deemed by the Nominating and Corporate Governance Committee to be valuable to the Company.

Each director must also take reasonable steps to keep informed on the complex, rapidly evolving health care environment. The Board encourages formal continuing education, and the Company will reimburse directors for reasonable expenses incurred in connection with participation in accredited director education programs. Prior to nominating a person to serve as a director, the Nominating and Corporate Governance Committee evaluates the candidate based on the criteria described above. In addition, prior to accepting re-nomination, each director should evaluate himself or herself as to whether he or she satisfies the criteria described above.

Our nine Board nominees represent a robust combination of experience, perspective and expertise to enable the Board to provide effective oversight and guidance to the Company

• Health Care and Pharmaceutical

• Corporate Finance and Accounting

• Chief Executive Officer Experience

• Human Capital Management

• Investor Experience

• Consumer and Hospitality

• Payer and Reimbursement

• Patient Care Experience • Operational Experience • Legal and Regulatory • Public Company Board Experience • Government Experience • Academia

Board Tenure. Our Company seeks to have a well-balanced mix of tenure on our Board. Our longest tenured directors are members of the Company’s founding family, representing the third generation of Frist family members to have served on our Board and highlighting the family’s commitment to the long-term success of our Company. The average tenure of our director nominees is approximately 10 years, bringing a valuable mix of Company knowledge, fresh perspectives and industry insights to the Board.

We do not have term limits for our directors. All directors are elected for one-year terms without staggered terms, and each year, all directors must be nominated and stand for election for another year. However, our Corporate Governance Guidelines provide that no person shall be nominated to the Board who has attained the age of 75 or more on or before the first day of the proposed term of office. Under certain special circumstances, the Board may make an exception to this retirement policy.

Stockholder Nominees. Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of stockholders must provide a timely notice of their proposal in writing and otherwise in proper form to the Corporate Secretary of the Company. Generally, to be timely, a stockholder’s notice must be delivered to, mailed to or received at our principal executive offices, addressed to the Corporate Secretary of the Company, and within the following time periods:

•

in the case of an annual meeting, no earlier than 120 days and no later than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made; and

•

in the case of a nomination of a person or persons for election to the Board of Directors at a special meeting of the stockholders called for the purpose of electing directors, no earlier than 120 days before such special meeting and no later than the later of 90 days before such annual or special meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made.

In no event shall an adjournment, postponement or deferral, or public disclosure of an adjournment, postponement or deferral, of a meeting of the stockholders commence a new time period (or extend any time period) for the giving of the stockholder notice. Our bylaws require that stockholders comply with the procedural and disclosure requirements set forth therein in connection with nominating candidates for election as directors and soliciting proxies or votes in support therefor.

The Company has also adopted a proxy access right that permits a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our bylaws. The number of potential proxy access nominees nominated by all eligible stockholders shall not exceed the greater of (A) two or (B) 20% of the directors then in office. Under our bylaws, to be considered timely, compliant notice of proxy access director nominations for next year’s proxy statement and form of proxy must be submitted to the Corporate Secretary at the address specified above no earlier than 150 days and no later than 120 days prior to the first anniversary of the date the Company mailed its proxy statement for the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is not within 30 days before or after the anniversary date of the preceding year’s annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no later than 90 days prior to such annual meeting or, if later, the tenth day after the day on which notice of the date of the meeting was mailed or public disclosure of the date of such meeting is first made, whichever occurs first.

The foregoing is a summary of the requirements for stockholders to nominate persons for election to our Board of Directors, which requirements are set out fully in our bylaws, and the foregoing description is qualified by reference to the full text of our bylaws. You should consult our bylaws for more detailed information regarding the processes by which stockholders may nominate directors, including the specific requirements regarding the content of the written notices and other related requirements. Our bylaws are posted on the Governance Documents portion of our website located at www.hcahealthcare.com.

Board Leadership Structure. The Board of Directors regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its stockholders are best served by the Board of Directors retaining discretion to determine whether the same individual should serve as both Chief Executive Officer and Chairman of the Board of Directors, or whether the roles should be separated. The Board of Directors believes that it is important to retain the flexibility to make this determination at any given point in time based on what it believes will provide the best leadership structure for the Company. Accordingly, at different points in the Company’s history, the Chief Executive Officer and Chairman of the Board of Directors roles have been held by the same person. At other times, the roles have been held by different individuals. In each instance, the decision on whether to combine or separate the roles was made in the best interests of the Company’s stockholders, based on the circumstances at the time.

The Board of Directors has appointed Thomas F. Frist III to serve as Chairman and Mr. Michelson to serve as the independent presiding director of the Board of Directors. Mr. Frist III is the son of HCA founder Dr. Thomas F. Frist, Jr. Mr. Frist III has been a member of the Board of Directors since 2006; he, along with certain other members of his family, collectively own approximately 28% of our common stock.

As Chairman, Mr. Frist III leads the activities of the Board of Directors, including calling meetings of the Board and non-management directors, as necessary, setting the agenda for Board meetings in consultation with the CEO, chairing executive sessions of the non-management directors, engaging with stockholders as appropriate, and acting as an advisor to Mr. Hazen on strategic aspects of the CEO role, with regular consultations on major developments and decisions. The Board believes that this leadership structure is appropriate given Mr. Frist III’s experience, historical association with HCA and his significant ownership stake. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues, including with respect to risk oversight, and helps the Company operate in the long-term interests of stockholders.

Consistent with our commitment to good governance, and as further described above, non-management directors meet at regularly scheduled executive sessions, which typically occur at regularly scheduled Board meetings, without any member of management present. In addition, at least annually the independent directors meet in separate executive session. Our Board believes its current leadership structure effectively allocates authority, responsibility, and oversight between management and the non-management and independent members of our Board. It gives primary responsibility for the operational leadership and strategic direction of the Company to our CEO, while the Chairman, coupled with strong independent director leadership in the form of an independent presiding director, facilitates our Board’s independent oversight of management, promotes communication between management and our Board, engages with stockholders and leads our Board’s consideration of key governance matters. We plan to continue to examine our corporate governance policies and leadership structure on an ongoing basis to ensure that they continue to meet the Company’s needs.

Board’s Role in Risk Oversight. Risk is inherent with every business. Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a company. The involvement of the full Board of Directors in setting our business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

We conduct an annual enterprise risk management assessment, which is facilitated by our enterprise risk management team in collaboration with our internal auditors. The senior internal audit officer reports to the Chief Executive Officer and to the Chair of the Audit and Compliance Committee in this capacity. In this process, we assess risk throughout the Company (including cybersecurity risk) by conducting surveys and interviews of our employees and directors, soliciting information regarding business risks that could significantly adversely affect the Company, including the achievement of its strategic plan. We then identify any controls or initiatives in place to mitigate any material risk and the effectiveness of any such controls or initiatives. The enterprise risk management team annually prepares a report for senior management and, ultimately, the Board of Directors regarding the key identified risks and how we manage these risks both on an annual and ongoing basis. Members of senior management attend the quarterly Board meetings, as appropriate, and are available to address any questions or concerns raised by the Board regarding risk management and any other matters. Additionally, each quarter, the Board of Directors receives presentations from senior management on strategic matters involving our operations.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk.

Key Areas in which Committees Assist in Risk Oversight Responsibilities
Audit and Compliance Committee

• Financial and enterprise risk exposures, including internal controls and cybersecurity risk

• Our policies with respect to risk assessment and risk management

• Compliance with applicable laws and regulations

• Environmental and sustainability issues

• The Company Code of Conduct and related Company policies and procedures, including the Corporate Ethics and Compliance Program

Compensation Committee	• Management of risks arising from our human capital and compensation policies and programs
Finance and Investments Committee	• The Company’s financial structure, investment policies and objectives and other matters of a financial and investment nature
Nominating and Corporate Governance Committee	• The Company’s corporate governance, corporate responsibility, community interests and political activities
Patient Safety and Quality of Care Committee	• Our policies and procedures relating to patient safety and the delivery of quality medical care to our patients

Board Meetings and Director Attendance. During 2024, our Board of Directors held six meetings. All director nominees attended at least 75% of the Board meetings, and meetings of the committees of the Board on which the director served, held during the period for which he or she served as a director. Our policy is to strongly encourage directors to attend the Company’s annual stockholder meetings. Our 2024 annual meeting of stockholders was attended by all directors in service at such time.

Board and Committee Evaluations. Our Nominating and Corporate Governance Committee, acting on behalf of the Board, conducts an annual evaluation of the Board’s performance. In 2024, the Board engaged a third party to help facilitate the annual Board evaluation. This evaluation considers the Board’s contribution as a whole and specifically reviews areas in which the Board and/or senior management believes additional contributions could be made. The purpose of the evaluation is to increase the effectiveness of the Board. In addition, each Board committee, under the oversight of the Nominating and Corporate Governance Committee, conducts an annual evaluation of that committee. These evaluations include a review of the committee’s compliance with its charter and its overall contribution. The results of the annual evaluations are discussed by each committee and the Board as a whole, and the independent presiding director and/or chair of the Nominating and Corporate Governance Committee discuss the results individually with each director.

Board Committees. Our Board of Directors currently has five standing committees: the Audit and Compliance Committee, the Compensation Committee, the Finance and Investments Committee, the Nominating and Corporate Governance Committee and the Patient Safety and Quality of Care Committee. The Board of Directors receives recommendations from the Nominating and Corporate Governance Committee regarding committee composition and determines the members of each committee. The Board of Directors has determined that all members of the Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent as defined in the NYSE listing standards and in our Corporate Governance Guidelines. The Board of Directors has adopted a written charter for each of these committees. All committee charters are available on the Governance Documents portion of our website located at www.hcahealthcare.com.

The chart below reflects the current composition of the standing committees.

Name of Director	Audit and Compliance	Compensation	Finance and Investments	Nominating and Corporate Governance	Patient Safety and Quality of Care

Thomas F. Frist III

Samuel N. Hazen*

Meg G. Crofton

Robert J. Dennis

Nancy-Ann DeParle

William R. Frist

Hugh F. Johnston

Michael W. Michelson

Wayne J. Riley, M.D.

Andrea B. Smith

*	Indicates management director
Indicates Committee Chair
Indicates Committee Member

Audit and Compliance Committee. Our Audit and Compliance Committee is composed of Hugh F. Johnston (Chair), Michael W. Michelson, Wayne J. Riley, M.D. and Andrea B. Smith. Our Board of Directors has affirmatively determined that each member of the Audit and Compliance Committee meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of Rule 10A-3 of the Exchange Act. Our Board of Directors has determined that each of Hugh F. Johnston, Michael W. Michelson, Wayne J. Riley, M.D. and Andrea B. Smith is an “audit committee financial expert.” The Audit and Compliance Committee is responsible for, among other things:

•	Selecting the independent registered public accounting firm;
•	Pre-approving all audit engagement fees and terms, as well as audit and permitted non-audit services to be provided by the independent registered public accounting firm;
•

At least annually, obtaining and reviewing a report of the independent registered public accounting firm describing the firm’s internal quality-control procedures and any material issues raised by its most recent review of internal quality controls;

•	Evaluating the qualifications, performance and independence of the independent registered public accounting firm;
•

Reviewing with the independent registered public accounting firm any difficulties the independent registered public accounting firm encountered during the course of the audit work, including any restrictions in the scope of activities or access to requested information or any significant disagreements with management and management’s responses to such matters;

•	Setting policies regarding the hiring of current and former employees of the independent registered public accounting firm;
•	Reviewing and discussing the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm;
•	Discussing earnings press releases and the financial information and earnings guidance provided to analysts and rating agencies;
•

Reviewing and overseeing risks related to the Company’s data security programs, including cybersecurity processes and procedures regarding cybersecurity threats, AI, disaster recovery and critical business continuity, and reviewing, overseeing and discussing with management the Company’s programs and plans that management has established to monitor compliance with information security compliance programs and test preparedness;

•	Discussing policies governing the process by which risk assessment and risk management is to be undertaken;
•	Reviewing reports made by the CEO and CFO regarding any significant deficiencies or material weaknesses in our internal control over financial reporting;
•

Reviewing with the independent registered public accounting firm the internal audit responsibilities, budget and staffing, as well as procedures for implementing recommendations made by the independent registered public accounting firm and any significant matters contained in reports from the internal audit department;

•

Establishing procedures for receipt, retention and treatment of complaints we receive regarding accounting, auditing or internal controls and the confidential, anonymous submission of employee concerns regarding questionable accounting and auditing matters;

•	Conducting a reasonable prior review and oversight of certain related party transactions;
•	Discussing with our general counsel any legal or regulatory matters that could reasonably be expected to have a material impact on our business or financial statements;
•

Providing information to our Board that may assist the Board in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s performance, qualifications, and independence and the performance of the Company’s internal audit function;

•	Preparing the report required by the SEC to be included in our Annual Report on Form 10-K and our proxy or information statement;
•	Overseeing the activities of the Company’s Disclosure Committee; and
•	Reviewing and overseeing the Company’s policies and practices regarding environmental and sustainability issues.

The Audit and Compliance Committee has adopted a charter which can be obtained on the Governance Documents page of our website at www.hcahealthcare.com. In 2024, the Audit and Compliance Committee met 10 times.

Compensation Committee.  Our Compensation Committee is composed of Meg G. Crofton, Robert J. Dennis (Chair), Michael W. Michelson and Andrea B. Smith. Effective at the annual meeting, Ms. Crofton will be retiring from the Board of Directors and the Compensation Committee. Also effective at the annual meeting, Ms. Smith will succeed Mr. Dennis as the Chair of the Compensation Committee. Our Board of Directors has affirmatively determined that each member of the Compensation Committee meets the definition of “independent director” for purposes of the NYSE rules and the definition of “non-employee director” for purposes of Section 16 of the Exchange Act. The Compensation Committee is generally charged with the oversight of our executive compensation and rewards programs and human capital management strategies and policies. Responsibilities of the Compensation Committee include the review and/or approval of the following items:

•	Executive compensation strategy and philosophy;
•	Evaluation process and compensation arrangements for executive management, including the CEO;
•	Design and administration of the annual Executive Officer Performance Excellence Program;
•	Design and administration of our equity incentive plans;
•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan);
•	Management succession planning;
•	Any other executive compensation or benefits related items deemed appropriate by the Compensation Committee;
•	Director compensation arrangements; and
•	Human capital management strategies and policies with respect to attracting, developing, retaining and motivating leadership and colleagues, workplace culture, employee relations and workplace safety.

In addition, the Compensation Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing employee compensation policies, corporate performance measurement and assessment, and the CEO performance assessment.

The Compensation Committee may retain the services of independent outside consultants, as it deems appropriate in its sole discretion, to assist in the strategic review of programs and arrangements relating to executive compensation and performance. In 2024, the Compensation Committee retained Semler Brossy to assist in conducting an assessment of competitive executive and director compensation. Semler Brossy is retained by, and reports directly to, the Compensation Committee. As required under the NYSE listing rules, the Compensation Committee has considered and assessed all factors relevant to Semler Brossy’s independence from management, including but not limited to those set forth in Section 303A.05(c)(iv) of the NYSE Listed Company Manual, as applicable. Based on this review, the Compensation Committee is not aware of any conflict of interest that has been raised by work performed by Semler Brossy. A consultant from Semler Brossy attends most of the

Compensation Committee meetings and supports the Compensation Committee’s role by providing independent expertise and advice. Semler Brossy’s main responsibilities are to:

•	Review and advise on the Company’s executive compensation programs, including base salaries, short-term and long-term incentives, and other benefits, if any;
•	Review and analyze executive officer compensation data, compensation survey data, and other publicly available data;
•	Identify comparable companies (our peer group) for assessing pay practices among other large health care companies;
•	Review and analyze management prepared market pricing analysis (i.e., review compensation surveys used, job matches, survey weightings, and year-over-year change in analysis results);
•	Prepare director pay assessment; and
•	Advise on current trends in compensation, including design and pay levels.

The Compensation Committee may consider recommendations from our Chief Executive Officer and compensation consultants, among other factors, in making its compensation determinations. The Compensation Committee has the authority to delegate any of its responsibilities to one or more subcommittees as the committee may deem appropriate. For a discussion of the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Directors — Director Compensation” and “Executive Compensation — Compensation Discussion and Analysis.” The Compensation Committee has adopted a charter which can be obtained on the Governance Documents page of our website at www.hcahealthcare.com. In 2024, the Compensation Committee met seven times.

Finance and Investments Committee. Our Finance and Investments Committee is composed of Robert J. Dennis, Hugh F. Johnston and Michael W. Michelson (Chair). This committee is responsible for reviewing and considering matters relating to the Company’s financial and investment structure, strategies and policies. The Finance and Investments Committee has adopted a charter which can be obtained on the Governance Documents page of our website at www.hcahealthcare.com. In 2024, the Finance and Investments Committee met four times.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is composed of Robert J. Dennis, Nancy-Ann DeParle (Chair) and Wayne J. Riley, M.D. Our Board of Directors has affirmatively determined that each member of the Nominating and Corporate Governance Committee meets the definition of “independent director” for purposes of the NYSE rules. The Nominating and Corporate Governance Committee is responsible, subject to the requirements of the Stockholders’ Agreement, as applicable, for, among other things: (1) identifying, recruiting and recommending to the Board of Directors individuals qualified to become members of our Board of Directors; (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection; (3) reviewing and recommending corporate governance policies, principles and procedures applicable to the Company; (4) overseeing the Company’s policies and practices regarding corporate governance, corporate responsibility and community interests; (5) reviewing and considering the Company’s policies and practices regarding political activities, including political contributions and lobbying and (6) handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by the Board of Directors from time to time. The Nominating and Corporate Governance Committee has adopted a charter which can be obtained on the Governance Documents page of our website at www.hcahealthcare.com. In 2024, the Nominating and Corporate Governance Committee met five times.

Patient Safety and Quality of Care Committee. Our Patient Safety and Quality of Care Committee is composed of Meg G. Crofton, Nancy-Ann DeParle, William R. Frist, Wayne J. Riley, M.D. (Chair) and Andrea B. Smith. Effective at the annual meeting, Ms. Crofton will be retiring from the

Board of Directors and the Patient Safety and Quality of Care Committee. This committee reviews our policies and procedures relating to the delivery of quality medical care to patients as well as matters concerning or relating to the efforts to advance the quality of health care provided and patient safety. This committee also reviews, as appropriate, information related to the Company’s quality, clinical risk, patient safety and performance improvement. The Patient Safety and Quality of Care Committee has adopted a charter which can be obtained on the Governance Documents page of our website at www.hcahealthcare.com. In 2024, the Patient Safety and Quality of Care Committee met four times.

Stockholder Engagement. The Company engages with stockholders throughout the year primarily through regular investor relations meetings and stockholder outreach sessions. The Company views its interactions with stockholders as a two-way dialogue and seeks to provide information and perspective concerning various subjects, such as the Company’s performance, strategy, corporate responsibility, corporate governance, human capital matters, quality of care and executive compensation-related matters. The Company also solicits and receives feedback with respect to a broad range of topics of interest to our stockholders.

Additional stockholder and investor outreach typically includes investor road shows, analyst meetings and investor conferences. We also hold conference calls for our quarterly earnings releases which are available in real time and as archived webcasts on our website.

Policy Regarding Communications with the Board of Directors. Stockholders and other interested parties may contact the Board of Directors, a particular director, or the non-management directors or independent directors as a group by sending a letter (signed or anonymous) to: c/o Board of Directors, HCA Healthcare, Inc., One Park Plaza, Nashville, TN 37203, Attention: Corporate Secretary.

We will forward all such communications to the applicable Board member(s) at least quarterly, except for advertisements or solicitations which will be discarded. Our legal department will review the communications received. Concerns will be addressed through our regular procedures for addressing such matters. Depending on the nature of the concern, management also may refer it to our internal audit, legal, finance, financial reporting or other appropriate department. If the volume of communication becomes such that the Board adopts a process for determining which communications will be relayed to Board members, that process will appear on the Governance Documents page of our website at www.hcahealthcare.com.

Complaints or concerns about our accounting, internal accounting controls, auditing or other matters may be reported anonymously or otherwise to our legal department or to the Audit and Compliance Committee in any of the following ways:

•	Call the HCA Ethics Line at 1-800-455-1996
•	Write to the Audit and Compliance Committee at: Audit and Compliance Committee Chair, HCA Healthcare, Inc., c/o General Counsel, One Park Plaza, Nashville, TN 37203

All accounting, internal accounting controls, or auditing matters will be reported to the Audit and Compliance Committee on at least a quarterly basis. Depending on the nature of the concern, it also may be referred to our internal audit, legal, finance, financial reporting or other appropriate department. We will treat a complaint or concern about questionable accounting or auditing matters confidentially if requested, except to the extent necessary to protect the Company’s interests or to comply with an applicable law, rule or regulation or order of a judicial or governmental authority.

Our policy prohibits any employee from retaliating or taking any adverse action against anyone who, in good faith, reports or helps to resolve an ethical or legal concern.

Corporate Governance Guidelines. The Company has adopted Corporate Governance Guidelines that we believe reflect the Board’s commitment to a system of governance that enhances corporate responsibility and accountability. The Corporate Governance Guidelines contain provisions addressing the following matters, among others:

•	Size and composition of the Board;
•	Director qualifications and independence;
•	Executive sessions;
•	Director responsibilities, including succession planning;
•	Director orientation and continuing education;
•	Board and committee meetings;
•	Board committees;
•	CEO evaluation;
•	Performance evaluation of the Board and its committees;
•	Director access to officers and employees; and
•	Stockholder communications with the Board.

The Corporate Governance Guidelines are available on the Governance Documents page of our website at www.hcahealthcare.com. We intend to disclose any future amendments to the Corporate Governance Guidelines on our website.

Code of Ethics. We have a Code of Conduct, which is applicable to all our directors, officers and employees (the “Code of Conduct”). The Code of Conduct is available on the Ethics and Compliance and Governance Documents pages of our website at www.hcahealthcare.com. To the extent required pursuant to applicable SEC regulations, we intend to post amendments to, or waivers of, our Code of Conduct (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) at these locations on our website or report the same on a Current Report on Form 8-K. Our Code of Conduct is also available free of charge upon request to our Investor Relations Department, HCA Healthcare, Inc., One Park Plaza, Nashville, TN 37203.

Compensation Committee Interlocks and Insider Participation. During 2024, the Compensation Committee of the Board of Directors was composed of Meg G. Crofton, Robert J. Dennis, Michael W. Michelson and Andrea B. Smith. None of the aforementioned members of the Compensation Committee have at any time been an officer or employee of HCA or any of its subsidiaries. In addition, none of our executive officers serves as a member of the compensation committee of any entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Delinquent Section 16(a) Reports. Section 16(a) of the Exchange Act requires our directors, executive officers and greater than ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC and us. We believe that during the 2024 fiscal year, all of our directors, executive officers and greater than ten-percent stockholders complied with the requirements of Section 16(a), except that we have been informed that, due to administrative error, one Form 4 was filed for Jon M. Foster on November 18, 2024 with respect to a gift transaction on May 15, 2024. This belief is based on our review of forms filed and written notice that no other reports were required.

CORPORATE RESPONSIBILITY AND SUSTAINABILITY

The Company’s mission statement — “Above all else, we are committed to the care and improvement of human life.” — guides everything we do, including our dedication to being a responsible citizen in our communities.

Board Oversight.

       Our Board of Directors and its committees oversee our corporate responsibility and sustainability activities. HCA Healthcare has formalized the committees’ oversight responsibilities for these matters by documenting the committees’ roles in their respective charters. In particular, our Nominating and Corporate Governance Committee is responsible for overseeing HCA Healthcare’s policies and practices regarding corporate governance, corporate responsibility and community interests, including political activities. Our Audit and Compliance Committee is responsible for overseeing HCA Healthcare’s policies and practices regarding environmental and sustainability issues. Our Compensation Committee is responsible for overseeing HCA Healthcare’s human capital management strategies and policies, including with respect to workplace culture and values, employee relations and workplace safety. Finally, our Patient Safety and Quality of Care Committee is responsible for overseeing HCA Healthcare’s policies and practices for promoting its commitment to patient safety and the delivery of quality patient care.

Patient-Centered Care.

      HCA Healthcare strives to provide high-quality care to our patients during every interaction. In 2024, we had approximately 44 million patient encounters, over nine million emergency room visits and over 200,000 babies delivered. From our patient encounters, we develop and share best practices across our enterprise to help improve patient care, using evidence-based guidance and tools, measurement, advanced analytics and data science to support safe, effective, efficient and compassionate care.

HCA Healthcare introduced our enterprise-wide Crush the Crisis prescription drug take back day in 2019 to raise awareness of the dangers of prescription drug misuse and the importance of safe and proper disposal of unused or expired medications. Crush the Crisis events align with the Drug Enforcement Administration’s National Prescription Drug Take Back Day and provide a convenient opportunity for the community to safely dispose of medications. HCA Healthcare hosted its sixth annual Crush the Crisis event in October 2024, collecting 21,137 pounds of unused and expired medications. In partnership with local law enforcement agencies, all 15 of our U.S. divisions hosted events, collecting an estimated 14.5 million doses at 125 collection sites. HCA Healthcare has now collected over 88,600 pounds of medication since 2019.

HCA Healthcare’s Patient Safety Organization works to improve patient safety and the quality of health care delivery by partnering with clinicians and facility leaders from our patient safety, quality and service line teams. Together, they develop systems and refine processes with the goal of improving the safety of patient care while fostering a culture of safety. In addition, HCA Healthcare’s required Code of Conduct training provides colleagues with guidance each year on appropriate ethical and legal standards. Our Ethics and Compliance program also promotes reporting ethics or compliance concerns through several mechanisms including our Ethics Line, which is available 24/7 for colleagues to ask questions and report concerns without fear of retaliation.

Promoting Access to Health Care Education.

      Across the HCA Healthcare enterprise, we are committed to promoting access to health care education by strengthening our relationships with educational institutions, health care professionals and community organizations.

In 2024, we announced $1.95 million in partnerships with certain higher learning educational institutions within our footprint to provide opportunities for future health care leaders to learn and serve in their communities. These included a $500,000 gift to Nova Southeastern University through HCA Healthcare’s East Florida Division and a $600,000 gift to Meharry Medical College through our TriStar Health system.

Through our affiliation with Galen College of Nursing, we have opened 17 nursing school locations since 2020, raising the total number of campuses in our communities to 22. In 2024, Galen College of Nursing launched a Doctor of Nursing Practice program to help prepare graduates for leadership and practice in health care and academic settings.

HCA Healthcare’s Graduate Medical Education (“GME”) is designed to educate and train the next generation of physicians to positively impact communities, attract clinical talent to care facilities and improve the quality of care provided. In our GME program, residents and fellows gain hands-on clinical experience, and our network of hospitals and facilities give them access to resources and support services. For the 2024-2025 academic year, we welcomed 1,846 new residents and fellows to our GME programs across the nation.

HCA Healthcare is also committed to helping educate the patient population in the communities we serve. In 2024, we partnered with the March of Dimes’ “It Starts with Mom” education and engagement platform to provide families with information and resources during their pregnancy journey. Since 2023, we have worked with the Girl Scouts of the USA (“GSUSA”) to increase awareness and education about the importance of mental health in our communities through the GSUSA Mental Wellness Patch Program. Since 2022, HCA Healthcare and the HCA Healthcare Foundation have partnered with the American Heart Association to develop and support the Getting to the Heart of Stroke™ initiative aimed at preventing, treating and beating stroke by offering nationwide education on stroke risk and empowering communities to improve health outcomes.

Clinical Research and Innovation.

       HCA Healthcare’s department of Digital Transformation and Innovation (“DT&I”), an evolution of the Care Transformation and Innovation team, was created in 2024 to further expand HCA Healthcare’s digital and AI strategy. Through DT&I, we continued our efforts to build on our technology platform investments to help drive quality, performance and growth while seeking to bring about positive change to improve patient and care team member experience. DT&I works directly with clinicians to identify opportunities and innovative ideas while testing, measuring and sharing solutions across the enterprise.

After speaking with HCA Healthcare nurses, DT&I recognized the need for an automated scheduling and staffing solution that better supports our nursing teams and helps us schedule the right people in the right place at the right time. With the clinician’s voice as its guide, DT&I led the development of Timpani®, HCA Healthcare’s scheduling and staffing solution.

In 2023, HCA Healthcare and Google Cloud announced a collaboration to use generative AI technology to assist care teams with time-consuming tasks like documentation. This work is part of a strategic partnership announced in 2021 that includes safeguards designed to protect patient privacy and the security of data.

HCA Healthcare established a Responsible AI program to provide guidance, standards and governance regarding the appropriate use of AI throughout our organization. Our Responsible AI principles include respecting individuals’ privacy, promoting transparency, fairness, bias minimization, accountability, and operation in a safe and secure manner. The Company also established a Responsible AI Governance Council comprised of cross-functional leaders throughout the enterprise. The Council helps oversee the Responsible AI program and addresses areas of stakeholder engagement, ethical and safety considerations, policy and regulatory developments, risk management and compliance aspects of the Responsible AI program.

At HCA Healthcare, we have the opportunity to inform the future of health care through clinical research as we seek to advance patient care across our network and industry-wide. The HCA Healthcare Research Institute is the multispecialty clinical research arm of our organization focused on advancing therapies for patients through our affiliated network of providers and care sites. In 2024, the Research Institute grew to 43 sites throughout our network and enrolled 3,000 patients in more than 400 active trials. Our organization also strives to advance medical knowledge and foster innovation through collaboration with top academic institutions and government health agencies. These collaborations have led to large-scale studies in routine patient care settings, employing practice-based research, to help improve standards of care.

Our Colleagues.

      At HCA Healthcare, we believe excellent people make excellence happen. That’s why we provide our approximately 316,000 colleagues with programs, benefits and resources that are designed to support their overall well-being and we strive to foster a culture that allows colleagues to thrive.

In 2024, more than 88,000 colleagues were hired into HCA Healthcare, including 28,160 registered nurses in direct care. We continued to make progress with employee retention and development through training opportunities and targeted investments intended to help colleagues do their best work. In addition, we made notable improvements in employee engagement, as reflected in our biannual pulse surveys, which collect valuable feedback from colleagues about their experiences.

We are highly committed to cultivating leaders who help support our culture, grow our business and lead the industry. The HCA Healthcare Leadership Institute provides programs for leaders at all levels from supervisory to executive to help develop the capabilities of our current and future leaders. The Leadership Institute has graduated more than 27,000 colleagues since its inception in 2014.

Recognizing the importance of continuing education to nursing practice, we offer our nurses access to a Continuing Education Unlimited library which contains more than 1,800 courses to help them stay abreast of relevant topics and developments in practice. HCA Healthcare also supports the clinical education and training of nurses through its Centers for Clinical Advancement, which are designed to help nurses advance their skills and careers. New nursing graduates use the centers to complete their nurse residency program, while veteran nurses can earn advanced certifications.

HCA Healthcare also offers a student loan assistance program and a tuition assistance program for eligible colleagues, and eligible dependents of HCA Healthcare colleagues can receive merit-based higher education scholarships of up to $6,000 a year through the Patricia Frist Memorial Scholarship.

We also focus on supporting colleagues in ways that we believe have a positive impact on their physical, mental and financial health so they can take care of themselves, their families, their patients and each other. These resources and programs include counseling, fertility and menopause care, financial and retirement planning, consumer discounts and insurance, and family benefits. Our colleague mental wellness programs include Nurse Care, a free and confidential support program and counseling service for hospital-based nurses, and Optum, a partnership that offers colleagues and members of their immediate household free counseling sessions. We also have a colleague recognition program which allows colleagues to recognize each other for exceptional contributions and demonstrations of compassion and respect. Our colleagues care for each other through the HCA Healthcare Hope Fund, a colleague-run, colleague-supported 501(c)(3) charity that helps colleagues and their immediate families when faced with financial hardship due to natural disaster, illness/injury, domestic violence, death of a loved one or other difficult situations. In 2024, the Hope Fund distributed over $14.1 million in assistance to help nearly 7,600 HCA Healthcare colleagues and families. Since its inception in 2005, The Hope Fund has provided over $115 million in grants, helping more than 56,000 families.

Community Investment.

      Our operations make us a major contributor to local economies and help us create healthier tomorrows for those who live in the communities we serve. HCA Healthcare employs approximately 316,000 colleagues and paid combined payroll and benefits of more than $31 billion in 2024. In 2024, HCA Healthcare provided uncompensated care at an estimated cost of approximately $4.4 billion, and we spent $4.9 billion in capital investment. In 2024, we provided more than $48.5 million in enterprise giving to community organizations and $18 million in colleague giving with HCA Healthcare matching contributions. Our colleagues volunteered 240,000 hours, and 8,500 charitable organizations were supported through donations and volunteering.

Since its inception in 1998, the HCA Healthcare Foundation has contributed over $300 million in grants and matching gifts to more than 14,000 agencies and organizations. In 2024, the HCA Healthcare Foundation invested over $13 million through grants to 247 agencies and nonprofit organizations through its Middle Tennessee and Healthier Tomorrow Funds.

The Healthier Tomorrow Fund, established in 2021 to expand the Foundation’s reach to more communities, has invested more than $17 million in 17 states where HCA Healthcare has a presence and granted awards to 112 nonprofit partners. In 2024, the Healthier Tomorrow Fund gave $6.4 million in grants across 15 divisions to nonprofits with a defined focus on heart health, mental wellness, healthy starts for young families, access to health care careers, and fighting food insecurity. HCA Healthcare collaborates with trusted national organizations like the American Red Cross, March of Dimes, the American Heart Association, GSUSA and the United Way to expand our reach and support the needs of our communities.

HCA Healthcare also supports the communities we serve in times of crisis. In 2024, the Company contributed $1.5 million through community organizations to aid in Hurricanes Helene and Milton relief efforts in North Carolina and Florida, including $250,000 to the United Way of Asheville and Buncombe County, $250,000 to the American Red Cross of North Carolina, $250,000 to the United Way of Florida, and $250,000 to Volunteer Florida Disaster Fund.

Environmental Responsibility.

     Our environmental strategy is designed to complement our mission of the care and improvement of human life, which extends to the environment. This strategy is centered on incorporating the following four pillars into our operations:

•	Managing energy and water responsibly;

•	Preparing for weather impacts;

•	Sourcing and consuming efficiently; and

•	Managing the environmental impact of our capital programs.

Our initiatives contemplate operational changes intended to reduce energy consumption, including by accelerating related capital investments, new technology pilots, renewable energy contracting and investments, and medical gas initiatives. We have also integrated climate-related risk assessment into our established enterprise risk management function.

DIRECTORS

The Board of Directors seeks to ensure the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In identifying candidates for membership on the Board, the Board takes into account (1) individual qualifications, such as high ethical standards, integrity, mature and careful judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board and (2) all other factors it considers appropriate, including alignment with our stockholders, independence and considerations relating to Board of Directors composition. We endeavor to have a Board representing diverse experience at policy-making levels in business, education or areas that are relevant to the Company’s business.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ biographical information set forth below.

Each of the Company’s directors possesses high ethical standards, acts with integrity, and exercises careful, mature judgment. Each is committed to employing his or her skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental or civic endeavors, which further qualifies them for service as members of the Board. Alignment with our stockholders is important in building value at the Company over time.

In 2024, Mr. Frist III, Mr. Hazen, Ms. Crofton, Mr. Dennis, Ms. DeParle, Mr. Frist, Mr. Johnston, Mr. Michelson, Dr. Riley and Ms. Smith were elected to the Company’s Board at the Company’s 2024 annual meeting of stockholders.

Ms. Crofton is retiring from the Board of Directors at the annual meeting and will not be seeking reelection.

Messrs. Frist III and Frist were nominated for election to the Board as a result of their relationship with investment funds affiliated with the Frist Entities and are collectively referred to as the “Investor Directors.” Each of the Investor Directors was nominated for election to the Board pursuant to the Stockholders’ Agreement. Under the Stockholders’ Agreement, the Frist Entities have the right to nominate two directors to our Board of Directors; however, the Frist Entities will lose their right to nominate any directors to our Board of Directors at such time as the Frist Entities own less than 3% of our outstanding shares of common stock. Pursuant to such agreement, Messrs. Frist III and Frist were nominated and elected to the Board as a result of their relationship with the Frist Entities. As of February 24, 2025, the Frist Entities owned approximately 28% of our common stock.

Nominees for Election. The following is a brief description of the background, business experience and qualifications of each of the nominee directors to be elected to serve on our Board of Directors, each of whom is currently a member of our Board of Directors.

Thomas F. Frist III
Director since 2006 Age 57 Chairman

Thomas F. Frist III is the founder and managing principal of Frist Capital, LLC, a Nashville-based investment firm, and has held such position since 1998. Mr. Frist currently serves as a director of Verisign, Inc. and previously served as a director of Science Applications International Corporation from 2013 until 2017. Mr. Frist is the brother of William R. Frist, who also serves as a director of the Company.

Among other qualifications, Mr. Frist brings to the Board extensive business and investor experience, as well as knowledge of our Company and the health care industry. Further, as an Investor Director and a significant, long-term holder of the Company’s stock, he is experienced with issues involving stakeholders and corporate governance. He also knows and supports the Company’s patient-focused culture. In addition, Mr. Frist possesses in-depth knowledge of corporate finance and strategic business planning activities. As Chairman, Mr. Frist’s leadership abilities will continue to provide our Board with ethical and effective guidance.

Samuel N. Hazen
Director since 2018 Age 64

Samuel N. Hazen has served as Chief Executive Officer since January 2019. From November 2016 through December 2018, Mr. Hazen served as the Company’s President and Chief Operating Officer. Prior to that, he served as Chief Operating Officer of the Company from January 2015 to November 2016 and as President — Operations of the Company from 2011 to 2015. He also served as President — Western Group from 2001 to 2011 and as Chief Financial Officer — Western Group of the Company from 1995 to 2001. Prior to that time, Mr. Hazen served in various hospital, regional and division Chief Financial Officer positions with the Company, Humana Inc. and Galen Health Care, Inc.

Among other qualifications, Mr. Hazen brings to the Board strong leadership and operating experience. He has been with the Company for over 40 years and has extensive knowledge of the health care industry. With Mr. Hazen’s commitment to the Company’s patient-centered mission and ethical values and his proven ability to oversee a complex organization, he will continue to be a valuable resource for the Board. In addition, Mr. Hazen’s service as Chief Executive Officer of the Company creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspective on the Company’s business and strategic vision.

Robert J. Dennis
Director since 2014 Age 71 Committees: • Compensation (Chair) • Finance & Investments • Nominating & Corporate Governance

Robert J. Dennis served as Executive Chairman of Genesco Inc., a specialty retailer, from February 2020 until June 2020. Previously, he served as Genesco’s President and Chief Executive Officer from 2008 to February 2020 and as Chairman from April 2010 to February 2020. Mr. Dennis served as Genesco’s President and Chief Operating Officer from 2006 until 2008, Executive Vice President and Chief Operating Officer from 2005 until 2006 and Senior Vice President from 2004 until 2005. He previously served as Chief Executive Officer of Hat World Corporation from 2001 to 2004. Mr. Dennis has also served as a director of CoreCivic, Inc. since February 2013 and as a director of Teavana Holdings, Inc. from 2011 to 2012.

Among other qualifications, Mr. Dennis was selected as a director in light of his experience as a chief executive officer of a consumer-oriented public company, as well as his experience serving as a director of several firms, including public companies. This experience will continue to be beneficial in providing the Board of Directors with a patient-experience focus and business management expertise.

Nancy-Ann DeParle
Director since 2014 Age 68 Committees: • Nominating & Corporate Governance (Chair) • Patient Safety & Quality of Care

Nancy-Ann DeParle is a co-founder of Consonance Capital Partners, a private equity firm, and has also served as a managing partner of the firm since January 2020. She previously served as a partner of the firm from 2013 to 2019. From March 2009 to January 2013, Ms. DeParle served in the White House, first as Counselor to the President and Director of the White House Office of Health Reform, and later as Assistant to the President and Deputy Chief of Staff for Policy. From 2001 to 2009, Ms. DeParle was a senior advisor and managing director of JPMorgan Partners and its successor, CCMP Capital. From 1993 to 2000, Ms. DeParle served as the Associate Director for Health and Personnel for the White House Office of Management and Budget, and later as the Administrator of the Centers for Medicare and Medicaid Services (then known as the Health Care Financing Administration). Ms. DeParle has also served as a director of CVS Health Corporation since September 2013.

Among other qualifications, Ms. DeParle was selected as a director in light of her service in high-level positions in the federal government, as well as her experience serving as a director of other firms, including public companies. This experience will continue to be beneficial in providing health care policy, government relations, investing and general business expertise to the Board of Directors.

William R. Frist
Director since 2009 Age 55 Committees: • Patient Safety & Quality of Care

William R. Frist is a principal of Champion & Co. Inc., a Nashville-based investment firm, and has held this position since 2023. From 2003 to 2023, Mr. Frist was a principal in Frist Capital, LLC, a Nashville-based investment firm. Mr. Frist currently serves on the Board of Directors of The Frist Foundation and as Chair and President of the Board of Trustees of the Frist Art Museum. Mr. Frist is the brother of Thomas F. Frist III, who also serves as a director of the Company.

Among other qualifications, Mr. Frist brings to the Board extensive business and investor experience, as well as knowledge of our Company and the health care industry. Further, as an Investor Director and a significant, long-term holder of the Company’s stock, he is experienced with issues involving stakeholders and corporate governance. He also knows and supports the Company’s patient-focused culture.

Hugh F. Johnston
Director since 2021 Age 63 Committees: • Audit & Compliance (Chair) • Finance & Investments

Hugh F. Johnston has served as Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company since December 2023. Prior to that time, he served as Vice Chairman of PepsiCo, Inc. from 2015 and Executive Vice President and Chief Financial Officer from 2010. Mr. Johnston also currently serves as a member of the board and chair of the audit committee of Microsoft Corporation. Mr. Johnston is active with several corporate, NGO and academic organizations, including the University of Chicago’s Booth School CFO Forum Advisory Board, Syracuse University’s Whitman School of Management Advisory Council, and the Peterson Institute for International Economics. In addition, he is a member of the Federal Reserve Bank of New York Advisory Council.

Among other qualifications, Mr. Johnston was selected a director in light of his extensive experience as an executive officer of a large public company and service as a director of other firms, including public companies. This experience will continue to be beneficial in providing financial and general business expertise to the Board of Directors.

Michael W. Michelson
Director since 2018 Age 73 Independent Presiding Director Committees: • Audit & Compliance • Compensation • Finance & Investments (Chair)

Michael W. Michelson was a Senior Advisory Partner of KKR & Co. L.P. from January 2018 to the end of 2019. From 2009 to 2018, he was a member of KKR Management LLC, a private equity investment manager and the general partner of KKR & Co. L.P. Before that, Mr. Michelson was a member of the limited liability company which served as the general partner of KKR & Co. L.P. from 1996 to 2009. Prior to that, he was a general partner of KKR & Co. L.P. Mr. Michelson previously served as a director of the Company from 2006 to 2016. He served as a director of Zimmer Biomet Holdings, Inc., a medical device company, from 2015 to 2024 and was previously a director of Biomet, Inc. from 2007 to 2015.

Among other qualifications, Mr. Michelson was selected a director and the independent presiding director of the Company in light of his extensive experience in the oversight of companies with complex operations and capital structures, his focus on health care companies and his proven leadership abilities. This experience will continue to be beneficial in providing financial, investment and health care expertise to the Board.

Wayne J. Riley, M.D.
Director since 2012 Age 65 Committees: • Audit & Compliance • Nominating & Corporate Governance • Patient Safety & Quality of Care (Chair)

Wayne J. Riley, M.D. M.B.A. has served as president of SUNY Downstate Health Sciences University since April 2017, where he is also a tenured professor of internal medicine and health policy and management. From 2013 to 2017, he was Adjunct Professor of Healthcare Management, Owen Graduate School of Management, Vanderbilt University and Clinical Professor of Medicine, Vanderbilt University School of Medicine. From 2007 to 2013, he served as President and CEO of Meharry Medical College. From 2003 through 2006, Dr. Riley served as Vice-President and Vice Dean for Health Affairs and Governmental Relations, Baylor College of Medicine. Dr. Riley has also served as a director of Compass Pathways, plc since 2021 and HeartFlow, Inc. since 2021. Dr. Riley served as a director of Vertex Pharmaceuticals Incorporated from 2010 to 2015, Pinnacle Financial Partners, Inc. from 2007 to 2013 and the Federal Reserve Board of Atlanta, Nashville Branch from January 2013 to June 2013. He is President Emeritus of the American College of Physicians and an elected member of the National Academy of Medicine. Dr. Riley is also a Commissioner of the Medicare Payment Advisory Commission (MedPAC) and Chair of the Board of Trustees of The New York Academy of Medicine.

Among other qualifications, Dr. Riley was selected as a director in light of the leadership, management and patient care skills he acquired through his experience as a practicing physician, president of SUNY Downstate Health Sciences University, and executive positions at Meharry Medical College and Baylor College of Medicine, as well as his prior public company board experience.

Andrea B. Smith
Director since 2022 Age 58 Committees: • Audit & Compliance • Compensation • Patient Safety & Quality of Care

Andrea B. Smith retired from Bank of America in December 2021 after nearly 34 years with the company. Most recently, she served as chief administrative officer from August 2015 through December 2021. Previously, she led Global Human Resources from January 2010 to August 2015. She has served as interim President and Chief Executive officer of the Charlotte Regional Business Alliance since May 2024. She is also chair of the Bank of America Alumni Network and serves on the boards of several nonprofit organizations, including Every Mother Counts and the Charlotte Sports Foundation.

Among other qualifications, Ms. Smith was selected as a director in light of her extensive experience as an executive officer of a large public company and her financial, operational and human capital management experience and expertise. This experience will continue to be beneficial in providing financial, management and general business expertise to the Board.

Director Compensation. The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to compensation paid to directors for Board, committee and committee chair services. Under the Compensation Committee’s charter, the Compensation Committee is authorized to engage consultants or advisors in connection with its review and analysis of director compensation. Directors who also serve as employees of the Company do not receive payment for services as directors.

In making director compensation recommendations, the Compensation Committee takes various factors into consideration, including, but not limited to, the responsibilities of directors generally and the forms of compensation paid to directors by comparable companies. In 2024, the Compensation Committee retained Semler Brossy to assist in conducting an assessment of competitive executive and director compensation. The Board reviews the recommendations of the Compensation Committee and determines the form and amount of director compensation.

The following text and table discuss the compensation of persons who served as a member of the Board during all or part of 2024, other than Mr. Hazen whose compensation is discussed under “Executive Compensation” below. Mr. Hazen was not separately compensated for Board service during 2024. We have omitted from this table the columns pertaining to non-equity incentive plan compensation, option awards, nonqualified deferred compensation and all other compensation because they are inapplicable.

Cash Compensation. Pursuant to the Company’s Board of Directors Compensation program, each non-management director receives quarterly payment of the following cash compensation, as applicable (prorated for partial years):

•	$110,000 annual retainer for service as a Board member;

•	$15,000 annual retainer for service as a member of the Audit and Compliance Committee;

•

$10,000 annual retainer for service as a member on each of the Compensation Committee, Finance and Investments Committee, Nominating and Corporate Governance Committee or Patient Safety and Quality of Care Committee;

•	$30,000 annual retainer for service as Chair of the Audit and Compliance Committee;

•

$25,000 annual retainer for service as Chair of each of the Compensation Committee, Finance and Investments Committee, Nominating and Corporate Governance Committee or Patient Safety and Quality of Care Committee;

•	$100,000 annual retainer for service as the Chairman of the Board; and

•	$40,000 annual retainer for service as the independent presiding director.

Directors may elect to receive their annual retainer for service as a Board member or for service as Chairman of the Board or independent presiding director in cash or in the form of restricted share unit awards.

Equity Compensation. In addition to the director compensation described above, each non-management director receives an annual board equity award with a value of $190,000, awarded upon joining the Board of Directors (prorated for months of service) and at each annual meeting of the stockholders thereafter. These equity grants consist of restricted share units ultimately payable in shares of our common stock and vest as to 100% of the award on the sooner of the date of the Company’s next annual stockholders’ meeting or the first anniversary of the grant date, subject to the director’s continued service on our Board of Directors. The restricted share units will also immediately vest upon the occurrence of a Change in Control (as defined in the applicable grant agreement). The directors may elect to defer receipt of shares under the restricted share units granted as part of the annual board equity award and any restricted share units received in lieu of cash retainers until the date they cease to be members of the Board of Directors.

Reimbursements. All of our directors are reimbursed for reasonable expenses incurred in connection with their service.

Share Ownership. Each non-management director is expected to directly or indirectly acquire a number of shares of our common stock with a value of five times the value of the annual cash retainer for a director’s service on the Board of Directors within five years from the date on which they are elected to the Board of Directors. As of December 31, 2024, all of our directors with more than five years of service met these share ownership guidelines.

Fiscal 2024 Director Compensation

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total

Meg G. Crofton	$130,000	$189,966	$319,966
Robert J. Dennis	$154,931	$189,966	$344,897
Nancy-Ann DeParle	$145,000	$189,966	$334,966
Thomas F. Frist III	$209,897	$189,966	$399,863
William R. Frist	$119,931	$189,966	$309,897
Hugh F. Johnston	$150,000	$189,966	$339,966
Michael W. Michelson	$199,793	$189,966	$389,759
Wayne J. Riley, M.D.	$160,000	$189,966	$349,966
Andrea B. Smith	$141,813	$189,966	$331,779

(1)	This column reflects fees earned or paid in cash. Directors may elect to receive their annual retainer for service as a Board member or for service as Chairman of the Board or independent presiding director in cash or in the form of restricted share unit awards. During 2024, each of Messrs. Dennis, Frist III, Frist and Michelson elected to receive 353 restricted share units in lieu of cash for their Board annual retainer. In addition, Mr. Frist III elected to receive 321 restricted share units in lieu of cash for his Chairman of the Board annual retainer, and Mr. Michelson elected to receive 128 restricted share units in lieu of cash for his independent presiding director annual retainer. In each case, the value of the restricted share units in lieu of cash retainers awarded to Messrs. Dennis, Frist III, Frist and Michelson related to the service period of April 25, 2024 through April 24, 2025, and the entire cash value of such awards is included in “Fees Earned or Paid in Cash” although a portion of the retainers pertained to anticipated service in 2025. The number of restricted share units delivered in lieu of cash is based on the amount of the annual retainer earned divided by the closing market price of the Company’s common stock on the date of grant.

(2)

This column reflects the grant date fair value of restricted share unit awards granted to directors calculated in accordance with applicable financial accounting standards. The fair value of restricted share unit awards is computed by multiplying the total number of shares subject to the award by the closing market price of the Company’s common stock on the date of grant. Grants of restricted share units were made to Ms. Crofton, Mr. Dennis, Ms. DeParle, Mr. Frist III, Mr. Frist, Mr. Johnston, Mr. Michelson, Dr. Riley and Ms. Smith on April 29, 2024.

As of December 31, 2024, (i) each of Ms. Crofton, Ms. DeParle, Mr. Johnston, Dr. Riley and Ms. Smith held 610 unvested restricted share units; (ii) each of Messrs. Dennis and Frist held 963 unvested restricted share units; (iii) Mr. Frist III held 1,284 unvested restricted share units; (iv) Mr. Michelson held 1,091 unvested restricted share units; (v) Ms. Crofton held 5,721 restricted share units with respect to which she has elected to defer receipt of her vested shares until the date she ceases to be a member of the Board of Directors; (vi) Mr. Dennis held 20,530 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors; (vii) Mr. Frist III held 12,213 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors; (viii) Mr. Frist held 10,886 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors; (ix) Mr. Johnston held 2,020 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors; (x) Mr. Michelson held 9,387 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors; (xi) Dr. Riley held 2,446 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors; and (xii) Ms. Smith held 1,742 restricted share units with respect to which she has elected to defer receipt of her vested shares until the date she ceases to be a member of the Board of Directors.

PROPOSAL 1 — ELECTION OF DIRECTORS

The current Board of Directors of HCA consists of ten directors. However, Ms. Crofton is retiring from the Board of Directors and will not be seeking reelection. Accordingly, the size of the Board of Directors will be reduced to nine directors effective at the annual meeting. Our Board of Directors recommends that the nominees listed below be elected as members of the Board of Directors at the annual meeting.

Each of the nominees, if elected, will serve a one-year term as a director until the annual meeting of stockholders in 2026 or until his or her respective successor is duly elected and qualified or until the earlier of his or her death, resignation or removal. If a nominee becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the Board of Directors, unless the Board of Directors chooses to reduce the number of directors serving on the Board. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

The following are the nominee directors to be elected to serve on our Board of Directors, each of whom is currently a member of our Board of Directors:

Name	Age(1)	Director Since	Position(s)

Thomas F. Frist III	57	2006	Chairman
Samuel N. Hazen	64	2018	Director and Chief Executive Officer
Robert J. Dennis	71	2014	Director
Nancy-Ann DeParle	68	2014	Director
William R. Frist	55	2009	Director
Hugh F. Johnston	63	2021	Director
Michael W. Michelson	73	2018	Director
Wayne J. Riley, M.D.	65	2012	Director
Andrea B. Smith	58	2022	Director

(1)	As of March 14, 2025.

The election of directors will be determined by a majority of the votes cast at the annual meeting. A majority of the votes cast means that the number of shares voted “for” a nominee exceeds the number of shares voted “against” such nominee. Abstentions and broker non-votes are not counted as votes cast with respect to a nominee and will have no effect on the outcome of the election of directors. For incumbent directors, if a nominee fails to receive “for” votes representing a majority of the votes cast, the director shall tender his or her resignation to the secretary of HCA for consideration by the Board of Directors, which resignation shall be contingent upon the acceptance thereof by the Board of Directors. The Nominating and Corporate Governance Committee would then be charged with making a recommendation to the Board of Directors for the action to be taken with respect to the resignation. The Board of Directors will act on the tendered resignation and publicly disclose its decision regarding the tendered resignation and the rationale behind its decision. If the Board determines not to accept the resignation of the incumbent director, the incumbent director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier death, resignation or removal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2024 are described below and under “Audit and Compliance Committee Report” located on page 132 of this proxy statement.

Audit Fees. The aggregate audit fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of the effectiveness of the Company’s internal control over financial reporting under the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings totaled $13.2 million for 2024 and $12.6 million for 2023.

Audit-Related Fees. The aggregate fees billed by Ernst & Young LLP for assurance and related services not described above under “Audit Fees” were $1.5 million for 2024 and $1.8 million for 2023. Audit-related services principally include audits of certain of our subsidiaries, benefit plans and computer processing controls and reviews of greenhouse gas emissions.

Tax Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning were $2.2 million for 2024 and $1.8 million for 2023.

All Other Fees. The aggregate fees billed by Ernst & Young LLP for services, other than those described above, were none for both 2024 and 2023.

The Board of Directors has adopted an Audit and Compliance Committee Charter which, among other things, requires the Audit and Compliance Committee to preapprove all audit and permitted nonaudit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the ability to delegate authority to a subcommittee for certain preapprovals.

All services performed for us by Ernst & Young LLP in 2024 were preapproved by the Audit and Compliance Committee. The Audit and Compliance Committee concluded that the provision of audit-related services and tax services by Ernst & Young LLP was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions.

Representatives of Ernst & Young LLP will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit and Compliance Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit and Compliance Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.

THE AUDIT AND COMPLIANCE COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2025.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. As described below in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee of the Board of Directors has structured our executive compensation program to achieve the following key objectives:

•	Reinforce the Company’s values and strategic initiatives;
•	Align the economic interests of our executives with those of our stockholders; and
•	Encourage attraction and long-term retention of the highest quality employees.

We urge stockholders to read the “Executive Compensation — Compensation Discussion and Analysis” section beginning on page 77 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the 2024 Summary Compensation Table and other related compensation tables and narrative, appearing on pages 101 through 127 which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our compensation objectives and contribute to the Company’s performance.

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the 2025 annual meeting of stockholders:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Company’s 2025 Proxy Statement on Schedule 14A.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company, the Board of Directors and the Compensation Committee. The say-on-pay proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies, practices and plans described in this proxy statement. Although non-binding, the Compensation Committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY “SAY-ON-PAY” RESOLUTION TO APPROVE OUR EXECUTIVE COMPENSATION.

PROPOSAL 4 — APPROVAL OF THE FIRST AMENDMENT TO THE 2020 STOCK INCENTIVE PLAN FOR KEY EMPLOYEES OF HCA HEALTHCARE, INC. AND ITS AFFILIATES

We are asking our stockholders to approve the First Amendment (the “First Amendment”) to the 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates (the “2020 Plan,” and as amended by the First Amendment, the “Amended 2020 Plan”) to increase the number of shares of our common stock (“Shares” or “Common Stock”) that may be issued under the 2020 Plan by 13,150,000 Shares and to extend the term of the Amended 2020 Plan to ten years following the Effective Date (as defined below). On February 28, 2025, our Board of Directors, on the recommendation of the Compensation Committee (the “Committee”) and subject to stockholder approval, unanimously approved and adopted the Amended 2020 Plan. If approved by stockholders at the 2025 Annual Meeting of Stockholders, the Amended 2020 Plan will be effective upon such approval (the “Effective Date”).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE FIRST AMENDMENT TO THE 2020 STOCK INCENTIVE PLAN FOR KEY EMPLOYEES OF HCA HEALTHCARE, INC. AND ITS AFFILIATES

Amended 2020 Plan Highlights

What we have:	What we don’t have:

  Equity is subject to double trigger acceleration upon a change in control.

  Ten-year maximum term on stock options and stock appreciation rights.

  Ceiling on value of annual equity grants to non-employee directors.

  In the event of a double trigger acceleration event after a change in control, the performance goals will be deemed achieved at “target” level achievement.

  Minimum vesting or service periods of at least one year, subject to an exception for up to 5% of the shares available.

  No liberal share recycling.

  No repricing of stock options or stock appreciation rights.

  No excise tax gross ups.

  No rollover of available shares under the Prior Plan.

  No cash buyout of stock options or stock appreciation rights.

Purpose of Proposed Share Reserve Increase

This proposed First Amendment would increase the number of Shares available for issuance pursuant to awards (such number from to time, the “Share Reserve”) by 13,150,000 Shares. Prior to giving effect to this First Amendment, 5,392,144 Shares were available for issuance as of February 24, 2025 (the “Lookback Date”) pursuant to awards under the 2020 Plan. Accordingly, if this proposal is approved by our stockholders, there would be 18,542,144 Shares available for issuance pursuant to awards under the Amended 2020 Plan, less any Shares subject to awards granted since the Lookback Date. Each Share subject to a stock option or stock appreciation right (“SAR”) granted after the Effective Date will reduce the Share Reserve by one (1) Share. Shares subject to grants of full value awards (such as restricted share unit awards and performance share unit awards) made after the Effective Date will reduce the Share Reserve by two and one half (2.5) Shares. For a summary of significant terms of the Amended 2020 Plan, see below under “Summary of Amended 2020 Plan.” Our Board of Directors initially adopted the 2020 Plan in March 2020, and our stockholders approved the 2020 Plan in May 2020 at the 2020 Annual Meeting of Stockholders. The 2020 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, stock options which do not so qualify, stock appreciation rights, restricted stock, restricted stock units, performance-based shares or units, and other share awards.

The Board of Directors believes that the Amended 2020 Plan is necessary to continue to enable the Company to attract, motivate and retain officers, employees, directors and consultants with appropriate experience and to increase the grantees’ alignment of interest with the stockholders.

The proposed increase in the Share Reserve under the Amended 2020 Plan is expected to provide the Company with enough Shares to make equity grants to its officers, employees and directors of the Company to remain competitive with other competitors.

Summary of Amended 2020 Plan

The Amended 2020 Plan is designed:

•

to promote the long-term financial interests and growth of HCA Healthcare and its affiliates and subsidiaries by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business;

•	to motivate management personnel by means of growth-related incentives to achieve long range goals; and

•	to further the alignment of interests of participants with those of the stockholders of HCA through opportunities for increased stock, or stock-based, ownership in the Company.

If approved by our stockholders at the 2025 Annual Meeting of Stockholders, the Amended 2020 Plan will be effective upon such approval.

A copy of the First Amendment is attached to this proxy statement as Appendix A and is incorporated herein by reference. A summary of the material terms of the Amended 2020 Plan is set forth below. This summary does not purport to be a complete description of the Amended 2020 Plan and is qualified in its entirety by reference to the complete copy of the Amended 2020 Plan in Appendix B.

Determination of Number of Shares for the Amended 2020 Plan

As of February 24, 2025, there were 246,203,301 Shares outstanding and the closing sale price of a Share on the NYSE was $319.57. As of February 24, 2025, of the 20,000,000 Shares originally reserved for issuance under the 2020 Plan, 9,768,343 Shares had been issued, 4,839,513 Shares were subject to outstanding awards and 5,392,144 Shares remained available for grant. The Committee’s independent consultant, Semler Brossy, provided advice and analysis regarding the number of additional Shares to reserve for issuance pursuant to the First Amendment and conducted a general review of the 2020 Plan in light of current market practices. In setting the number of Shares authorized under the Amended 2020 Plan for which stockholder approval is being sought, the Committee and the Board of Directors considered, among other factors:

•

Awards outstanding and Shares available for grant. The table below shows, as of February 24, 2025, (i) the Shares reserved for issuance subject to outstanding awards under the Prior Plan (as defined below) and the 2020 Plan prior to amendment and (ii) the Shares available for future grant under the 2020 Plan prior to amendment:

Shares Reserved for Issuance Subject to Outstanding Awards		Shares Remaining Available for Future Grant
Outstanding Stock Appreciation Rights	Outstanding Full Value Awards

4,832,045(1)	2,448,865(2)	5,392,144(3)

(1)	For these outstanding Stock Appreciation Rights, the weighted average exercise price is $185.22 and the average remaining exercisable term is 5.62 years.

(2)

Includes 1,290,139 restricted share units which vest solely based upon continued employment over a specific period of time and 1,158,726 performance share units which vest based upon continued employment over a specific period of time and the achievement of predetermined financial targets over time. The performance share units reported reflect the number of performance share units that would vest upon achievement of target performance; the number of performance share units that vest can vary from zero to two times the units granted based on actual performance compared to target.

(3)	Includes 5,392,144 Shares reserved for future issuance under the 2020 Plan.

•

The historical amounts of equity awards granted by the Company. Our three-year average “burn rate” was 0.90% for fiscal years 2022 through 2024. We define burn rate as the total number of Shares subject to awards granted to participants in a single year expressed as a percent of our basic weighted average common shares outstanding for that year. We believe our historical burn rate is reasonable for a company of our size in our industry.

•

Estimated duration of Shares available for issuance under the Amended 2020 Plan. Based on the additional 13,150,000 Shares we are requesting pursuant to the First Amendment, our three-year average burn rate as described above and the terms of the Amended 2020 Plan, we expect that the Share Reserve available as a result of stockholder approval of the First Amendment will cover awards for approximately three to four years.

•

Dilutive impact. As of February 24, 2025, our existing voting power dilution under the 2020 Plan was 5.0%. We define existing voting power dilution as the sum of (i) the total number of Shares available for future grants under the 2020 Plan and (ii) the total number of Shares subject to outstanding awards under the 2020 Plan, divided by the fully diluted number of Shares outstanding. Our projected voting power dilution as of that same date would be 10.3%, based on including (i) the 18,542,144 Shares reserved under the Amended 2020 Plan and (ii) the total number of Shares subject to outstanding awards under the 2020 Plan in the formula. In light of the expected duration of the Share Reserve, we believe that the expected dilution that will result from the Amended 2020 Plan is reasonable for a company of our size in our industry. To reduce the dilutive impact of our equity award grants on our stockholders’ interests, equity awards are generally limited to individuals whose personal performance makes them highly valuable to the Company and to essential new hires.

Expectations regarding future Share usage under the Amended 2020 Plan are based on a number of factors such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which Shares are returned to the Amended 2020 Plan reserve through forfeitures, cancellations and the like, the level at which performance-based awards pay out, and our future stock price performance. As a result, future Share usage will differ to the extent that actual events differ from our assumptions.

General Plan Information

Administration

The Committee, which is appointed by and serves at the pleasure of the Board of Directors, conducts the general administration of the Amended 2020 Plan in accordance with the Amended 2020 Plan’s provisions. The Committee may adopt its own rules of procedure, and action of a majority of the members of the Committee taken at a meeting, or action taken without a meeting by unanimous written consent, constitutes action by the Committee. The Committee has the power and authority to administer, construe and interpret the Amended 2020 Plan, and to make rules for carrying it out and to make changes in such rules. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Amended 2020 Plan in the manner and to the extent the Committee deems necessary or desirable. Any such interpretations, rules and administration must be consistent with the basic purposes of the Amended 2020 Plan. The Committee has the full power and authority to establish the terms and conditions of any grant under the Amended 2020 Plan, consistent with the provisions of the Amended 2020 Plan, and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee may delegate its duties and powers in whole or in part to any subcommittee consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule thereto) to the extent such rule is applicable to the Company and the Amended 2020 Plan and the grants thereunder, and “independent directors” within the meaning of the NYSE listed company rules; provided, however, that the Board of Directors may, in its sole discretion, take any action designated to the Committee under the Amended 2020 Plan as it may deem necessary. The Committee may, by resolution and in accordance with applicable law, authorize HCA’s Chief Executive Officer to do one or both of the following: (i) to designate non-executive officer Employees (as defined below) to be recipients of grants under the Amended 2020 Plan, and (ii) determine the number of Shares subject to such grants to be received by any such participants; provided, however, that the resolution so authorizing such executive officer shall specify the total number of Shares subject to grants that such executive officer may so award. No such delegation of duties and responsibilities to an officer of the Company may be made with respect to grants to eligible participants who are subject to Section 16(a) of the Exchange Act at the time of grant. The Committee delegates the authority for ministerial administration of the Amended 2020 Plan and awards made under the Amended 2020 Plan to the Company. The Committee may make any other determination and take any other action that it deems necessary or desirable for the administration of the Amended 2020 Plan. The Committee may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Committee, HCA and the officers and directors of HCA shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Amended 2020 Plan participants and their beneficiaries or successors.

Eligibility and Participation

Grants under the Amended 2020 Plan may be awarded to Employees (as defined below) or other persons having a service relationship with HCA or any of its subsidiaries or affiliates. The number of persons eligible to participate in the 2020 Plan as of February 24, 2025, is estimated to be approximately 316,000 employees, officers, consultants and other persons having a service relationship with HCA, as a class, and nine Non-Employee Directors. Historically the Company has not

granted awards under the 2020 Plan to more than approximately 2,500 individuals in any single fiscal year. “Employees” are persons, including officers, in the regular employment of HCA (or any subsidiary or affiliate of HCA). As used herein and in the Amended 2020 Plan, the term “participant” means an Employee, non-employee member of HCA’s Board of Directors, consultant or other person having a service relationship with HCA (or any subsidiary or affiliate of HCA), to whom one or more awards have been made pursuant to the Amended 2020 Plan and remain outstanding.

Subject to the provisions of the Amended 2020 Plan, the Committee may from time to time grant awards of Stock Options, Stock Appreciation Rights, Other Stock-Based Awards, Dividend Equivalent Rights, Non-Employee Director Grants or Performance-Based Awards (in each case, as defined below) to Amended 2020 Plan participants, in such form and having such terms, conditions and limitations as the Committee may determine. The terms, conditions and limitations of each award under the Amended 2020 Plan must be evidenced by a written agreement (“Grant Agreement”), in a form approved by the Committee, consistent with the terms of the Amended 2020 Plan. The Committee shall determine the treatment of awards, within a Grant Agreement or otherwise, in the event of a disability, death, retirement, authorized leave of absence or any other change or purported change in a participant’s employment or other service relationship with HCA and the extent to which, and the period during which, the participant, the participant’s legal representative, conservator, guardian or estate may exercise rights under any grant, if applicable. The Committee may also determine any provisions concerning the treatment of awards in the event of a change in control of HCA, which provisions need not be consistent among participants. The Committee has the authority to make amendments to any terms and conditions applicable to outstanding awards as are consistent with the Amended 2020 Plan, including but not limited to, substituting another grant of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Non-Qualified Stock Option, except that (i) no amendment may modify such awards that disadvantages participants in more than a de minimis way but less than a material way without approval by a majority of affected participants and (ii) other than for adjustments under the adjustment provisions of the Amended 2020 Plan or as a result of a merger, consolidation or similar event, no such action may materially disadvantage a participant with respect to outstanding awards without the participant’s consent, except as such modification is provided for or contemplated in the terms of the Grant Agreement or the Amended 2020 Plan.

Effective Date and Termination Dates. Subject to stockholder approval, the Amended 2020 Plan shall be effective on the Effective Date and shall terminate ten years later, subject to earlier termination by the Board of Directors. No awards shall be made under the Amended 2020 Plan after the expiration date of the Amended 2020 Plan, but the terms of awards made on or before the expiration of the Amended 2020 Plan may extend beyond such expiration. Unless otherwise expressly provided in the Amended 2020 Plan or in an applicable Grant Agreement, any grant made under the Amended 2020 Plan, and the authority of HCA’s Board of Directors or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such grant or to waive any conditions or rights under any such grant shall continue after the tenth anniversary of the Effective Date of the Amended 2020 Plan.

Securities to be Offered

Shares Available. The aggregate number of Shares authorized for issuance pursuant to the Amended 2020 Plan is 18,542,144, subject to adjustment as provided for in the Amended 2020 Plan. Following the adoption of the 2020 Plan, no further grants were made under the 2006 Stock Incentive Plan for Key Employees of HCA Holdings, Inc. and its Affiliates, as Amended (as used in this proposal, the “Prior Plan”), and any grants made under the Prior Plan shall remain outstanding in accordance with their terms. The number of Shares with respect to which Incentive Stock Options (as defined below) may be granted is no more than 3,000,000 per fiscal year. Each Share subject to a Stock Option or SAR granted after the Effective Date will reduce the Share Reserve by one (1) Share.

Shares subject to grants of full value awards made after the Effective Date will reduce the Share Reserve by two and one half (2.5) Shares. Grants under the Amended 2020 Plan or the Prior Plan that expire unexercised or are forfeited, settled for cash, canceled or otherwise terminated without the delivery of Shares (in each case in whole or in part), will immediately become available for new grants to the extent of such cancellation, forfeiture, expiration, termination or cash settlement. Any Share that again becomes available for grant pursuant to the preceding sentence will be added back as one (1) Share if such Share was subject to a Stock Option or SAR (or an option or stock appreciation right granted under the Prior Plan), and as two and one-half (2.5) Shares if such Share was subject to the grant of a full value award (or similar awards under the Prior Plan). However, Shares subject to an award under the Amended stated 2020 Plan or the Prior Plan may not be made available for further issuance under the Amended 2020 Plan if such Shares are: (a) Shares that were subject to a stock-settled SAR and were not issued upon the net settlement or net exercise of such SAR, (b) shares used to pay the exercise price of a Stock Option, (c) Shares delivered to or withheld (or otherwise used) by the Company to pay withholding taxes related to an award under the Amended 2020 Plan or the Prior Plan, or (d) shares repurchased on the open market with the proceeds of a Stock Option exercise.

Awards Unfunded. Insofar as it provides for grants, the Amended 2020 Plan will be unfunded. Although bookkeeping accounts may be established with respect to participants who receive grants under the Amended 2020 Plan, any such accounts will be used merely as a bookkeeping convenience. The Company is not required to segregate any assets which may at any time be represented by grants, nor will the Amended 2020 Plan be construed as providing for such segregation, and neither the Company nor the Committee will be deemed to be a trustee of Shares or cash to be awarded under the Amended 2020 Plan.

Awards Subject to Clawback. Each participant’s rights, payments, and benefits pursuant to any grant will be subject to mandatory repayment by the participant to the Company (i) to the extent set forth in any Grant Agreement, or (ii) to the extent that such participant is, or in the future becomes, subject to (a) any “clawback” or recoupment policy adopted by the Committee, including policies adopted to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

Discretion. Except as otherwise provided by the Amended 2020 Plan, each grant may be made alone or in addition or in relation to any other grant. The terms of each grant to a participant need not be identical, and the Committee need not treat participants or grants (or portions thereof) uniformly.

Description of Awards

Stock Options. Options to purchase Common Stock (“Stock Options”) may be granted to participants under the Amended 2020 Plan. At the time of grant, the Committee shall determine the option exercise period, the option exercise price, vesting requirements, and such other terms, conditions or restrictions on the grant or exercise of the option as the Committee deems appropriate. Unless otherwise provided in a Grant Agreement, a Stock Option granted under the Amended 2020 Plan will be treated as a “Non-Qualified Stock Option.” The exercise price per Share of a Stock Option will be determined by the Committee and may not be less than the fair market value of HCA’s Common Stock on the date the Stock Option is granted (subject to later adjustment pursuant to the Amended 2020 Plan). In addition to other restrictions contained in the Amended 2020 Plan, a Stock Option granted under the Amended 2020 Plan may not be exercised more than ten years after the date it is granted. Payment of the Stock Option exercise price will be made (i) in cash, (ii) with the consent of the Committee, in shares of Common Stock (any such Shares valued at fair market value on the date of exercise) having an aggregate fair market value equal to the aggregate exercise price for the shares of Common Stock being purchased and that the participant has held for such period of time, if any, as may be required to attain favorable tax or financial reporting treatment, (iii) through the withholding of shares of Common Stock (any such shares of Common Stock valued at fair market value on the date of exercise) otherwise issuable upon the exercise of the Stock Option in a manner that is compliant with applicable law, (iv) if there is a public market for the shares of Common Stock at such time, to the extent permitted by, and subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell shares of Common Stock obtained upon the exercise of the Stock Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate exercise price for the shares of Common Stock being purchased, or (v) a combination of the foregoing methods, in each such case in accordance with the terms of the Amended 2020 Plan, the Grant Agreement and of any applicable guidelines of the Committee in effect at the time. Notwithstanding the foregoing, permitted exercise methods may be limited by the terms of the individual Grant Agreement. The Committee may provide in any Grant Agreement for the automatic exercise of a Stock Option upon such terms and conditions as established by the Committee.

Stock Appreciation Rights. “Stock Appreciation Rights” or “SARs” mean the grant of an award described in this paragraph. The Committee may grant Stock Appreciation Rights independent of, or in connection with, the grant of a Stock Option or a portion thereof. Each Stock Appreciation Right will be subject to such other terms as the Committee may determine; however, the base price per Share of a Stock Appreciation Right will in no event be less than the fair market value of a Share on the date the Stock Appreciation Right is granted. Each Stock Appreciation Right granted independent of a Stock Option shall be defined as a right of an Amended 2020 Plan participant, upon exercise of such Stock Appreciation Right, to receive an amount equal to the product of (i) the excess of (A) the fair market value of one Share on the exercise date, over (B) the base price per Share of such Stock Appreciation Right, multiplied by (ii) the number of Shares covered by the Stock Appreciation Right. Payment of the Stock Appreciation Right shall be made in Shares (including Restricted Shares (as defined below)) or in cash, or partly in Shares and partly in cash (any such Shares valued at the fair market value on the date of the payment), all as shall be determined by the Committee. In addition to other restrictions contained in the Amended 2020 Plan, a Stock Appreciation Right granted under the Amended 2020 Plan may not be exercised more than ten years after the date it is granted. A Stock Appreciation Right may be exercised by giving written notice to the Company specifying the whole number of Stock Appreciation Rights which are being exercised and by executing such documents as the Company may reasonably request. The Committee may provide in any Grant Agreement for the automatic exercise of a Stock Appreciation Right upon such terms and conditions as established by the Committee.

Other Stock-Based Awards. The Committee may grant or sell awards of Shares, and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, Shares (“Other Stock-Based Awards”). Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee may determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of Performance Objectives. Subject to the provisions of the Amended 2020 Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares (including Restricted Shares) or a combination of cash and Shares; and all other terms and conditions of such awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

A “Restricted Share” is an Other Stock-Based Award of Shares, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the Grant Agreement. A participant shall have rights as a stockholder with respect to any Shares subject to a grant of Restricted Shares hereunder only to the extent specified in the Amended 2020 Plan or the Grant Agreement evidencing such grant. Grants of Restricted Shares made pursuant to the Amended 2020 Plan need not be identical. Each Grant Agreement evidencing Restricted Shares shall contain provisions regarding (A) the number of Shares subject to such grant or a formula for determining such, (B) the purchase price of the Shares (if any) which may vary from time to time and among participants and which may be below the fair market value of such Shares at the date of grant or issuance, and the means of payment for the Shares, (C) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Committee, which may include continued employment, passage of time and/or such performance criteria and level of achievement versus these criteria as deemed appropriate by the Committee, (D) restrictions on the transferability of the Shares and (E) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with the Amended 2020 Plan.

A “Restricted Share Unit” is an Other Stock-Based Award of a right to receive the fair market value of one Share, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the Grant Agreement. A Restricted Share Unit represents an unfunded and unsecured obligation of the Company and does not confer any of the rights of a stockholder (subject to the Committee’s discretion to grant a “Dividend Equivalent Right” as discussed below with respect to a Restricted Share Unit) until Shares are issued thereunder. Settlement of Restricted Share Units upon the expiration of the vesting or any deferral period shall be made in Shares, cash or otherwise as determined by the Committee. Grants of Restricted Share Units made pursuant to the Amended 2020 Plan need not be identical. Each Grant Agreement evidencing Restricted Share Units shall contain provisions regarding (A) the number of Shares subject to such grant or a formula for determining such, (B) such terms and conditions on the grant, issuance, settlement, vesting and/or forfeiture of the Restricted Share Units as may be determined from time to time by the Committee, which may include continued employment, passage of time and/or such performance criteria and level of achievement versus these criteria as deemed appropriate by the Committee, (C) restrictions on the transferability of the Restricted Share Units or Shares issued thereunder, and (D) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with the Amended 2020 Plan.

Dividend Equivalent Rights. The Committee may grant a Dividend Equivalent Right either alone or in connection with the grant of an Other Stock-Based Award or a Performance-Based Award denominated in Shares. Each Dividend Equivalent Right shall be subject to such terms as the Committee may determine. All Dividend Equivalent Rights which are not paid currently may, at the Committee’s discretion, accrue interest or be reinvested into additional Shares subject to the Grant Agreement. In the case of dividends payable or Dividend Equivalent Rights granted in connection with grants of Other Stock-Based Awards and Performance-Based Awards, such amounts shall be paid to (or settled with) the participant only if and when, and to the extent that, the underlying grant vests. The total number of Shares available for grant under the Amended 2020 Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance-Based Awards. Unless the payment of a dividend to the Company’s stockholders is an event in which the adjustment provisions of the Amended 2020 Plan applies (regarding substitutions or adjustments in the event of any Share dividend, Share split, extraordinary distribution, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares, any equity restructuring or other corporate change, or any distribution to stockholders other than regular cash dividends, or any transaction similar to any of the foregoing), no Dividend Equivalent Rights shall be granted with respect to Stock Options or Stock Appreciation Rights.

Director Grants. Subject to the provision of the Amended 2020 Plan that a Non-Employee Director of the Company may not receive, in any period of one calendar year, Grants under the Amended 2020 Plan having an aggregate maximum value at the date of Grant, taken together with any cash fees payable to such Non-Employee Director during the fiscal year, in excess of $750,000, HCA Healthcare’s Board of Directors may provide that all or a portion of any member of the Board of Directors’ annual retainer, meeting fees and/or other awards or compensation as determined by the Board of Directors, be payable (either automatically or at the election of such member) in the form of Non-Qualified Stock Options, Stock Appreciation Rights or Other Stock-Based Awards, including Restricted Shares, Restricted Share Units and/or unrestricted Shares. The Board of Directors shall determine the terms and conditions of any such grants, including the terms and conditions which shall apply upon a termination of such Board of Directors member’s service as a member of the Board of Directors, and shall have full power and authority in its discretion to administer such grants, including providing for the elective or non-elective deferral of Shares subject to such grants, under such terms and conditions as it shall determine, subject to the terms of the Amended 2020 Plan and applicable law.

Performance-Based Awards. The Committee, in its sole discretion, may make grants which are denominated in Shares or cash (which, for avoidance of doubt, may include a grant of Stock Options, Stock Appreciation Rights, Other Stock-Based Awards, or Dividend Equivalent Rights) (such grants, “Performance-Based Awards”), subject to Performance Objectives (as defined below). Such Performance-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares or the cash value of the grant upon the completion of a specified period of service, the occurrence of an event and/or the attainment of Performance Objectives.

“Performance Objectives” means the measurable performance objective or objectives established pursuant to the Amended 2020 Plan for participants who have received grants of Performance-Based Awards. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may in its discretion modify such Performance Objectives or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable. A non-exhaustive list of the potential Performance Objectives that may be used for awards under the Amended 2020 Plan includes the following (including ratios or other relationships between one or more, or a combination, of the following examples of Performance Objectives, which may be measured on an absolute basis or relative to peer companies or specific business units of peer companies): gross sales or revenues; net sales or revenues; gross profit; operating expenses; savings; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); adjusted EBITDA; pre-tax income; net income; earnings per share (either basic or diluted); cash flow or net cash flow (as provided by or used in one or more of operating activities, investing activities and financing activities or any combination thereof); working capital; gross or net sales or revenue growth; gross or net sales or revenue growth outside of the United States; gross margins; EBITDA, EBIT, pre-tax or net income margins; leverage ratio; coverage ratio; return on invested capital; return on assets or net assets; return on equity; economic value added; strategic business objectives (including operating efficiency, geographic business expansion goals, partnerships, customer/client satisfaction, talent recruitment and retention, productivity ratios, product quality, sales of new products, employee turnover, supervision of information technology, and acquisitions or strategic transactions); individual performance; market share; stock price (appreciation, fair market value); and total stockholder return.

A participant’s Performance-Based Award shall be determined based on the attainment of Performance Objectives approved by the Committee for a performance period established by the Committee while the outcome for that performance period is substantially uncertain.

The Committee shall determine whether, with respect to a performance period, the applicable Performance Objectives have been met with respect to a given participant. The amount of the

Performance-Based Award determined by the Committee for a performance period shall be paid to the participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 409A of the Code, to the extent applicable, elect to defer payment of a Performance-Based Award.

Minimum Vesting Period. Notwithstanding any provision of the Amended 2020 Plan to the contrary, except with respect to a maximum of five percent of the aggregate number of available shares initially reserved for issuance under the Amended 2020 Plan, subject to adjustment as provided in the Amended 2020 Plan, no grant payable in Common Stock (other than a substitute award and awards a non-employee director elects to receive at fair market value in lieu of all or a portion of such non-employee director’s cash compensation) may provide for vesting sooner than twelve months from the grant date thereof or may be subject to a performance period that is less than twelve months, as applicable, other than in connection with a Change in Control or, with respect to any participant, in connection with the death or permanent disability of such participant.

Determination of Fair Market Value of Common Stock

The “fair market value” of the Common Stock means, on a per Share basis, on any given date, the closing trading price of the Common Stock on the NYSE, or, if the Shares are not then listed on the NYSE, on any other national securities exchange on which the Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Shares, then the fair market value per Share shall be the fair market value as determined in good faith by the Committee. Notwithstanding the foregoing, for any purposes under the Amended 2020 Plan, including for Amended 2020 Plan administrative purposes, the Committee may, in its discretion, apply any other definition of fair market value which is reasonable and consistent with applicable tax, accounting and other rules.

Non-Transferability of Awards

Except as otherwise provided in the Amended 2020 Plan, or by the Committee at or after grant with respect to a grant other than a Stock Option intended to qualify as an incentive stock option under Section 422 of the Code (an “Incentive Stock Option”), no grant under the Amended 2020 Plan shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant, except by will or the laws of descent and distribution, except that (i) no transfer of a grant or beneficial interest in a grant for value shall be permitted and (ii) no transfer of a grant by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer. No benefit under the Amended 2020 Plan shall, prior to receipt thereof by the participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the participant. Subject to the foregoing, no election as to benefits or exercise of any grant may be made during a participant’s lifetime by anyone other than the participant except by a legal representative appointed for or by the participant. Upon any attempt to so sell, transfer, or assign, pledge, hypothecate, encumber or otherwise dispose of any such grant otherwise than in accordance with the Amended 2020 Plan, such grant and all rights thereunder shall immediately become null and void.

Resale Restrictions

To the extent, at any given time, the Common Stock described herein is not then registered with the SEC, any resales of Shares received by participants pursuant to the Amended 2020 Plan would be required to be made in reliance upon exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). Additional restrictions on transfer may be imposed by state, local or foreign securities commissions or regulators, as applicable. To the extent a participant is an “affiliate” of HCA (as defined in the Securities Act), additional restrictions may be imposed on resale, regardless of whether the Common Stock is then registered under the Securities Act, including as provided in Rule 144 under the Securities Act.

Adjustments

In the event of any change in or exchange of, the outstanding Common Stock by reason of a stock dividend, stock split, extraordinary distribution, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of shares of Common Stock, any equity restructuring (as defined under FASB ASC 718) or other corporate change, or any distribution to stockholders other than regular cash dividends, or any transaction similar to any of the foregoing, the Committee will in an equitable and proportionate manner as it deems reasonably necessary to address the effect of such event, and in such manner as is consistent with Section 422 (if applicable), and 409A of the Internal Revenue Code of 1986, as amended. and the regulations thereunder, make such substitution or adjustment, if any, (a) as to the number and kind of shares of Common Stock subject to the Amended 2020 Plan and available for or covered by awards, (b) as to share prices per share of Common Stock related to outstanding awards (including, without limitation, to the exercise price of Stock Options and the base price of SARs), or by providing for an equivalent award in respect of securities of the surviving entity of any merger, consolidation, or other transaction or event having a similar effect, or (c) by providing for a cash payment to the holder of an outstanding award, and make such other revisions to outstanding awards as it deems, in good faith, are equitably required. In addition, for each Stock Option or SAR with an exercise price or base price, as applicable, greater than the consideration offered in connection with any such transaction or event, the Committee may in its discretion elect to cancel such Stock Option or SAR without any payment to the person holding such Stock Option or SAR. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

Change in Control Provisions

Unless otherwise provided in an applicable Grant Agreement or by the Committee at any time, in the event of a Change in Control (as defined below) in which the entity surviving the Change in Control (the “Successor”) assumes or substitutes for a grant, the original terms of such grant shall continue in effect as adjusted pursuant to Amended 2020 Plan; provided, that any performance provisions of any Performance-Based Awards (for which the applicable performance period has not yet ended) shall be deemed to be fully achieved at target performance levels and such grant shall revert to a solely time-based vesting award for the remainder of the performance period; provided, further, that if the participant’s employment with the Successor is terminated without cause by the Successor, or terminates for good reason by the participant or on account of the participant’s death or permanent disability following such Change in Control, (i) such participant’s Options and SARs outstanding as of the date of such termination will immediately vest, become fully exercisable, and may thereafter be exercised as provided in the applicable Grant Agreement, and (ii) restrictions, limitations and other conditions applicable to such participant’s Other Stock-Based Awards outstanding as of the date of such termination shall lapse and the Shares underlying such grants shall thereupon be fully vested and issued to the participant free of all restrictions, limitations and conditions.

In the event of a Change in Control in which the Successor does not assume or substitute for a grant, upon the effective time of the Change in Control, the Amended 2020 Plan and all outstanding grants thereunder shall terminate. In such case, except as otherwise provided in an applicable Grant Agreement or by the Committee at any time, all Options and SARs that are not exercisable immediately prior to the effective time of the Change in Control shall become fully exercisable as of the effective time of the Change in Control, all other grants with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Change in Control, and all Performance-Based Awards shall become vested and nonforfeitable in connection with the Change in Control at target performance levels. In the event of such a termination of the Amended 2020 Plan and the grants thereunder, the Company shall have the option (in its sole discretion) to (i) make or provide for a payment, in cash or in kind, to participants holding Options and SARs, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the fair market value of a Share in the Change in Control multiplied by the number of Shares subject to outstanding Options and SARs (to the extent then exercisable at prices not in excess of the fair market value of a Share) and (B) the aggregate exercise prices of all such outstanding Stock Options and grant prices of all such outstanding SARs; or (ii) permit each participant, within a specified period of time prior to the consummation of the Change in Control as determined by the Committee, to exercise all outstanding Options and SARs (to the extent then exercisable) held by such participant. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the participants holding other grants in an amount equal to the fair market value of a Share in the Change in Control multiplied by the number of vested Shares under such grants.

A “Change in Control” shall mean, except as otherwise provided by the Committee:

(i)

the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person or Group (as each such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act) other than an employee benefit plan (or trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company (a “Permitted Holder”);

(ii)

any Person or Group, other than a Permitted Holder, becomes the Beneficial Owner (as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto) (except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time)), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise;

(iii)

a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are beneficially owned subsequent to such transaction by the person or persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(iv)

during any period of 12 months, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors on the Effective Date or whose election or nomination for election was previously so approved, excluding any new directors if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest as described in Rule 14a-12(c) of the Exchange Act with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) cease for any reason to constitute a majority of the Board of Directors then in office;

provided, that in no event shall a Change in Control be defined in such a manner that a Change in Control would be deemed to occur prior to the actual consummation of the event or transaction that results in a Change in Control of the Company (e.g., upon the announcement, commencement, or stockholder approval of any event or transaction that, if completed, would result in a Change in Control of the Company).

Amendment and Termination

HCA’s Board of Directors may at any time amend, suspend or terminate the Amended 2020 Plan except that no such action, other than an action under the adjustment provisions of the Amended 2020 Plan or as a result of a merger, consolidation or similar event, may be taken without stockholder approval which would increase the aggregate number of shares of Common Stock available for awards under the Amended 2020 Plan, change the requirements relating to the Committee, extend the term of the Amended 2020 Plan or otherwise require the approval of the stockholders to the extent such approval is required by or desirable to satisfy the requirements of, in each case, any applicable law, regulation or other rule, including, the listing standards of the securities exchange, which is, at the applicable time, the principal market for shares of Common Stock. However, no amendment, suspension or termination of the Amended 2020 Plan may disadvantage participants in more than a de minimis way but less than a material way without the consent of a majority of the affected participants and no such action shall materially disadvantage a participant (without their consent) with respect to any outstanding grants, other than as contemplated by the Amended 2020 Plan or the Grant Agreement.

No Repricing

Notwithstanding anything in the Amended 2020 Plan to the contrary but subject to the adjustment provisions of the Amended 2020 Plan in the event of certain corporate transactions described below, without the approval of the stockholders, the Committee will not amend or replace any previously granted Stock Option or SAR in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the NYSE. Further, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Stock Options or SARs or cancel outstanding Stock Options or SARs in exchange for cash, other awards or Stock Options or SARs with an exercise price that is less than the exercise price of the original Stock Options or SARs without stockholder approval.

Withholding Taxes

HCA shall have the right to deduct from any payment made under the Amended 2020 Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of HCA to deliver Shares upon the exercise, vesting or payment of any grant that the participant pays to HCA such amount as may be requested by HCA for the purpose of satisfying any liability for such withholding taxes; provided, however, that the Committee may in its discretion permit a participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to a grant by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such participant pursuant to the grant and/or (b) tendering to the Company Shares owned by such participant (or by such participant and his or her spouse jointly) and purchased or held for the requisite period of time (if any) as may be required to avoid the Company’s or the affiliates’ or subsidiaries’ incurring an adverse accounting charge, based, in each case, on the fair market value of the Shares on the payment or other relevant date as determined by the Committee. In no event will the fair market value of the Shares to be withheld and delivered pursuant to this paragraph exceed the minimum amount required to be withheld, unless (i) (and only to the extent that) an additional amount can be withheld and not result in adverse accounting consequences, (ii) such additional withholding amount is authorized by the Committee in a Grant Agreement, and (iii) the total amount withheld does not exceed the participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Shares acquired upon the exercise of Stock Options. All such elections shall be irrevocable, made in writing, signed by the participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Certain U.S. Federal Income Tax Consequences

The following is a brief summary of certain U.S. federal income tax aspects of awards under the Amended 2020 Plan based upon the U.S. federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and the exact tax consequences to any participant will depend upon his or her particular circumstances and other factors. Participants may also be subject to certain other U.S. federal, state and local taxes and non-U.S. taxes, which are not described herein. The Amended 2020 Plan participants are encouraged to consult their own tax advisors with respect to any state tax considerations or particular federal tax implications of awards granted under the Amended 2020 Plan.

Stock Options. The grant of a Stock Option with an exercise price equal to the fair market value of a Share on the date of grant is not generally a taxable event to the participant or HCA. A participant will not recognize taxable income upon exercising an Incentive Stock Option (except that the alternative minimum tax may apply). Upon the exercise of a Non-Qualified Stock Option, a participant will recognize ordinary income to the extent that the fair market value of the fully vested Shares acquired pursuant to the exercise of the option, as of the exercise date, is greater than the aggregate exercise price of the option. Any income recognized by the participant as a result of the exercise of a Non-Qualified Stock Option will be compensation income and will be subject to income and employment tax withholding at the time the vested Shares are made available to the participant.

Sale of Shares. The sale or other taxable disposition of Shares acquired under the Amended 2020 Plan will be a taxable event to the participant. In general, the participant selling such Shares will recognize gain or loss equal to the difference between the amount realized by such participant upon such sale or disposition and the participant’s adjusted tax basis in such Shares. A participant’s adjusted tax basis in Shares acquired upon exercise of a Stock Option will generally be the amount paid for such Shares plus the amount, if any, of ordinary income recognized in connection with such exercise. If a participant sells Shares acquired upon exercise of an Incentive Stock Option before the end of two years from the date of grant of the Incentive Stock Option and one year from the date of exercise of the Incentive Stock Option, a portion of the participant’s gain will be characterized as ordinary income in an amount equal to the difference between (i) the fair market value of the Shares at the date of exercise of the Incentive Stock Option (or, if less, the amount realized upon the disposition of the Shares acquired upon exercise of the Incentive Stock Option), and (ii) the exercise price. Any gain or loss over the participant’s basis resulting from a sale or disposition of Shares obtained by the participant under the Amended 2020 Plan, (other than an Incentive Stock Option for which the holding periods described above were not met), generally will be taxed as capital gain or loss if such Shares were a capital asset in the hands of the participant and will be taxed as long-term capital gain or loss if at the time of such sale or disposition, the participant has held such Shares for more than one year. The time that such participant holds a Stock Option or Stock Appreciation Right prior to its exercise is not taken into account for purposes of determining whether the participant has held the acquired Shares for more than one year. In addition, there are limits on the deductibility of capital losses by the participant.

Stock Appreciation Rights. The grant of a Stock Appreciation Right with a grant price equal to the fair market value of a Share on the date of grant is not generally a taxable event to the participant or HCA. The exercise of a Stock Appreciation Right will result in the participant recognizing ordinary income on the value of the Stock Appreciation Right at the time of exercise. The participant also will recognize capital gain or loss on the subsequent sale of any Shares acquired through the exercise of a Stock Appreciation Right award. For this purpose, the participant’s adjusted tax basis in any such Shares is its fair market value at the time the Stock Appreciation Right is exercised.

Other Stock-Based Awards. A participant who is granted any Other Stock-Based Award that is not subject to any vesting or forfeiture restrictions, will generally recognize, in the year of grant (or, if later, payment in case of restricted stock units and similar awards), ordinary income equal to the fair market value of the cash or Shares received. If such Other Stock-Based Award is in the form a restricted stock unit or similar award that does not provide for the delivery of Shares or cash until a vesting condition has been satisfied, the participant would not generally recognize ordinary income until the date the vesting condition is satisfied and the Shares or cash have been made available to the participant. If such Other Stock-Based Award is in the form of Shares that are subject to restrictions, the participant would not recognize ordinary income until the restrictions lapse, unless the participant makes a Section 83(b) Election (as discussed below). The participant’s basis in the Shares received upon payment or settlement of an Other Stock-Based Award is the amount of ordinary income he or she recognizes, plus the amount, if any, the participant pays for such Shares.

Dividend Equivalent Rights. A participant who is granted Dividend Equivalent Rights either alone or in connection with the grant of a Stock Option, Stock Appreciation Right or certain Other Stock-Based Awards generally will recognize, in the year such Dividend Equivalent Rights are paid in cash, Shares or other property, compensation income equal to the amount of the payment; provided, that if the Dividend Equivalent Rights are paid in the form of Shares subject to transfer and forfeiture restrictions, the considerations set forth below in “Section 83(b) Considerations” will apply. Dividends paid to a participant on account of Dividend Equivalent Rights granted with respect to Other Stock-Based Awards with respect to which the participant has made a valid Section 83(b) Election may qualify for the reduced tax rates applicable to “qualified dividends” if certain other conditions are met. Participants eligible to make a Section 83(b) Election are urged to consult their personal tax advisors regarding the effects of a Section 83(b) Election.

Performance-Based Awards. Payments made under Performance-Based Awards are taxable as ordinary income at the time an individual attains the performance goals and the payments are made available to, and are transferable by, the participant. Participants receiving Performance-Based Awards in the form of Shares subject to transfer or forfeiture restrictions will recognize ordinary income equal to the fair market value of the Shares received as the performance goals are met and such shares vest, less any amount paid by the participant for the Shares, unless the participant makes Section 83(b) Election to be taxed at the time of the grant. A Section 83(b) Election may not be available with respect to certain forms of Performance-Based Awards. The participant will also recognize capital gain or loss on the subsequent sale of any Shares received by a participant in connection with a Performance-Based Award. Unless a participant makes a Section 83(b) Election, his or her adjusted tax basis in the Shares is its fair market value at the time the Shares become vested and are made available to the participant.

Section 83(b) Considerations. Participants who acquire Shares subject to vesting conditions may make an election under Section 83(b) of the Code (a “Section 83(b) Election”) with respect to such Shares within 30 days after the date of acquisition. If the Shares acquired pursuant to an award (including through the exercise of a Stock Option or the Share settlement of other awards) is subject to vesting and a participant does not make a Section 83(b) Election, such participant would be subject to tax at ordinary income rates on the excess, if any, of the fair market value of the Shares, on the date or dates that the Shares vest, over the price paid for such Shares, if any. In contrast, a participant who makes the Section 83(b) Election will be required to include in income the excess, if any, of the fair market value of the Shares at the time such Shares were acquired over the price paid for such Shares, if any, and would not be subject to U.S. federal income tax upon the subsequent vesting of the award. Any further appreciation in the fair market value of such Shares generally will be taxed as a capital gain, rather than as ordinary income, as discussed more fully above under “Sale of Common Stock.”

A Section 83(b) Election may be disadvantageous, however, if the participant was required to include amounts in income as a result of making the Section 83(b) Election and the Shares for which the Section 83(b) election was made subsequently decrease in value, inasmuch as any loss recognized on a subsequent disposition of such Shares would be a capital loss, the deductibility of which is subject to certain limitations. Additionally, if the participant ultimately forfeits the Shares, no deduction will be available to such participant with respect to any income inclusion that resulted from the Section 83(b) Election.

A participant who purchases or receives a grant of Shares subject to vesting conditions is urged to consult his or her personal tax advisor regarding the effects of a Section 83(b) Election.

HCA Tax Deductions. In general, HCA will be able to deduct the amount of ordinary income a participant recognizes in connection with the exercise of a Stock Option, Stock Appreciation Right or payment of an Other Stock-Based Award or Dividend Equivalent Right. However, HCA’s deduction may be limited by Section 162(m) of the Code, which generally limits the deductibility of compensation paid to any current or prior named executive officer in any one year to $1,000,000 (not including certain grandfathered or excluded amounts).

The Amended 2020 Plan is not intended to be qualified under Section 401(a) of the Code.

Plan Benefits

All awards to employees and outside directors under the Amended 2020 Plan are made at the discretion of the Committee. Therefore, the future benefits and amounts that will be received or allocated to such individuals under the Amended 2020 Plan are not determinable at this time.

Vote Required

The proposal to approve the Amended 2020 Plan will be approved if it receives affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE FIRST AMENDMENT TO THE 2020 STOCK INCENTIVE PLAN FOR KEY EMPLOYEES OF HCA HEALTHCARE, INC. AND ITS AFFILIATES.

PROPOSAL 5 — APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE EXCULPATION OF OFFICERS AS PERMITTED BY DELAWARE LAW

We are asking that stockholders approve an amendment to our Amended and Restated Certificate of Incorporation to provide for the exculpation of officers as now permitted by the Delaware General Corporation Law (the “DGCL”).

On February 28, 2025, our Board of Directors unanimously voted to approve, and to recommend to our stockholders that they approve, certain amendments to the HCA Healthcare, Inc. Amended and Restated Certificate of Incorporation (the “Charter”) to permit the exculpation of officers consistent with recent changes to the DGCL.

Article VII of the Charter currently includes “exculpatory provisions” that eliminate directors’ liability for monetary damages to the fullest extent possible by the DGCL. The DGCL permits the Company, as a Delaware corporation, to eliminate directors’ personal liability for monetary damages resulting from a breach of the fiduciary duty of care, subject to certain exceptions prescribed by the DGCL, including for intentional misconduct or knowing violations of the law.

Under prior Delaware law, these exculpatory provisions could only be extended to directors of corporations. However, effective August 1, 2022, the Delaware legislature amended the DGCL to permit Delaware corporations to extend similar exculpatory protections to officers, subject to the conditions and limitations under Section 102(b)(7) of the DGCL.

After careful consideration, the Board believes that it is in the best interests of the Company and its stockholders to amend the Charter to extend exculpatory provisions to the officers of the Company to the extent permitted by the DGCL (the “Proposed Amendment”). In making this determination, the Board considered that the DGCL and the Proposed Amendment would limit exculpation of officers only to claims that do not involve breaches of the duty of loyalty or acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction from which the officer derived an improper personal benefit. Further, officer exculpation under the DGCL and the Proposed Amendment would not extend to derivative claims brought by or in the right of the Company. In accordance with the DGCL, under the Proposed Amendment, the only officers who would be eligible for exculpation would be (i) anyone serving as our President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Legal Officer, Controller, Treasurer and Chief Accounting Officer, (ii) any other named executive officers, and (iii) any other officer who has, by written agreement, consented to be identified as an officer for purposes of accepting service of process.

In weighing the potential benefits and drawbacks to stockholders, the Board further considered that officers, like directors, are exposed to a substantial risk of lawsuits that could seek to impose personal monetary liability. The Board believes that the Proposed Amendment would reduce the unequal and inconsistent treatment of directors and officers with respect to claims related to alleged breaches of the duty of care and will help limit litigation that names officers as defendants, when directors cannot be named because of their exculpatory protection, as a litigation strategy to compel settlement offers. This in turn may decrease future litigation and insurance costs. The Proposed Amendment would also enable the Company’s officers to continue to exercise good business judgment and act in the best interests of the Company’s stockholders, while minimizing their potential personal liability and reducing distractions arising from frivolous litigation, including diversion of management attention and the resultant waste of corporate resources.

Additionally, exculpatory provisions for directors are common amongst large public companies, and an increasing number of public companies, including several of the Company’s peers, have amended their charters to extend these provisions to officers. As a result, the Board believes that the Proposed Amendment is necessary to allow the Company to recruit and retain highly qualified persons to serve as officers.

The description of the proposal set forth above is qualified in its entirety by reference to the text of the proposed amendments to Article VII of the Charter, which are attached as Appendix C to this proxy statement and marked to show the proposed modifications, with deleted text shown in ~~strikethrough~~ and added or moved text shown as bolded and underlined.

The proposal to approve the Proposed Amendment will be approved if it receives affirmative votes from the holders of at least a majority of the voting power of all outstanding shares of the Company entitled to vote generally in the election of directors. If such approval is obtained, we would file promptly with the Secretary of State of the State of Delaware a Certificate of Amendment to our Charter reflecting the Proposed Amendment following the 2025 Annual Meeting. If such approval is not obtained, our Charter will not be amended.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HCA HEALTHCARE, INC. TO PROVIDE FOR THE EXCULPATION OF OFFICERS AS PERMITTED BY DELAWARE LAW.

PROPOSAL 6 — STOCKHOLDER PROPOSAL REGARDING

LAVISH GOLDEN PARACHUTES

We have been advised that John Chevedden intends to present the following proposal for consideration at the annual meeting. The address of the stockholder and number of the Company’s securities that the stockholder owns will be provided to stockholders promptly upon request. In accordance with federal securities laws, the resolution and supporting statement are quoted verbatim below. We are not responsible for the content of the proponent’s proposal or supporting statement.

Proponent’s Proposal and Supporting Statement

Proposal 6 — Shareholder Vote regarding Lavish Golden Parachutes

Shareholders request that the Board seek shareholder approval of any senior manager’s new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus. This proposal only applies to the Named Executive Officers. This provision shall at least be included in the Corporate Governess Principals of the Company.

“Severance or termination payments” include cash, equity or other pay that is paid out or vests due to a senior executive’s termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans, but not life insurance, pension benefits, or deferred compensation earned and vested prior to termination.

“Estimated total value” includes: lump-sum payments; payments offsetting tax liabilities, perquisites or benefits not vested under a plan generally available to management employees, post-employment consulting fees or office expense and equity awards if vesting is accelerated, or a performance condition waived, due to termination.

The Board shall retain the option to seek shareholder approval after material terms are agreed upon.

Unfortunately some companies only apply the 2.99 limit to cash golden parachutes which means that there is no limit to lavish non-cash golden parachutes for which shareholders have no voting power.

This proposal is relevant even if there are current golden parachute limits. A limit on golden parachutes is like a speed limit. A speed limit by itself does not guarantee that the speed limit will never be exceeded. Like this proposal the rules associated with a speed limit provide consequences if the limit is exceeded. With this proposal the consequences are a non-binding shareholder vote is required for unreasonably rich golden parachutes.

This proposal places no limit on long-term equity pay or any other type pay. This proposal thus has no impact on the ability to attract executive talent and does not discourage the use of long-term equity pay because it places no limit on golden parachutes. It simply requires that lavish golden parachutes be subject to a non-binding shareholder vote at a shareholder meeting already scheduled for other matters.

This proposal is relevant because the annual say on executive pay vote does not have a separate section for approving or rejecting golden parachutes. Also the HCA executive pay governance score is 8 with 10 being the worse possible score.

This proposal topic also received between 51% and 65% support at:

FedEx (FDX)

Spirit AeroSystems (SPR)

Alaska Air (ALK)

AbbVie (ABBV)

Fiserv (FISV)

Please vote yes:

Shareholder Vote regarding Lavish Golden Parachutes — Proposal 6

Statement of the Board of Directors in Opposition to the Stockholder Proposal

We have carefully reviewed Proposal 6 and, for the following reasons, have determined that adopting the proposal is not in the best interests of HCA Healthcare or our stockholders. The Board unanimously recommends a vote “Against” the proposal.

The Company’s Current Executive Severance Policy Already Limits Cash Severance Payments to Executives to Well Below 2.99 Times the Sum of Base Pay Plus Target Bonus.

Our Executive Severance Policy, which applies to all named executive officers (other than a single executive subject to an employment agreement), is designed to provide reasonable compensation under certain circumstances if the executive’s employment is terminated for involuntary separation (other than for a reason that would render them ineligible for rehire) or good reason (as defined in the Executive Severance Policy). Our Executive Severance Policy already limits cash severance payments to 18 to 24 months of the executive’s base salary, plus a pro rata performance bonus for the year of termination and a lump sum amount equal to the amount needed to continue the executive’s existing medical coverage for 18 months. In order to receive any benefits under our Executive Severance Policy, the executive must sign a Separation Agreement and General Release that is acceptable to our Human Resources Policy Committee.

Mr. Hazen’s cash severance payments are governed by an employment agreement which was originally entered into in 2006. Mr. Hazen’s employment agreement is designed to provide reasonable compensation if his employment is terminated by the Company without “cause” or by Mr. Hazen for “good reason.” In such case, Mr. Hazen would be entitled to receive cash severance payments in an amount equal to two times the sum of his base salary and annual performance bonus incentive for the prior year, payable over a two-year period, plus a pro rata portion of any annual performance bonus he would have been entitled to receive for the year of termination. Mr. Hazen’s right to receive any severance benefits under his employment agreement is subject to his continued compliance with restrictive covenants and the signing of a general release of claims.

Because our existing Executive Severance Policy limits cash severance to below 2.99 times the sum of base salary plus target bonus, and Mr. Hazen’s employment agreement is designed to provide reasonable compensation, the independent members of the Board of Directors unanimously believe the consent requirement contained within this stockholder proposal is unnecessary.

Payments to Terminated Executives, Including Under Our Stockholder-Approved Equity Compensation Plans, are Subject to Reasonable and Appropriate Limits and Robust Governance Oversight.

Our Executive Severance Policy and equity compensation plans are subject to the ongoing oversight of the Compensation Committee, which is composed entirely of independent directors. For example, the Compensation Committee reviews and approves all awards made under the Company’s equity incentive plans, which plans have been approved by our stockholders. Our Compensation Committee also engages an independent compensation consultant to review external benchmarking data and assist us in developing our executive compensation and benefit programs (including post-employment compensation and benefits) within reasonable and appropriate limits.

With respect to certain of our named executive officers, the 2.99 threshold may be exceeded in certain termination circumstances when accounting for the broad definition of equity included within the Proposal. However, we believe our robust governance and compensation setting processes provide reasonable and appropriate oversight and limits on the post-employment compensation afforded to our executives.

Stockholders Already Have a Voice on Executive Pay Through the Annual Say-On-Pay Vote and Our Stockholder Engagement Efforts.

Our existing governance practices provide robust oversight over potential post-termination payments to executives, making the proposal’s stockholder approval requirement superfluous and unnecessary. Each of our equity compensation plans has been approved by our stockholders. Moreover, our existing plans and policies governing post-employment compensation for our named executive officers are discussed in depth within our annual proxy statement each year, and stockholders have the opportunity to address those practices through our annual say-on-pay vote. In the event of a change in control event, stockholders would have further opportunities to express their views on compensation to our executives in connection with that transaction (including the change in control provisions). Therefore, the stockholder approval requirement contained within this proposal is duplicative and unnecessary.

Further, we engage with our stockholders in order to, among other matters, provide visibility and transparency into our compensation practices. The Board believes additional stockholder voting on post-termination payments is unnecessary and that stockholders already have appropriate avenues for providing input on our compensation practices.

The Proposal Would Hinder the Company’s Ability to Attract and Retain Executive Talent, Placing Us at a Competitive Disadvantage.

We compete for talent with other large companies in and outside of our industry. We rely on a competitive compensation program, and in particular equity awards and carefully designed severance benefits, to motivate and retain our executives. The Board believes these benefits are necessary for the Company to remain competitive in attracting and retaining highly qualified individuals upon whom, in large measure, the Company’s long-term growth and success depend.

The Proposal could require stockholder approval to allow executives to realize the full value of their severance benefits. This would likely have an adverse effect on the Company’s ability to attract and retain key talent, as a meaningful portion of an executive’s compensation may be contingent on stockholder approval and remain uncertain until a stockholder vote could be held.

We believe that our Compensation Committee, which is composed entirely of independent directors, is in the best position to design and implement executive compensation plans and policies that are aligned with the interests of our stockholders. To do that, the Compensation Committee must have the flexibility and discretion to structure an effective and competitive executive compensation program, taking into account market practices, market competitiveness and the Company’s strategic, operational and financial goals. The Proposal would unduly limit the Compensation Committee’s ability to exercise its judgment and effectively structure our executive compensation program.

Requiring stockholder approval (even an advisory vote) may result in significant uncertainty and delays, effectively precluding the Company from quickly and thoughtfully negotiating with and securing talent. The stockholder approval requirement would also infuse an element of uncertainty for potential new hires and existing executives we are striving to retain if the Compensation Committee feels compelled to restructure their compensation because of a stockholder vote.

The combination of making it more difficult for the Company to secure our existing executive talent while at the same time also substantially hindering our ability to hire new executive talent could create significant gaps in our executive talent ranks. The proposal’s negative impact on our ability to compete for executive talent is therefore antithetical to the best interests of our stockholders.

The Proposal’s Rigid Procedural Requirements Would Undermine the Objectives of Providing Severance in the Context of a Change in Control.

Implementing the proposal’s rigid procedural requirements could distract executives from maximizing stockholder value, particularly during a period of uncertainty such as before a potential change in control or during a major restructuring effort. Furthermore, holding special stockholder meetings to implement the proposal for qualifying terminations would be impractical, administratively burdensome, costly and time-consuming, resulting in an unnecessary use of resources. The Board and the Compensation Committee believe that our existing severance arrangements more appropriately limit severance benefits than the proposal while incentivizing our executives to maximize stakeholder value.

In summary, our Board believes that our current executive compensation policies and practices, including our plans and policies governing post-employment compensation, are reasonable and appropriate, and they effectively align the interests of our executives with those of our stockholders. As disclosed in our Proxy Statement, our existing policies and practices already provide reasonable and appropriate governance and limits with respect to post-employment executive compensation. Through our annual say-on-pay vote and our stockholder engagement, our stockholders already have a voice on our executive compensation policies. Adoption of this proposal could prevent us from effectively recruiting, incentivizing and retaining critical talent and, therefore, would not be in the best interests of our stockholders or the Company. Further, the Proposal’s onerous and costly procedural requirements would result in an unnecessary use of resources. For the reasons described above, our Board recommends that you vote “AGAINST” this proposal.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL.

Vote Required

The stockholder proposal will be approved if it receives affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote.

PROPOSAL 7 — STOCKHOLDER PROPOSAL REGARDING

AMENDMENT TO PATIENT SAFETY AND QUALITY OF CARE COMMITTEE CHARTER

We have been advised that Dr. Allen W. Lalor intends to present the following proposal for consideration at the annual meeting. The address of the stockholder and number of the Company’s securities that the stockholder owns will be provided to stockholders promptly upon request. In accordance with federal securities laws, the resolution and supporting statement are quoted verbatim below. We are not responsible for the content of the proponent’s proposal or supporting statement.

Proponent’s Proposal and Supporting Statement

Resolved: HCA Healthcare, Inc. (“HCA”) shareholders request the Board of Directors to amend the charter of the Board’s Patient Safety and Quality of Care Committee (the “Committee”) to require the Committee to review staffing levels and their impact on patient safety, quality of patient care, and patient satisfaction ratings.

Supporting Statement

The Committee is responsible for “review[ing] matters concerning or relating to the quality of medical care delivered to patients, efforts to advance the quality of healthcare provided and patient safety.”1 Adequate staffing levels are critical to patient safety and high-quality care. Studies show nurse-to-patient ratios significantly impact infections, morbidity, mortality, errors, and patient safety events, such as falls.2

The number of staff per patient also impacts patient satisfaction ratings.3 This is evident at HCA’s Mission Hospital in Asheville, North Carolina, where staffing levels were reduced from 6 full time equivalents per bed prior to HCA’s purchase in 2019, to 3.7 post-sale.4 Over the same period, Mission’s patient satisfaction ratings dropped two points.5

Inadequate staffing levels can be caused by healthcare worker burnout, which contributes to high turnover and “harmful consequences for patient care and safety.”6 The Surgeon General recommends healthcare organizations, “updat[e] policies for staffing standards that ensure patient safety and health worker well-being.”7

COVID-19 exacerbated healthcare worker burnout, and the resulting impacts on turnover and patient care have been widely reported.8 National and state policymakers responded. In January 2022, the Biden Administration awarded $103 million “to improve the retention of healthcare workers and

[1]	https://s23.q4cdn.com/949900249/files/doc_downloads/governance_documents/2021/HCA_Healthcare_-_Patient_Safety_and_Quality_of_Care_Charter_October_2021.pdf
[2]

https://psnet.ahrq.gov/primer/nursing-and-patient-safety; https://www.healthcarousel.com/resources/anurse-staffing-ratios-and-patient-outcomes#:~:
text=Studies%20show%20that%20hospitals%20with,better%20care%20to%20fewer%20patients

[3]	https://pubmed.ncbi.nlm.nih.gov/30171648/
[4]	https://hlp.law.wfu.edu/wp-content/uploads/sites/11/2024/04/HCA-Mission-Financial-Performance-working-draft-WFU.pdf; https://reclaimhealthcarewnc.org/in-the-news, pp 9-11.
[5]	https://docs.google.com/spreadsheets/d/11PtNMq4-lBkA9e7eipAktOqC7WJh6c1m/edit?gid=290786386#gid=290786386
[6]	https://www.hhs.gov/sites/default/files/health-worker-wellbeing-advisory.pdf, at 7
[7]	https://www.hhs.gov/sites/default/files/health-worker-wellbeing-advisory.pdf, at 22.
[8]	https://www.ama-assn.org/practice-management/physician-health/half-health-workers-report-burnout-amid-covid-19 help respond to the nation’s critical staffing needs by reducing burnout.”9 Bipartisan federal legislation providing funds for healthcare providers’ mental health was adopted in 2022,10 and 2024 legislation to reauthorize that law passed out of committee.11 Legislation imposing staffing standards or mandating a process to set standards passed in several states, and was introduced recently at the federal level12 and in Maine13 and Illinois.14

HCA’s staffing levels are reportedly 30% below industry averages in recent years.15 Eighty-nine percent of respondents to a January 2022 survey of over 1500 healthcare workers at HCA hospitals agreed with the statement, “I feel short staffing at my hospital is compromising patient care.”16 Nursing shortages at Mission Hospital coincided with an Immediate Jeopardy citation based on nine cases, including four deaths, and an Emergency Medical Treatment and Labor Act violation in February 2024.17

Despite staff levels’ importance, the Committee’s charter does not specifically identify them as a factor the Committee should review in connection with its oversight of patient safety and quality of care. Robust board oversight of this area is crucial for effective risk management and protection of long-term shareholder value. For these reasons, I urge you to vote FOR this proposal.

Statement of the Board of Directors in Opposition to the Stockholder Proposal

We have carefully reviewed Proposal 7 and, for the following reasons, have determined that adopting the proposal is not in the best interests of HCA Healthcare or our stockholders. The Board unanimously recommends a vote “Against” the proposal.

The Proposal is unnecessary because our existing governance structures already require robust oversight with respect to patient safety, human capital, and risk management.

The Proposal is unnecessary because our existing governance structures already require oversight with respect to patient safety, human capital and risk management. The Board oversees risk management both directly and through delegation of certain responsibilities to the Patient Safety and Quality of Care Committee (the “Committee”) and the Compensation Committee of the Board. The Committee charter, which the Proposal seeks to amend, details the powers and duties of the Committee, including with respect to reviewing:

•	the Quality, Safety, Risk, and Clinical Services Improvement Strategies;

•	the policies and procedures developed to promote quality patient care and patient safety;

•	the development of internal systems and controls to carry out the Company’s standards, policies and procedures relating to quality of patient care and patient safety; and

[9]	https://www.hhs.gov/about/news/2022/01/20/biden-harris-administration-awards-103-million-american-rescue-plan-funds-reduce- burnout-promote-mental-health-wellness-among-health-care-workforce.html
[10]	https://www.congress.gov/bill/117th-congress/house-bill/1667
[11]	https://www.asahq.org/advocacy-and-asapac/fda-and-washington-alerts/washington-alerts/2024/05/senate-help-committee- advances-dr-lorna-breen-health-care-provider-protection-reauthorization-act
[12]	https://www.congress.gov/bill/118th-congress/senate-bill/1113
[13]	https://themainemonitor.org/nurse-patient-ratios-1639/
[14]	https://capitolnewsillinois.com/news/nurses-unions-push-for-mandatory-staff-to-patient-ratios/
[15]	https://bit.ly/3UtYJ6B
[16]	Id.
[17]	https://www.asheville.com/news/2024/05/asheville-watchdog-deadly-failures-in-care-at-hca-mission-coincided- with-hundreds-of-vacant-nurse-positions/

•	as appropriate, information relating to Company quality, clinical risk, patient safety and performance improvement.

The Committee charter empowers the Committee to review any matters that might impact patient safety, which includes staffing levels. The Committee charter also provides that the Committee shall review matters concerning or relating to the quality of medical care delivered to patients, efforts to advance the quality of health care provided, and patient safety. The proposal seeks to substitute the proponent’s judgment for the Board’s judgment with respect to the appropriate manner of Board and Committee oversight of these matters by making a particular review by the Committee mandatory. We believe the Board and our management are the parties best positioned to determine the appropriate governance and oversight of these matters for the Company. Also, the proposal incorrectly assumes that without amending the Committee charter, our existing safeguards and procedures at the Board and hospital level are insufficient to ensure appropriate staffing and to evaluate the impact of staffing on patient safety.

The Board oversees human capital considerations through specific delegation to the Board’s Compensation Committee, including HCA Healthcare’s human capital management strategies and policies with respect to attracting, developing, retaining and motivating employees, developing workplace culture, improving employee relations, and promoting workplace safety.

In addition, as part of the Board’s oversight of risk management, the full Board receives detailed reporting about HCA Healthcare’s enterprise risk management processes, which includes an annual risk assessment that is used to identify risks and potential mitigation strategies. The results of this enterprise risk management process are presented to and discussed with management and the Board, and such risks and mitigation strategies are regularly monitored and updated. Members of senior management attend the quarterly Board and committee meetings, as appropriate, and discuss strategic matters involving our operations, such as quality of care, patient safety and staffing. Members of senior management are also available to address any questions or concerns raised by directors regarding risk management.

We believe that HCA Healthcare’s existing governance structures, including Board delegation to the Committee and the Compensation Committee, already provide the appropriate level of oversight with respect to patient safety, human capital and risk management, and therefore, we do not believe the Proposal would result in any meaningful benefit to our patients.

Our staffing practices reflect our commitment to the safety of our patients and colleagues.

Our staffing practices are an essential component of our delivery of high-quality care, and we believe our staffing levels are safe and appropriate. Staffing decisions to support patient care at our approximately 190 hospitals are made on a daily basis at the facility level. Like many other health care providers, our hospital nursing leaders determine nurse staffing levels based on many different factors and projections, including, but not limited to:

•	the projected number of patients, the anticipated complexity of their medical needs, and the particular area of care patients are expected to require, such as surgery or the intensive care unit;

•	the number, type, licensure, and skills of staff available at the time schedules are developed;

•	the potential for surges in the number of patients each day; and

•	the applicable legal requirements affecting the composition of clinical teams and the delivery of patient care, including those at the state or federal level or required by our accrediting bodies.

Our nurse, hospital and regional leaders also evaluate our staffing models utilizing other factors, including, but not limited to, quality data, patient outcomes, and nurse sensitive indicators, to help our patients receive high-quality care.

HCA Healthcare is a leader in providing high-quality care.

In each of our approximately 44 million annual patient encounters at our approximately 190 hospitals and 2,400 sites of care, we strive to give every one of our patients the high-quality care they need and deserve. The high-quality care we deliver has been recognized by leading independent authorities on hospital safety. According to the Agency for Healthcare Research and Quality, over half of the most common reasons people seek care in hospitals across the United States are infections, stroke, and cardiac-related events. In those complex care situations, HCA Healthcare outperforms the national benchmarks. For example, according to the Centers for Medicare & Medicaid Services (CMS) Care Compare website as of February 2025:

•

HCA Healthcare hospitals in the aggregate perform better than the national average across all six publicly reported Healthcare-Associated Infections based on a Standardized Infection Ratio of actual infections/expected infections.

•	80% of HCA Healthcare hospitals perform at or above the national average for sepsis bundle compliance, which focuses on early recognition and early intervention.

•

Over 70% of HCA Healthcare hospitals perform at or better than the national average on stroke care based on the 30-day risk-standardized mortality rate for Medicare fee-for-services (FFS) stroke patients.

•

Over 65% of HCA Healthcare hospitals perform at or better than the national average for heart attack and heart failure based on 30-day risk-standardized mortality rates for Medicare FFS Heart Attack and Heart Failure patients, respectively.

49 of HCA Healthcare’s hospitals were named on the 2025 Healthgrades America’s 250 Best Hospitals list, which recognizes the top 5% of hospitals in the country for clinical excellence. Based exclusively on patient outcomes, this annual designation is reserved for hospitals that demonstrate superior performance in providing care for conditions and procedures across multiple specialty lines and areas. Further, 10 HCA Healthcare hospitals were recognized as America’s 100 Best Hospitals for being in the top 2% in the nation for consistent clinical excellence. Mission Hospital in North Carolina received the 2025 Healthgrades America’s 50 Best Hospitals Award for being within the top 1% in the nation for consistent clinical excellence. This is the hospital’s 10th consecutive year being recognized by Healthgrades.

We actively pursue ways to improve our quality of care and patient safety. A few notable examples of our commitment and efforts include:

•

Our Patient Safety Organization (PSO) which was established in 2014 to collaborate with nurses and leaders from our patient safety, quality, and service line teams to establish and implement systems and processes that support safe, compassionate care. Through HCA Healthcare’s Safe Table program instituted in 2022, nurses, colleagues and caregivers can openly discuss concerns related to patient safety in a confidential and legally protected environment. The PSO analyzes feedback from Safe Table discussions to help identify opportunities and best practices to improve patient safety and the quality of health care delivery.

•	Our Enhanced Surgical Recovery program created in 2022 which helps patients recover more quickly from surgery with less use of opioids and reduces the rate of readmission.

•

Our enterprise-wide ER Revitalization Program launched in 2023 which focuses on promoting leadership excellence for nurses and physician ER leaders, investing in our unit-based councils, and strengthening our collaborative care approach across all clinical team members.

•

Our implementation of the nationally recognized National Action Plan to Advance Patient Safety (also known as the National Action Plan) in 2024. Through this implementation, each hospital established a team of leaders, physicians and front-line clinical staff that conducted a comprehensive assessment of the culture of safety and patient safety program within their facility. Based on their assessment results, each hospital implemented actions recommended from the National Action Plan with the intent to enhance the foundation and culture of safety within their facility.

HCA Healthcare is committed to providing our caregivers with the support and resources they need to provide our patients with high-quality care.

Our nursing strategy is guided by four pillars: Care First Culture, Dynamic Care Teams, Leadership and Advocacy and Clinical Education. We believe it is critical to support our nurses by focusing on recruitment, retention, new care models and capacity management. To help address global nursing shortages and support nursing workload, we have invested significantly in the recruitment of quality nurses while also expanding care teams to include licensed practical nurses (LPNs), licensed vocational nurses (LVNs), nurse externs, and patient care technicians. We have also introduced Clinical Support Coordinators to further support first-year registered nurses. Our approach helps to focus more of our nurses’ time on hands-on patient care and assists our nurses to practice at the top of their licenses.

In addition to staffing and care team support, we offer resources to our colleagues to help them further develop professionally. Our award-winning Leadership Institute offers 12 leadership programs and is designed to develop leaders who can grow the business and lead the industry. Recognizing that continuing education is a critical part of nursing practice, we offer our nurses access to a Continuing Education Unlimited library which contains more than 1,800 courses to help them stay abreast of relevant topics and developments in practice. In 2023, HCA Healthcare announced more than $300 million in investments to support the clinical education and training of nurses through the opening of new HCA Centers for Clinical Advancement and a partnership with Galen College of Nursing. Our Centers for Clinical Advancement are designed to help nurses advance their skills and careers, and new nursing graduates use the centers to complete their nurse residency program while veteran nurses can earn advanced certifications. Through the Galen College of Nursing, our aim is to increase access to nursing education, enhance the nursing pipeline and provide additional nursing career development opportunities.

To further support our caregivers, we have also implemented in our hospitals and surgery centers a three-pronged end-to-end process to address colleague health called Enterprise Health. The Enterprise Health process covers almost every stop along the employment timeline, from hiring to additional educational opportunities to creating a safer work environment.

We are also invested in supporting the personal well-being of our nurses so they can continue to provide the high-quality, patient-centered care our communities deserve. For example, our Nurse Care program is a free, confidential, 24/7 support program and counseling service that provides HCA Healthcare full-time and part-time hospital-based nurses remote access to licensed psychologists, social workers and marriage and family therapists. In addition, through our partnership with Optum, we offer free, confidential counseling sessions to our colleagues and members of their immediate household. We also provide our colleagues with access to free digital applications, resources and referral services to find help a variety of other items they may need, from home maintenance to legal support.

For all of the reasons discussed above, the Board believes that the adoption of this proposal is unnecessary, interferes with existing oversight and management efforts that have proven to be successful, and is not in the best interests of our stockholders.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL.

Vote Required

The stockholder proposal will be approved if it receives affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote.

PROPOSAL 8 — STOCKHOLDER PROPOSAL REGARDING

REPORT ON ACQUISITION STRATEGY

We have been advised that Julie Mayfield intends to present the following proposal for consideration at the annual meeting. The address of the stockholder and number of the Company’s securities that the stockholder owns will be provided to stockholders promptly upon request. In accordance with federal securities laws, the resolution and supporting statement are quoted verbatim below. We are not responsible for the content of the proponent’s proposal or supporting statement.

Proponent’s Proposal and Supporting Statement

Resolved: HCA Healthcare, Inc. (“HCA”) shareholders request that its Board of Directors publish a report within one year of the upcoming annual meeting (at reasonable expense and omitting proprietary and personally protected information) describing the healthcare consequences of its acquisition strategy and the impact its hospital acquisitions within the last 10 years have had on impacted communities. The report should include information related to (i) the number of physician departures post-acquisition; (ii) a comparison of pre and post-acquisition patient satisfaction ratings; (iii) a comparison of the number of staff per occupied beds pre and post-acquisition; and (iv) an overview of the impacted community’s perception of the acquisition.

Supporting Statement

Studies illustrate that hospital acquisitions can have a significant impact on the patients served by such hospitals, especially in rural areas with lower incomes and high poverty rates.1 HCA’s latest Form 10-K states that “a component of [HCA’s] business strategy is acquiring hospitals and other health care businesses.” HCA has spent a significant amount of money acquiring hospitals in various states, and shareholders are interested in understanding the healthcare consequences of such activities in the communities impacted by these acquisitions.

HCA’s acquisition of Mission Health (“Mission”) in 2019 illustrates the potentially harmful impact such acquisitions can have on impacted communities. After HCA acquired Mission, over 200 physicians2 left the hospital. In addition, almost immediately after the Mission acquisition, HCA allegedly raised prices by 10%, started charging patients surprise fees3 and reduced the number of staff per occupied bed from 6 full time equivalents pre-sale to 3.7 after the sale (average across North Carolina is 5.1).4 Patient satisfaction ratings declined precipitously from 4’s and 5’s pre-sale to 1’s and 2’s in 2023, and there were significant staff reductions and/or departures in services such as chaplaincy, pharmacy, rehabilitation, sterile processing, laboratory, and environmental services.5 Lastly, nursing shortages at Mission coincided with an Immediate Jeopardy citation based on nine cases, including four deaths, and an Emergency Medical Treatment and Labor Act violation in February 2024.6

[1]	https://www.advisory.com/daily-briefing/2024/04/29/hospital-mergers
[2]	https://avlwatchdog.org/how-many-doctors-have-left-mission-hca-wont-say/
[3]	https://www.economicliberties.us/our-work/the-harms-of-hospital-mergers-and-how-to-stop-them/#_ftnref3
[4]	https://hlp.law.wfu.edu/wp-content/uploads/sites/11/2024/04/HCA-Mission-Financial-Performance-working-draft-WFU.pdf; https://reclaimhealthcarewnc.org/in-the-news
[5]

https://hlp.law.wfu.edu/wp-content/uploads/sites/11/2024/08/HCA-Mission-Changes-in-Patient-Care-Following-HCAs-
Purchase-working-draft-WFU.pdf; https://avlwatchdog.org/former-mission-chaplain-the-moral-injury-that-is-happening-
there-daily-is-staggering/

[6]	https://www.asheville.com/news/2024/05/asheville-watchdog-deadly-failures-in-care-at-hca-mission-coincided- with-hundreds-of-vacant-nurse-positions/

Prior to HCA’s acquisition, Mission was the only health system designated as one of the nation’s Top 15 Health Systems in six of seven years by IBM/Watson Health (2012-2015; 2017-2018). Since 2019, Mission has experienced a steep decline in the quality of care and patient experience,7 regulatory censure, lawsuits from the North Carolina Attorney General and community opposition.8

There is robust evidence that hospital acquisitions can cause an array of problems, including higher prices, worse health outcomes, shutdowns and reduced access.9

Understanding the impact of HCA’s acquisitions on healthcare outcomes is important for shareholders, and it is imperative that HCA consider how its actions potentially contribute to the healthcare crisis impacting our society. For these reasons, I urge you to vote FOR this proposal.

Statement of the Board of Directors in Opposition to the Stockholder Proposal

We have carefully reviewed Proposal 8 and, for the following reasons, have determined that adopting the proposal is not in the best interests of HCA Healthcare or our stockholders. The Board unanimously recommends a vote “Against” the proposal.

We believe the report called for in this proposal is neither practicable nor a good use of Company resources, given its broad scope. If adopted as proposed, the proposal would result in unnecessary expense and burdens with limited benefit to our stockholders.

The scope of the proposal and requested report is overly broad and would be difficult in practice to prepare given that it requests the Company to describe “the healthcare consequences of its acquisition strategy” with specific reference made to four categories of information, some of which would be difficult or impracticable to prepare on a reliable and consistent basis, particularly given the requested 10-year time period. The proposal also specifies the inclusion of certain categories of information that may not be useful or complete standing alone, which would necessitate further expense and additional work.

Even if the report were prepared as requested, it would provide limited benefits to our stockholders. At its core, the proposal attempts to direct the Company to provide information about its general business and acquisition strategy and the Company’s operations following an acquisition, and, therefore, the Company’s ordinary business. Numerous complex factors, many of which require analysis of constantly changing information to which our stockholders do not have access, are considered by the Company in connection with its acquisition strategy, integrations and related operations. It would be inappropriate to attempt to delegate management functions to stockholders, and it would not be practical to allow stockholders to oversee such decisions.

HCA Healthcare is a leader in providing high-quality care.

In each of our approximately 44 million annual patient encounters at our approximately 190 hospitals and 2,400 sites of care, we strive to give every one of our patients the high-quality care they need and deserve. The high-quality care we deliver has been recognized by leading independent authorities on hospital safety. According to the Agency for Healthcare Research and Quality, infections, stroke, and cardiac-related events make up more than half of the most common reasons people seek care in hospitals across the United States. In these complex care situations, HCA Healthcare outperforms the

[7]	https://www.statnews.com/2023/11/30/hca-mission-hospital-cost-cutting-appalachia/
[8]	https://reclaimhealthcarewnc.org
[9]	https://www.economicliberties.us/our-work/the-harms-of-hospital-mergers-and-how-to-stop-them/#_ftnref3 national benchmarks. For example, according to the quality results available on the Centers for Medicare & Medicaid Services (CMS) Care Compare website as of February 2025:

•

HCA Healthcare hospitals in the aggregate perform better than the national average across all six publicly reported Healthcare-Associated Infections based on a Standardized Infection Ratio of actual infections/expected infections.

•	80% of HCA Healthcare hospitals perform at or above the national average for sepsis bundle compliance, which focuses on early recognition and early intervention.

•

Over 70% of HCA Healthcare hospitals perform at or better than the national average on stroke care based on the 30-day risk-standardized mortality rate for Medicare fee-for-services (FFS) stroke patients.

•

Over 65% of HCA Healthcare hospitals perform at or better than the national average for heart attack and heart failure based on 30-day risk-standardized mortality rates for Medicare FFS Heart Attack and Heart Failure patients, respectively.

49 of HCA Healthcare’s hospitals were named on the 2025 Healthgrades America’s 250 Best Hospitals list, which recognizes the top 5% of hospitals in the country for clinical excellence. Based exclusively on patient outcomes, this annual designation is reserved for hospitals that demonstrate superior performance in providing care for conditions and procedures across multiple specialty lines and areas. Further, 10 HCA Healthcare hospitals were recognized as America’s 100 Best Hospitals for being in the top 2% in the nation for consistent clinical excellence. Mission Hospital in North Carolina received the 2025 Healthgrades America’s 50 Best Hospitals Award for being within the top 1% in the nation for consistent clinical excellence. This is the hospital’s 10th consecutive year being recognized by Healthgrades.

The Company already provides extensive disclosure regarding the high-quality care it delivers and other ways it impacts the communities we serve.

In addition to the information contained in the Company’s reports filed with the Securities and Exchange Commission, the Company’s website provides extensive information regarding the Company’s operations and its commitment to the care and improvement of human life. Each year the Company prepares its Impact Report, which specifically focuses on ways the Company and our colleagues delivered for stakeholders, including the many communities we serve.

Highlights from the Company’s 2024 Impact Report regarding community impacts include:

•

Company efforts to care for colleagues by investing in clinical education and training for nurses, and supporting the health and well-being of our colleagues through a variety of programs, resources and opportunities, including the HCA Healthcare Hope Fund, a 501(c)(3) nonprofit run by colleagues, for colleagues to help support their fellow colleagues who face financial hardship due to natural disaster, illness or injury, domestic violence, death of a loved one or other unexpected situations;

•

The work of the HCA Healthcare Foundation to promote health and well-being in the communities we serve, including through the Healthier Tomorrow Fund and the Healthy Food for Healthier Tomorrows campaign;

•	How the Company stands ready to care for patients and colleagues through a variety of emergency scenarios, such as hurricanes and other severe weather events through its

Enterprise Emergency Operations Center (EEOC), which is comprised of leaders from 30 enterprise functional areas with expertise in clinical care, logistics and supply chain, risk management, transportation and local communities who are supported by cutting-edge technology and knowledge of the entire HCA Healthcare enterprise;

•

The Company’s annual Crush the Crisis prescription drug take back day, which aligns with the National Prescription Drug Take Back Day and provides a convenient opportunity for the community to safely dispose of medications; and

•

Economic contributions to communities, such as: (i) $29.5 billion in payroll and benefits; (ii) $3.7 billion estimated cost for the delivery of charity care, uninsured discounts and other uncompensated care; (iii) more than $43 million in enterprise giving to community organizations; and (iv) $5.9 billion federal, state and local taxes incurred in 2023.

Our scale helps us be there when our communities need us most.

We are committed to providing the communities we serve with high-quality care while growing our business and creating long-term value for our stockholders. One way we grow our business is through strategic acquisitions, and because we are one of the leading health care services companies in the U.S., we believe our scale provides advantages to the communities we serve through our facilities.

For example, we were able to utilize our experience, infrastructure and scale to help our Mission Health colleagues and the western North Carolina communities we serve when Hurricane Helene hit Asheville, North Carolina in September 2024. The hurricane brought heavy rainfall, strong winds and widespread flooding that resulted in loss of life, significant damage and power outages. HCA Healthcare operates seven hospitals and has thousands of colleagues in western North Carolina, many of whom were affected by the storm and its aftermath. Our experienced EEOC and resources of scale enabled us to provide timely support response efforts by mobilizing resources to impacted facilities and assessing the needs of the affected communities. In the aftermath of Hurricane Helene, the Company provided critical support and helped maintain hospital operations by utilizing our resources to:

•	Deploy over 400 nurses, physicians, and other colleagues from the Company’s sister facilities to help support and relieve impacted caregivers,

•	Dig two new wells to access water necessary to operate chillers,

•	Arrange tanker trucks to provide clean water, and

•

Provide essential supplies and necessities to our colleagues and their families, including thousands of bottles of water, gallons of fuel and meals, as well as mobile laundry and shower units, mini marts and hotel accommodations.

On October 1, 2024, the Company announced that it would contribute $1 million through community organizations to aid in Hurricane Helene relief efforts in North Carolina, which included $250,000 to the United Way of Asheville and Buncombe County to help with immediate natural disaster response and long-term support for flood victims, $250,000 to the American Red Cross of North Carolina to help support its shelter locations, and an additional $500,000 to other community partners that provide direct support for hurricane-related issues.

Further, on November 14, 2024, the Company announced that The Frist Foundation donated $1 million to the HCA Healthcare Hope Fund to support HCA Healthcare colleagues impacted by

Hurricanes Helene and Milton. At that time, more than 3,400 colleagues had turned to the HCA Healthcare Hope Fund for assistance, with more than $2.7 million in grants already distributed to those impacted by the two storms.

For all of the reasons discussed above, the Board believes the adoption of this proposal is unnecessary, has limited benefits to our stockholders and is not in the best interests of our stockholders.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL.

Vote Required

The stockholder proposal will be approved if it receives affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote.

PROPOSAL 9 — STOCKHOLDER PROPOSAL REGARDING

REPORT ON SERVING PLANT-BASED MEALS

We have been advised that the Physicians Committee for Responsible Medicine (“PCRM”), 5100 Wisconsin Ave., NW, Suite 400, Washington, DC 20016, intends to present the following proposal for consideration at the annual meeting. The number of the Company’s securities that the stockholder owns will be provided to stockholders promptly upon request. In accordance with federal securities laws, the resolution and supporting statement are quoted verbatim below. We are not responsible for the content of the proponent’s proposal or supporting statement.

Proponent’s Proposal and Supporting Statement

RESOLVED

HCA Healthcare, Inc. is “committed to the care and improvement of human life.” The American Medical Association and other medical professionals recognize that plant-based diets offer patients a variety of health benefits, including lower risks of cardiovascular disease, type 2 diabetes, obesity, certain cancers, and even severe COVID-19. We urge the board to fulfill its commitment to improving human life by commissioning a report on the feasibility of serving plant-based meals as the primary option for patients in all food service settings. The report should also address the health risks of continuing to serve patients known carcinogens, such as processed meat products.

SUPPORTING STATEMENT

In 2017, the American Medical Association called on hospitals to improve patient health by providing a variety of healthful food, including plant-based meals and meals that are low in fat, sodium, and added sugars; eliminating processed meats; and providing and promoting healthful beverages. Subsequently, NYC Health + Hospitals, the country’s largest municipal health care system, began serving plant-based meals as the default lunch and dinner option for inpatients at its 11 public hospitals. In announcing the program, NYCHH’s president stressed “the importance of a healthy diet and how it can help fend off or treat chronic conditions like type 2 diabetes, high blood pressure, and heart disease.”

It is well-established that plant-based dietary patterns reduce the risk of cardiovascular disease and type 2 diabetes and are particularly effective in the prevention and treatment of overweight and obesity, as well as body weight maintenance. Large prospective cohort studies, such as the EPIC study (European Prospective Investigation into Cancer and Nutrition), the Adventist-Health Study, the Nurses’ Health Study, and the Health Professionals Follow-Up Study, have repeatedly demonstrated these benefits.

In 2015, the World Health Organization’s International Agency for Research on Cancer classified processed meat — which includes bacon, sausage, hot dogs, and other meat products preserved with additives or otherwise manipulated to alter color, taste, and durability — as carcinogenic to humans. Investigators in the EPIC study, which followed 448,568 people, relatedly discovered an 11 percent increased risk of dying from cancer with the consumption of 50 grams of processed meat per day. In contrast, substitution studies have found that replacing one serving of processed meat per day with nuts decreased risk for disease by 19 percent and replacement with legumes decreased risk by 10 percent. IARC also classified red meat as probably carcinogenic to humans.

Diabetes and cancer rates are on the rise. With more than 43 million patient encounters per year, HCA is positioned to improve public health nationwide. Serving healthful food helps patients get well and stay well over the long term, creating a teachable moment in which patients learn which foods help treat and prevent chronic disease.

HCA has the duty of, and commitment to, improving the life of its patients. We urge shareholders to support this resolution for a feasibility report on serving plant-based meals as the primary option for patients.

Statement of the Board of Directors in Opposition to the Stockholder Proposal

We have carefully reviewed Proposal 9 and, for the following reasons, have determined that adopting the proposal is not in the best interests of HCA Healthcare or our stockholders. The Board unanimously recommends a vote “Against” the proposal.

The proposal is unnecessary because HCA Healthcare already offers a wide variety of healthy meals, including plant-based options, to patients, staff and visitors at its hospitals.

We already offer an array of plant-based foods, and other healthful food options, such that a report on the feasibility of offering such foods to our patients is unnecessary. Approximately 97% of our facilities offer a variety of plant- based meals in our retail operations, and approximately 83% of our facilities offer plant-based meals in our patient operations. Additionally, we are enhancing our plant-based food program through two enterprise-wide initiatives. First, in connection with a software upgrade, we are standardizing diet orders to include vegan and vegetarian options across all facilities. These mandatory standardized orders have been implemented at 17% of the Company’s facilities across five divisions, with an additional 13% expected by the end of 2025. Second, as part of our menu standardization initiative, we are deploying nutritional system technology that is designed to enable division-wide menus to include vegetarian and vegan options. The implementation has been successfully piloted and implemented in one of the Company’s divisions, with plans to expand implementation to all divisions by 2027.

Our menu standardization initiative is designed to support a comprehensive range of plant-based options through a menu engineering platform that includes 2,905 recipes, with 675 vegan and 1,640 vegetarian choices. Meatless and plant-based protein options include Italian-style sausage and alternative chicken patties, strips, and nuggets, as well as “steak” tips. We have also considered whether to serve processed meat products and believe that offering these foods is justified for patients who do not have specific health contraindications, or for those who can benefit from them as a source of protein or comfort, particularly in cases of malnutrition. When deciding whether to provide these options, consideration is given to individual patient needs, including dietary restrictions, cardiovascular health, and risk factors for chronic conditions. We also strive to offer variety and choice when it is appropriate and feasible.

Additionally, the meals provided at our facilities are already subject to dietary guidelines and standards. Certain of our hospitals are required to provide plant-based meal options to patients pursuant to certain state-level initiatives. For example, in 2018, California passed SB1138, which requires hospitals and certain other licensed health care facilities to make available plant-based meals to patients. In addition, food options at our hospital facilities generally must adhere to dietetic manuals, such as the Academy of Nutrition and Dietetics Nutrition Care Manual and the Association of UK Dietitians Manual of Dietetic Practice, which our U.S. and U.K. hospitals consult, respectively, to create menus and other meal offerings.

Food purchasing decisions should be made by individual hospitals, not for all hospitals as a group, to help ensure we are offering appropriately tailored food options across our large and diverse network.

We serve a large and diverse patient and employee population that varies from hospital to hospital, and our approach to delivering high-quality care is rooted in our belief of always doing what is right for our patients. Across our diverse network of approximately 190 hospitals and 2,400 sites of care in 20 states and the U.K., we strive to deliver high-quality care that also meets the unique needs of our patients, their families and the individual communities we serve. Food purchasing decisions across this large and diverse network inherently involve complex operational, business and quality of care issues requiring knowledge of business and operational matters. Purchasing decisions are best made at the individual hospital level to help ensure that each hospital’s food offerings are sufficiently tailored to appropriately address the needs, preferences and demands of its respective hospital population. Our patient-specific food offerings are particularly complex and may involve medical staff consultation to address nutritional concerns, dietary requirements and drug-nutrient interaction risks. The proposal’s “one size fits all” approach to serve plant-based meals as the primary option for patients in all food service settings fails to recognize this reality.

Purchasing decisions at our hospitals require the real-time judgment of our management and employees who are well-positioned and have the necessary knowledge, information and resources to make informed decisions on a wide range of business and operational matters. By offering a robust variety of healthy food options, including plant-based meal options, to our hospitals through our managed order guides, we give each hospital the resources and flexibility they require in order to tailor their orders to address the needs, preferences and demands of the patients and communities they serve.

The proposal requests a report on the feasibility of serving plant-based meals as the primary option for patients in all food service settings and asks that such report address the health risks of serving certain foods to patients. At its core, the proposal attempts to direct us to regularly provide, or not provide, particular food products. Mandating a blanket policy for all hospitals to offer a fixed set of food options would ignore individual preferences and dietary restrictions and is inconsistent with our goal of delivering respectful, compassionate care to all patients our hospitals serve.

The proposal would result in unnecessary expense and waste.

Compliance with the proposal would result in unnecessary expenses due to potential lack of sufficient consumer demand for the plant-based food products by certain of our patient populations in various regions. Insufficient demand for such food options would result in food waste related to unused food products and additional and unnecessary costs associated with procurement, transportation and storage requirements for such products.

Further, requiring HCA Healthcare to produce an additional report of this nature would prove unduly burdensome, divert time and attention of our management, and give rise to undue expense, all while providing little to no additional value considering, as discussed above, we already offer a variety of plant-based meal options to patients at our hospitals.

For all of the reasons discussed above, the Board believes that the adoption of this proposal is unnecessary and not in the best interests of our stockholders or the patients and communities we serve.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL.

Vote Required

The stockholder proposal will be approved if it receives affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the annual meeting. The persons named in the Proxy Card will vote in accordance with the recommendation of the Board of Directors on any other matters incidental to the conduct of, or otherwise properly brought before, the annual meeting. The Proxy Card contains discretionary authority for them to do so.

EXECUTIVE COMPENSATION

COMPENSATION RISK ASSESSMENT

In consultation with the Compensation Committee (the “Committee”) of the Board of Directors, members of Human Resources, Financial Reporting, Legal, Enterprise Risk Management and Internal Audit assessed whether the Company’s compensation policies and practices encourage excessive or inappropriate risk taking by our colleagues, including our named executive officers. This assessment included a review of the risk characteristics of our business and the design of our incentive compensation plans and policies. Although a significant portion of our executive compensation program is performance-based, the Committee has focused on aligning the Company’s compensation policies with the long-term interests of the Company and avoiding rewards or incentive structures that could create unnecessary risks to the Company.

Management reported its findings to the Committee, and the Committee agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material, adverse effect on the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers. The following executive compensation discussion and analysis describes the principles underlying our executive compensation policies and decisions as well as the material elements of compensation for our named executive officers. Our named executive officers for 2024 were:

•	Samuel N. Hazen, Chief Executive Officer;

•	William B. Rutherford, Former Executive Vice President and Chief Financial Officer[1];

•	Michael A. Marks, Executive Vice President and Chief Financial Officer[2];

•	Jon M. Foster, Executive Vice President and Chief Operating Officer;

•	Michael R. McAlevey, Executive Vice President – Chief Legal and Administrative Officer[3]; and

•	Michael S. Cuffe, M.D., Executive Vice President and Chief Clinical Officer.

[1]	William B. Rutherford retired as Executive Vice President and Chief Financial Officer, effective May 1, 2024.
[2]	Michael A. Marks was promoted to the position of Executive Vice President and Chief Financial Officer, effective May 1, 2024.
[3]	Michael R. McAlevey was promoted to the position of Executive Vice President – Chief Legal and Administrative Officer, effective April 1, 2024.

Compensation Philosophy and Objectives. In order to achieve our mission and business objectives, our compensation programs are directed toward attracting, retaining and rewarding a qualified and effective workforce. We seek to pay all of our employees fairly, balancing a variety of internal and external factors aligned to our Company culture and values.

The core philosophy of our executive compensation program is to support the Company’s primary objective of providing high-quality health care to our patients, while making a positive impact on the communities in which we operate and enhancing the long-term value of the Company to our stockholders. Specifically, the Committee believes that an effective executive compensation program (for all executives, including named executive officers):

•	Reinforces the Company’s values and strategic initiatives;

•	Aligns the economic interests of our executives with those of our stockholders; and

•	Encourages attraction and long-term retention of the highest quality employees.

The Committee is committed to a strong, positive link between our business objectives and performance and our executive compensation and benefits practices.

Our compensation philosophy also allows for flexibility in establishing executive compensation based on an evaluation of information prepared by management or other advisors and other subjective and objective considerations deemed appropriate by the Committee, subject to any contractual agreements with our executives. The Committee also considers the recommendations of our Chief Executive Officer for executives other than himself. This flexibility is important to ensure our compensation programs are competitive and our compensation decisions appropriately reflect the unique contributions and characteristics of our executives.

2024 Performance Highlights

Financial Results and Stockholder Return:

•	For 2024, revenues totaled $70.603 billion, an 8.7% increase from 2023.

•	We generated solid cash flows from operating activities, totaling $10.514 billion for 2024.

•

Net income attributable to HCA Healthcare, Inc. was $5.760 billion, or $22.00 per diluted share, for the year ended December 31, 2024, compared to $5.242 billion, or $18.97 per diluted share, for the year ended December 31, 2023.

•	We paid $2.64 per share in dividends in 2024, a 10.0% increase from 2023.

Quality and Patient Care:

•

The Company’s performance scores on the Centers for Medicare & Medicaid Services (“CMS”) inpatient and outpatient measures continued to exceed the CMS national averages. For example, according to results released by CMS Care Compare in February 2025:

•

HCA Healthcare hospitals in the aggregate perform better than the national average across all six publicly reported Healthcare-Associated Infections based on a Standardized Infection Ratio of actual infections/expected infections.

•	80% of HCA Healthcare hospitals perform at or above the national average for sepsis bundle compliance, which focuses on early recognition and early intervention.

•	Over 70% of HCA Healthcare hospitals perform at or better than the national average on stroke care based on the 30-day risk-standardized mortality rate for Medicare FFS stroke patients.

•

Over 65% of HCA Healthcare hospitals perform at or better than the national average for heart attack and heart failure based on 30-day risk-standardized mortality rates for Medicare FFS Heart Attack and Heart Failure patients, respectively.

•	36 HCA Healthcare-affiliated hospitals were named in the “Top 100 Hospitals” and 17 HCA Healthcare-affiliated hospitals were included in the “Top 40 Teaching Hospitals” by Fortune and PINC AI in 2024.

•	35 HCA Healthcare affiliated sites of care received the 2024 Press Ganey Human Experience Award.

•

49 of HCA Healthcare’s hospitals were named on the 2025 Healthgrades America’s 250 Best Hospitals list, which recognizes the top 5% of hospitals in the country for clinical excellence, with 10 of the hospitals also recognized in the list of America’s 100 Best Hospitals for being in the top 2% in the nation for consistent clinical excellence.

Impact of Performance on 2024 Compensation. Our compensation philosophy, which is described in more detail herein, is centered around creating a strong link between the performance of business objectives and the value of compensation. The compensation of our named executive officers in 2024 was directly impacted by our financial performance, quality objectives and stockholder return as detailed below.

Performance Objective	Link to 2024 Compensation

Financial	80% of 2024 Executive Officer Performance Excellence Program (“PEP”) annual incentive awards were based on achieving a targeted level of EBITDA (defined below). Vesting for performance share units granted in 2024 is based solely on achievement of a cumulative diluted earnings per share (“EPS”) goal for fiscal years 2024 – 2026.

Quality/Patient Care	20% of 2024 PEP annual incentive awards were based on Company performance against patient care and quality benchmarks. Quality performance is important to our ability to attract and retain patients, physicians and colleagues. Quality performance is also embedded within the financial (or EBITDA) performance portion of the PEP, as there are numerous hospital-based quality arrangements that align quality care and our financial performance, such as the CMS value-based arrangements (including the Hospital Acquired Condition Reduction Program, Hospital Readmission Reduction Program and the Hospital Value-Based Purchasing Program) and commercial payer quality incentive components included in our pay-for-performance contracts.

Stockholder Return	Annual equity awards granted in 2024 (50% in four-year time-based stock appreciation rights (“SARs”) and 50% in three-year cumulative EPS-vested performance share units (“PSUs”)) were designed to reward executives for future growth in stockholder value.

The Company had strong financial and quality performance for 2024, and our results generally exceeded the targets for EBITDA and quality-based metrics established for the year, which were designed to drive a strong pay-for-performance culture. As a result, annual incentive payouts for the named executive officers under the 2024 PEP were paid at 195.13% of target. In addition, the Company’s cumulative financial performance for fiscal years 2022 – 2024 exceeded the threshold but did not exceed the EPS-based target established for the three-year period, which was designed to reward long-term Company performance. As a result, participants earned 51.9% of the performance share units granted in 2022, which were tied to 2022 – 2024 cumulative EPS performance.

2024 “Say-on-Pay” Advisory Vote. The Company provided stockholders a “say-on-pay” advisory vote on its executive compensation in 2024, as required under the Dodd-Frank Act. At our 2024 annual meeting of stockholders, stockholders expressed substantial support for the compensation of our named executive officers, with approximately 94% of the votes cast for approval of the “say-on-pay” advisory vote on executive compensation. The Committee evaluated the results of the 2024 advisory vote and considered many other factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis. In light of the substantial support expressed by our stockholders for our compensation program, the Committee did not make any changes to our executive compensation program and policies as a direct result of the 2024 “say-on-pay” advisory vote.

Stockholder Engagement. The Company engages with stockholders throughout the year primarily through regular investor relations meetings and stockholder outreach sessions. The Company views its interactions with stockholders as a two-way dialogue and seeks to provide information and perspective concerning various subjects, such as the Company’s performance, strategy, corporate responsibility, corporate governance, human capital matters, quality of care and executive compensation-related matters. The Company also solicits and receives feedback with respect to a broad range of topics of interest to our stockholders.

Key Compensation Practices and Policies

The Company has adopted the following key programs, policies and practices to respond to evolving good governance practices in executive compensation and enhance the alignment of our executive compensation programs and stockholder interests:

•

Restrictions on Hedging and Pledging Transactions: Executive officers, directors and other Company insiders are restricted from (i) engaging in hedging transactions designed to reduce or limit economic risk with respect to such individual’s interest in Company securities and (ii) pledging Company securities as collateral for margin or other loans.

•

Performance-Based Long-Term Incentive Programs: Since 2015, the Company has granted PSU awards which vest based on achievement of a three-year cumulative EPS goal, in addition to time-based stock settled SAR awards.

•

Policies that Discourage Short-Term Risk Taking: In 2023, the Company put in place a Compensation Recoupment Policy providing for the mandatory recoupment of incentive-based compensation from executive officers in the case of applicable restatements of the Company’s financial statements, in accordance with NYSE rules. Annual incentive payouts under the PEP are subject to additional discretionary clawback provisions in the event of financial restatements or inaccuracies later found in program metrics or bad faith actions of a participant that materially harm the Company. Executive officers, directors and other Company insiders are also restricted from engaging in transactions in which such individuals may profit from short-term speculative swings in the value of Company securities.

•	Double-Trigger Change in Control Provisions: All SAR and PSU awards are subject to a “double-trigger” for accelerated vesting under certain change in control scenarios.

•

Tax Gross-Ups on Perquisites: The Company does not provide any gross-up payments to our named executive officers to cover the taxes due on perquisite related income other than tax assistance (gross-up payments) on taxable relocation benefits.

•

No Excise Tax Gross-Ups on Change in Control Payments: The Company does not provide for any excise tax gross-up on benefits received in connection with a change in control of the Company for our executive officers.

•

Share Ownership Guidelines: The Company’s share ownership guidelines provide that our Chief Executive Officer should hold Company equity valued at least five times his base salary, and our other named executive officers should hold equity valued at least three times their respective base salaries within five years of appointment to their position.

•

Minimum Vesting Periods: Equity awards granted under the Company’s 2020 Stock Incentive Plan must have minimum vesting or services periods of at least one year, other than in connection with a change in control or the death or permanent disability of a participant, subject to an exception for up to five percent of the shares initially available under the plan.

•

Policies that Reinforce the Company’s Mission and Values: Annual incentive payouts under the PEP are subject to a certification by the CEO that the participant has acted in accordance with the Company’s stated mission and values, the Code of Conduct and other regulatory requirements. Further, all employees are required to complete annual Code of Conduct training to continue to receive their salary and benefits.

Overview of Executive Compensation Programs. The Committee is generally charged with the oversight of our executive compensation and rewards programs. The Committee is currently composed of Meg G. Crofton (retiring at annual meeting), Robert J. Dennis (Chair), Michael W. Michelson and Andrea B. Smith. Responsibilities of the Committee include the review and/or approval of the following items:

•	Executive compensation strategy and philosophy;

•	Evaluation process and compensation arrangements for executive management, including the CEO;

•	Design and administration of the annual Executive Officer PEP;

•	Design and administration of our equity incentive plans;

•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan);

•	Management succession planning;

•

Human capital management strategies and policies with respect to attracting, developing, retaining and motivating leadership and colleagues, workplace culture, employee relations and workplace safety; and

•	Any other executive compensation or benefits related items deemed appropriate by the Committee.

In addition, the Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing executive compensation policies, human capital management strategies and policies, corporate performance measurement and assessment, and the Chief Executive Officer performance assessment.

The Committee may retain the services of independent outside consultants, as it deems appropriate in its sole discretion, to assist in the strategic review of programs and arrangements relating to executive compensation and performance. The Committee has retained Semler Brossy as its external advisor. The Committee considers advice and analysis presented by Semler Brossy in making decisions on compensation plan designs and compensation decisions for the executive officers and directors. As required under the NYSE listing rules, the Committee has considered and assessed all factors relevant to Semler Brossy’s independence from management, including, but not limited to, those set forth in Section 303A.05(c)(iv) of the NYSE Listed Company Manual, as applicable. Based on this review, the Committee is not aware of any conflict of interest that has been raised in connection with work performed by Semler Brossy.

Peer Group Market Data.  Our Human Resources team, in collaboration with Semler Brossy, collects compensation data from similarly-sized companies using both proxy and survey sources and presents that information to the Committee to the extent that comparable position matches and components of pay are available.

Proxy Data

In order to assess the competitiveness of our compensation for our named executive officers, Semler Brossy collected and reviewed compensation data for top executive positions for large public health care companies as reported in their proxy statements. These companies included health care providers, as well as companies in the health insurance, pharmaceutical, medical supply and related industries. This peer group’s 2024 revenues ranged from $12.6 billion to $400.3 billion, with median revenues of $63.6 billion, which is comparable to our size. The companies in this analysis included:

• Abbott Laboratories • Amgen Inc. • Bristol-Myers Squibb Company • Cardinal Health, Inc. • Cencora, Inc. • Centene Corp. • Community Health Systems, Inc.	• Elevance Health, Inc. • Eli Lilly and Company • Humana Inc. • Johnson & Johnson • Medtronic Inc. • Merck & Co., Inc. • Pfizer Inc.	• Tenet Healthcare Corporation • The Cigna Group • Thermo Fisher Scientific Inc. • UnitedHealth Group Incorporated • Universal Health Services, Inc.

During 2024, the Committee approved the following changes to the peer group in preparation for establishing 2025 executive pay levels and compensation design: (1) the removal of Universal Health Services, Inc. and Community Health Systems, Inc. and (2) the addition of AbbVie Inc., CVS Health Corporation, Danaher Corporation, Gilead Sciences, Inc., McKesson Corporation, Molina Healthcare, Inc. and Stryker Corporation. These changes reflect the broader inclusion of large public health care companies to ensure the peer group remains competitive for benchmarking of market practices.

Survey Data

To complement the compensation peer group proxy data and provide relevant market comparisons for executive officers whose positions could not be directly matched to peer data, Semler Brossy collected and reviewed compensation data from the following nationally recognized survey sources:

Willis Towers Watson Executive Compensation Database	Greater than $20B Revenue
Radford McLagan Compensation Database	Greater than $50B Revenue

These particular revenue scopes were selected because they were the closest approximations to the Company’s revenue size. Each survey that provided an appropriate position match, relevant scope cut and sufficient sample size was utilized in the analysis.

Consistent with our compensation philosophy, the Committee considers the market findings as only one input in developing our executive compensation programs and will also consider, among other factors (typically not reflected in these data sources), the executive’s individual performance during the year, his or her projected role and responsibilities for the coming year, his or her actual and potential impact on the successful execution of Company strategy, recommendations from our Chief Executive Officer (for executives other than himself) and the independent compensation consultant, the executive’s experience and professional status, internal pay relativity considerations, and employment market conditions and compensation practices within our peer group. These factors are considered on a case-by-case basis for each executive without any specific weighting or formula.

Elements of Compensation

Our compensation program is heavily weighted towards performance-based compensation, reflecting our philosophy of increasing the long-term value of the Company and supporting strategic imperatives. The following table summarizes the elements of our total compensation program for the named executive officers and provides the reasons these elements are included in the program:

Category of Compensation	Elements of Compensation	Why We Provide

Cash Compensation	Salary Annual Incentive (PEP)	• Attract, retain, and motivate key executive talent • Provide income security • Motivate and reward annual financial, operations and quality performance results

Long-Term Incentives	Equity Grants (SARs and PSUs)	• Attract, retain, and motivate key executive talent • Align interests of executives and stockholders • Motivate and reward long-term financial performance • Encourage executive stock ownership

Benefits	Retirement Benefits Personal Benefits Severance & Change in Control Benefits	• Attract and retain key executive talent • Enhance executive productivity • Provide opportunity for financial security in retirement

Consistent with the Committee’s commitment to a strong, positive link between our business objectives, our performance and our executive compensation practices, we have placed a significant emphasis on pay “at risk,” based on the achievement of financial performance, quality patient care and the performance of our stock. The following charts illustrate that 93% of our Chief Executive Officer’s total direct compensation and 85% of the other named executive officers’ average total direct compensation for 2024 was performance-based pay, with a significant emphasis on long-term performance and stockholder value creation. For the purposes of these charts, total direct compensation includes salary, actual annual incentive payouts and the grant date fair value of equity grants made in 2024.

*

Excludes Mr. Rutherford, who retired as Executive Vice President and Chief Financial Officer, effective May 1, 2024, and thus did not participate in the 2024 PEP and forfeited all equity awards granted in 2024.

Elements of Compensation – Base Salary

Base salaries are intended to provide reasonable and competitive fixed compensation for regular job duties. We do not adjust salaries for all executive officers on an annual basis, but rather make adjustments based on changes in responsibilities, market pay practices, internal equity and other factors as discussed above on a case-by-case basis.

Named Executive Officer	2023 Salary	2024 Salary[1]

Samuel N. Hazen	$1,512,222	$1,542,467

William B. Rutherford	$1,000,000	$1,020,000

Michael A. Marks	$575,000	$900,000

Jon M. Foster	$1,000,000	$1,020,000

Michael R. McAlevey	$942,450	$990,000

Michael S. Cuffe, M.D.	$900,000	$918,000

[1]

In recognition of individual performance and a review of internal and external pay relativity, the salary of each named executive officer was increased by 2% effective February 1, 2024. In recognition of Messrs. Marks and McAlevey’s new roles as Executive Vice President and Chief Financial Officer and Executive Vice President – Chief Legal and Administrative Officer, respectively, their 2024 salaries were further increased to $900,000 and $990,000, respectively, effective May 1, 2024 and April 1, 2024, respectively.

In recognition of their individual performance and a review of internal and external pay relativity, effective February 1, 2025, the salaries of Messrs. Hazen, Foster and McAlevey were increased by 2.5% to $1,581,029, $1,045,500 and $1,014,750, respectively, and the salaries of Mr. Marks and Dr. Cuffe were increased 10.0% and 6.75%, respectively, to $990,000 and $980,000, respectively.

Elements of Compensation – Annual Incentive Compensation: PEP

The PEP is intended to reward named executive officers for annual financial and quality and care performance, with the goals of providing high quality health care for our patients and increasing stockholder value. Accordingly, the Company’s 2024 Executive Officer Performance Excellence Program (the “2024 PEP”) was approved by the Committee to cover annual incentive awards for 2024. 2024 PEP targets were intended to provide a meaningful incentive for executives to achieve or exceed performance goals and be competitive with market practices. Each named executive officer in the 2024 PEP was assigned a 2024 annual award target expressed as a percentage of salary ranging from 85% to 170%. The PEP award targets for our named executive officers were not changed from 2023 to 2024 with the exception of Mr. Marks whose PEP award target was set at 110% in 2024 due to his new role as Executive Vice President and Chief Financial Officer and Mr. McAlevey whose PEP award target changed from 85% in 2023 to 100% in 2024 due to his new role as Executive Vice President – Chief Legal and Administrative Officer.

2024 PEP – Design

Actual awards under the 2024 PEP are generally determined using the following steps:

Step 1

Conduct Threshold

The executive’s conduct must reflect our mission and values by upholding our Code of Conduct and following our compliance policies and procedures. This step is critical to reinforcing our commitment to integrity and the delivery of high quality health care. In the event the Committee determines the participant’s conduct during the fiscal year is not in compliance with the first step, he or she will not be eligible for an incentive award.

Step 2

Calculation of Financial (80%) and Quality and Care (20%) Performance

The actual award amount is determined based upon Company performance on financial and quality and care performance measures. In 2024, 80% of the PEP award for all named executive officers was based upon one financial performance measure, EBITDA, as defined in the 2024 PEP, and 20% of the PEP award was based upon the Company’s quality and patient care experience performance, with a focus on healthcare-associated infections and sepsis, risk-adjusted mortality and complication values and inpatient and emergency room patient experience performance against industry benchmarks.

2024 PEP Design: EBITDA Measure (80% of 2024 PEP)

The 2024 PEP was designed to provide 100% of the EBITDA weighted portion of the target award for target EBITDA performance, 25% of the EBITDA weighted portion of the target award for threshold level of EBITDA performance, and a maximum of 200% of the EBITDA weighted portion of the target award for maximum EBITDA performance, with no payments made for performance below threshold levels. The Committee believes this payout curve is consistent with competitive practice.

Our 2024 threshold EBITDA performance level was set at 4% below the target goal and the maximum performance goal was set at 4% above the target goal to reflect potential performance volatility. EBITDA targets were linked to the Company’s short-term and long-term business objectives to ensure incentives are provided for appropriate annual growth.

EBITDA Performance Level	Payout for EBITDA Portion of 2024 PEP

Threshold	25%

Target	100%

Maximum	200%

EBITDA is defined in the 2024 PEP as earnings before interest, income taxes, depreciation, amortization, net income attributable to noncontrolling interests, gains or losses on sales of facilities, gains or losses on extinguishment of debt, legal claim costs (benefits), asset or investment impairment charges, restructuring charges, any expenses for share-based compensation under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, and any other gains or charges resulting from significant, unusual and/or nonrecurring events, as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the fiscal year, as determined in good faith by the Board of Directors or the Committee in consultation with the Chief Executive Officer.

2024 PEP Design: Quality and Care Measures (20% of 2024 PEP)

The quality weighted portion of the 2024 PEP was based on the Company’s performance on each of the following quality and patient care experience metrics as measured against industry benchmarks:

Healthcare-Associated Infections and Sepsis Core Measure (30%)	Complication and Mortality CHOIS Risk-Adjusted Indices (30%)	Patient Care Experience (40%)

5%  Central Line-Associated Blood Stream Infection (CLABSI)

5%  Catheter-Associated Urinary Tract Infection (CAUTI)

5%  Surgical Site Infections (SSI)

5%  Methicillin Resistant Staphylococcus Aureus (MRSA)

5%  Clostridium difficile (C. diff)

Each for CMS reportable patient populations as defined by the CDC’s National Healthcare Safety Network (CDC – NHSN).

5%  Sepsis Bundle (SEP-1)

As developed by The Joint Commission and CMS and set forth in the Specifications Manual for National Hospital Inpatient Quality Measures.

15% Mortality Index Value

15% Complication Index Value

Both calculated for an all payer population using the Merative Health Risk-Adjusted Mortality and Complications models. These indices are calculated internally and published to the Risk-Adjusted Comprehensive Health Outcomes Information System (“CHOIS”) application.

20% Inpatients

Measured by the CMS Hospital Consumer Assessment of Healthcare Providers and Systems (“HCAHPS”) overall rating top box score (defined as response of nine or ten on the CMS HCAHPS survey).

20% Emergency Room Patients

Measured by the Press Ganey Emergency Room overall rating top box score (defined as response of Very Good on the Patient Experience Emergency Room survey).

The 2024 PEP was designed to provide 100% of the quality weighted portion of the target award applicable to each quality and care metric for performance at the target level of performance for such metric, 0% of the quality weighted portion of the target award applicable to each quality and care metric for performance at or below the threshold level of performance for such metric, and a maximum of 200% of the quality weighted portion of the target applicable to each quality and care metric for performance at or above the maximum level of performance for such metric. For the 2024 PEP, the threshold, target and maximum levels for the quality metrics set forth above were set at the 45th, 55th and 65th percentile, respectively, and for the care experience metrics set forth above were set at 45%, 55% and 65% of hospitals achieving year over year improvement and/or performance at the 75th percentile, respectively.

Quality and Care Metric Performance Level	Payout for Quality and Care Metric Portion of 2024 PEP[1]

Threshold (45th percentile for quality metrics; 45% of hospitals for care metrics)	0%

Target (55th percentile for quality metrics; 55% of hospitals for care metrics)	100%

Maximum (65th percentile for quality metrics; 65% of hospitals for care metrics)	200%

[1]	In the event the Company’s actual EBITDA was less than 90% of the target level of EBITDA, there would be no payment with respect to the quality weighted portion of the 2024 PEP.

The Committee believes quality and care performance is important to the Company’s ability to attract and retain patients, physicians and colleagues. The Committee set challenging performance targets for the 2024 PEP quality and care metrics to encourage continuous improvement.

Quality and care performance is also embedded within the EBITDA weighted portion of the PEP in that there are numerous hospital-based quality arrangements that align quality care and our financial performance, such as the CMS value-based arrangements (including the Hospital Acquired Condition Reduction Program, Hospital Readmission Reduction Program and the Hospital Value-Based Purchasing Program) and commercial payer quality incentive components included in our pay-for-performance contracts.

2024 PEP – Actual Performance and Payout

Based upon the Company’s performance on the EBITDA and quality and care metrics as discussed in more detail below, Messrs. Hazen, Marks, Foster and McAlevey and Dr. Cuffe each received an actual 2024 PEP payment of 195.13% of their 2024 PEP Target. Mr. Rutherford retired as Executive Vice President and Chief Financial Officer, effective May 1, 2024, and thus did not participate in the 2024 PEP.

Named Executive Officer[1]	2024 PEP Target (as a % of Base Salary)	2024 PEP Payout (as a % of PEP Target)			2024 PEP Aggregate Payout (as a % of Base Salary)
		EBITDA Performance (80% Weight)	Quality and Care Performance (20% Weight)	Final PEP Payout (as a % of PEP Target)

Samuel N. Hazen	170%	200.00%	175.65%	195.13%	331.72%

Michael A. Marks	110%	200.00%	175.65%	195.13%	171.01%

Jon M. Foster	125%	200.00%	175.65%	195.13%	243.91%

Michael R. McAlevey	100%	200.00%	175.65%	195.13%	186.66%

Michael S. Cuffe, M.D.	100%	200.00%	175.65%	195.13%	195.13%

2024 PEP Actual Performance and Payout: EBITDA Measure (80% of 2024 PEP)

2024 EBITDA Target, as adjusted	2024 Actual EBITDA, as adjusted	2024 Actual EBITDA, as adjusted (as a % of EBITDA Target)	EBITDA Portion of 2024 PEP Payout (as a % of PEP Target)

$13.456 billion	$14.492 billion	107.70%	200.00%

The EBITDA target performance goals and actual performance were adjusted to exclude unbudgeted acquisitions and dispositions. The Committee also adjusted 2024 EBITDA actual performance for purposes of the 2024 PEP to exclude the impact on the Company’s EBITDA performance resulting from Hurricanes Helene and Milton’s estimated impact on our North Carolina facilities and certain facilities in Florida, as further described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

The adjustments described above are consistent with the Committee’s view that in general, management’s performance for such purposes should be measured against operational results, subject to adjustment in appropriate circumstances for unusual or extraordinary events. Such adjustments are also consistent with the terms of the 2024 PEP which permit adjustment for significant, unusual and/or nonrecurring events that are described in management’s discussion and analysis of financial condition and results of operations in the Company’s annual report for the fiscal year.

These EBITDA targets should not be considered as management’s predictions of future performance or other guidance and investors should not apply these in any other context.

2024 PEP Actual Performance and Payout: Quality and Care Measures (20% of 2024 PEP)

Category	Measure	Weight	Target Performance Percentile Ranking or %[1]	Actual Performance Percentile Ranking or %[2,3]	% Payout	Contribution to Quality Weighted Portion of PEP Payout (as a % of PEP Target)

Healthcare- Associated Infections and Sepsis Core Measure	CLABSI	5%	55	50.0	50%	2.50%
	CAUTI	5%	55	66.2	200%	10.00%
	SSI	5%	55	46.9	19%	0.95%
	MRSA	5%	55	49.4	44%	2.20%
	C. diff	5%	55	75.9	200%	10.00%
	SEP-1	5%	55	70.2	200%	10.00%

Complication and Mortality CHOIS Risk Adjusted Indices	CHOIS Complication	15%	55	85.0	200%	30.00%
	CHOIS Mortality	15%	55	80.0	200%	30.00%

Care Experience	Inpatient (HCAHPS)	20%	55%	70.1%	200%	40.00%
	ER (Press Ganey)	20%	55%	82.0%	200%	40.00%

Quality Weighted Portion of 2024 PEP Payout (as a % of PEP Target)						175.65%

[1]

Threshold, target and maximum performance levels for Healthcare-Associated Infections and Sepsis Core Measure and Complication and Mortality CHOIS Risk Adjusted Indices were set at the 45th, 55th and 65th percentile ranking, respectively. Threshold, target and maximum performance levels for Care Experience Metrics were set at 45%, 55% and

65% of hospitals achieving year over year improvement and/or performance at the 75th percentile ranking, respectively.
[2]	Measurement period was Fourth Quarter 2023 through Third Quarter 2024.
[3]	Hospital facilities divested, acquired or newly opened during the measurement period were excluded.

Elements of Compensation – Long-Term Equity Incentive Awards

Equity grants made under our long-term incentive compensation programs are intended to align the interests of executives and stockholders by rewarding executives for long-term growth in stockholder value. These programs also serve as a key component of the executives’ compensation packages in attracting and retaining top talent. Lastly, these programs encourage share ownership.

Grants prior to May 1, 2020 were made under the 2006 Stock Incentive Plan for Key Employees of HCA Holdings, Inc. and its Affiliates, as Amended and Restated (“2006 Stock Incentive Plan”), which became effective March 9, 2011. The 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates (the “2020 Stock Incentive Plan” and collectively with the 2006 Stock Incentive Plan, the “Stock Incentive Plans”), which was approved and became effective on May 1, 2020, is the successor to the 2006 Stock Incentive Plan; however, each outstanding award under the 2006 Stock Incentive Plan remains outstanding under such plan and continues to be governed under its terms and any applicable grant agreement.

Since 2015, the annual long-term equity incentive awards awarded to the Company’s executive officers have included PSUs, which vest upon achievement of a three-year cumulative EPS goal, in addition to time vesting stock settled SAR awards. The 2024 annual equity awards for the named executive officers, which were granted in January 2024, and the promotional equity grants to Messrs. Marks and McAlevey in connection with their promotions to the roles of Executive Vice President and Chief Financial Officer and Executive Vice President – Chief Legal and Administrative Officer, respectively, which were granted in April 2024, were structured with 50% of the target award value granted in the form of time-based SARs, and the other 50% of the target award value granted in the form of PSUs which vest based on achievement of a cumulative three-year EPS goal.

The Committee determined the target values of the equity grants awarded to the named executive officers in 2024 based on a combination of the following considerations:

•	Market practices;

•	Historical performance and any recent adjustment in job scope; and

•	Future projected contributions of the named executive officers.

Stock Appreciation Rights

The Committee determined that SARs are an effective long-term incentive vehicle for executive officers because:

•	SARs only reward executives for stock price appreciation;

•	SARs are more efficient than stock options in terms of utilizing the stockholder approved management equity pool; and

•	In conjunction with the vesting requirements, the grants encourage both short-term and long-term Company performance.

Stock Appreciation Rights – 2024 Awards

The SARs granted in 2024 have a ten-year term and were granted with an exercise price equal to the fair market value of the Company’s common shares on the date of grant (the “2024 SARs”). The 2024 SARs are structured such that 25% of the SARs will vest on each of the first four anniversaries of the grant date. The Committee used the Company’s three-month average stock price as of the grant date and a valuation model estimation to determine the number of SARs granted.

Named Executive Officer	# of 2024 SARs Granted[1,2]

Samuel N. Hazen	79,784

William B. Rutherford	20,634

Michael A. Marks	14,599

Jon M. Foster	20,634

Michael R. McAlevey	13,279

Michael S. Cuffe, M.D.	12,656

[1]	The 2024 SARS granted to Mr. Rutherford were forfeited upon his retirement, effective May 1, 2024.
[2]

The 2024 SARs granted to each of Messrs. Marks and McAlevey include a promotional grant of 9,096 and 2,274 SARs, respectively, in connection with their promotions to the roles of Executive Vice President and Chief Financial Officer, effective May 1, 2024, and Executive Vice President – Chief Legal and Administrative Officer, effective April 1, 2024, respectively.

For additional information concerning the 2024 SARs, see the Outstanding Equity Awards at 2024 Fiscal Year-End Table.

Performance Share Units

The Committee determined that PSUs are consistent with market best practices for executive pay and appropriately reward our executives for long-term Company performance. PSUs granted between 2022 and 2024 vest based on achievement of a cumulative three-year EPS goal (“Target EPS”) as set forth in the schedule below, with vesting between threshold and maximum amounts for performance between 90% and 110% of Target EPS determined by straight line interpolation. The Committee sets challenging Target EPS goals to link the awards to the Company’s long-term business objectives and to provide meaningful incentives for achieving or exceeding the Company’s performance growth objectives.

Cumulative EPS for Applicable Three-Year Performance Period	Percentage of Target PSUs Earned

Less than 90% of Target EPS	0%
90% of Target EPS	25%
100% of Target EPS	100%
Greater than or equal to 110% of Target EPS	200%

Cumulative EPS is defined for purposes of the PSUs as the sum of the Company’s “diluted earnings per share” of each of the three fiscal years of the Company within the performance period as reported in the Company’s audited financial statements for each such year, adjusted to exclude the effects of: (a) gains or losses on sales of facilities, (b) gains or losses on extinguishment of debt, (c) asset or investment impairment charges, (d) legal claim costs or benefits (disclosed as separate line item in consolidated income statement), (e) expenses, or adjustments to expenses, for share-based compensation recognized under FASB ASC 718 related to the PSUs that result from EPS performance above or below the Target EPS during the performance period, (f) the impact of Accounting Standards Update (“ASU”) 2016-09: Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”) that results in EPS performance above or below the Target EPS during the performance period, (g) gains or losses on acquisition or disposition of controlling interests in equity investments or consolidated entities, and (h) any other gains, expenses or losses resulting from significant, unusual and/or nonrecurring events, as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the applicable fiscal year, as determined in good faith by the Board or the Committee.

Performance Share Units – Grant of 2024 Awards

The PSUs granted in 2024 (the “2024 PSUs”) vest based on achievement of a cumulative Target EPS for fiscal years 2024 – 2026, subject to the vesting schedule set forth above. The Committee used the Company’s three-month average stock price as of the grant date to determine the number of PSUs granted.

Named Executive Officer	# of 2024 Target PSUs Granted[1,2]

Samuel N. Hazen	27,622

William B. Rutherford	7,144

Michael A. Marks	5,054

Jon M. Foster	7,144

Michael R. McAlevey	4,598

Michael S. Cuffe, M.D.	4,382

[1]	The 2024 PSUs granted to Mr. Rutherford were forfeited upon his retirement, effective May 1, 2024.
[2]

The 2024 PSUs granted to each of Messrs. Marks and McAlevey include a promotional grant of 3,149 and 788 PSUs, respectively, in connection with their promotions to the roles of Executive Vice President and Chief Financial Officer, effective May 1, 2024, and

Executive Vice President – Chief Legal and Administrative Officer, effective April 1, 2024, respectively.

For additional information concerning the 2024 PSUs, see the Outstanding Equity Awards at 2024 Fiscal Year-End Table.

Performance Share Units – Vesting of 2022 Awards

The PSUs granted in 2022 (the “2022 PSUs”) vested based on achievement of a cumulative Target EPS for fiscal years 2022 – 2024, subject to the PSU vesting schedule set forth above.

The cumulative Target EPS for the 2022 PSUs was $62.37, and the actual cumulative EPS achieved for the 2022 – 2024 fiscal year period for purposes of the 2022 PSUs was $58.37, which included adjustments for the estimated impact of Hurricanes Helene and Milton, the impact of ASU 2016-09 that results in EPS performance above or below the Target EPS during the performance period, and expenses, or adjustments to expenses, for share-based compensation recognized under FASB ASC 718 related to the PSUs that result from EPS performance above or below the Target EPS during the performance period. Therefore, based upon achievement of a cumulative adjusted EPS of 93.6% of the Target EPS for the 2022 PSUs, the named executive officers vested in 51.9% of the Target 2022 PSUs, with the exception of Mr. Rutherford whose 2022 PSUs were forfeited upon his retirement, effective May 1, 2024.

Named Executive Officer	# of 2022 Target PSUs Granted	# of Actual 2022 PSUs Vested

Samuel N. Hazen	25,470	13,218

William B. Rutherford	7,340	—

Michael A. Marks	1,230	638

Jon M. Foster	5,300	2,750

Michael R. McAlevey	4,080	2,117

Michael S. Cuffe, M.D.	4,490	2,330

Ownership Guidelines. Our ownership guidelines provide that our Chief Executive Officer should hold Company equity valued at least five times his base salary, and our other named executive officers should hold equity valued at least three times their respective base salaries. When calculating equity holdings, we include shares beneficially owned by the executive as well as the “in-the-money” value of vested SARs. The guidelines provide that 75% of vested restricted shares net of taxes and exercised SARs must be retained by the executive until minimum ownership levels are met. If our market share price declines to the extent that an executive’s ownership falls below the guidelines, these holding requirements are reinstated. In general, named executive officers will be expected to meet the ownership guidelines within five years of appointment to their position. As of December 31, 2024, each named executive officer’s equity holdings substantially exceeded the minimum ownership guidelines, except Mr. McAlevey, who joined the Company in January 2022 and has until the fifth anniversary of his appointment as an executive officer to attain the minimum ownership guideline.

Personal Benefits. Our executive officers receive certain benefits outside of those offered to our other employees. Generally, we provide these benefits to increase travel and work efficiencies, multiply the impact of our executives’ contributions to community organizations, promote retention and transitions in job roles and allow for more productive use of our executives’ time.

Our CEO is permitted to use the Company aircraft for personal trips, subject to the aircraft’s availability. The named executive officers may also have their spouses and/or other guests accompany them on business trips taken on the Company aircraft, subject to seat availability, a benefit which has minimal incremental costs to the Company. In addition, there are times when it is appropriate for an executive’s spouse or other guest to attend events related to our business. On those occasions, we will pay for the travel expenses of the executive’s spouse or guest. The value of these personal benefits, if any, is included in the executive officer’s income as required for tax purposes.

The Company provides relocation assistance and related tax assistance to eligible new and current employees to attract and retain qualified talent and facilitate transitions in job roles.

The Company also supports colleagues across the organization in providing matching gifts to the HCA Healthcare Hope Fund and other eligible 501(c)(3) entities. Depending on individual volunteer and giving activity for the year, our CEO is eligible for up to $42,500 in matching gifts to charitable organizations each year, and the other named executive officers are eligible for up to $22,500 – $27,500 in matching gifts each year.

During 2024, the Company paid a filing fee and related legal fees incurred in connection with a filing by Mr. Hazen under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR”). The filing was required because the dollar value of shares held by Mr. Hazen exceeded thresholds established under HSR due to stock price appreciation and the acquisition of shares under the equity compensation program. The Committee considers it appropriate to pay these expenses because they arose as a result of the operation of the Company’s equity compensation program.

The Company does not provide any gross-up payments to our named executive officers to cover the taxes due on perquisite related income other than tax assistance (gross-up payments) on taxable relocation benefits.

Except as otherwise discussed herein, other welfare and employee-benefit programs are the same for all of our eligible employees, including our named executive officers.

Retirement Plans and Benefits. We currently maintain one tax-qualified retirement plan in which the named executive officers are eligible to participate, the HCA 401(k) Plan. The purpose of the HCA 401(k) Plan is to aid in recruitment and retention and to assist employees in providing for retirement. Generally, all employees who have completed the plan’s service requirements are eligible to participate in the HCA 401(k) Plan. Each of our named executive officers participates in the plan. For additional information on the HCA 401(k) Plan, including amounts contributed by HCA Healthcare in 2024 to the named executive officers’ HCA 401(k) Plan accounts, see the 2024 Summary Compensation Table and related footnotes and narratives and “2024 Pension Benefits.”

Our executives may also participate in supplemental retirement programs as described below. The Committee and the Board initially approved these supplemental programs to:

•	Recognize significant long-term contributions and commitments by executives to the Company and to performance over an extended period of time;

•	Induce our executives to continue employment through a specified normal retirement age; and

•	Provide a competitive benefit to aid in attracting and retaining key executive talent.

The HCA Restoration Plan, a non-qualified retirement plan, provides a benefit to replace a portion of the contributions lost in the HCA 401(k) Plan due to certain Internal Revenue Service limitations. All of the named executive officers participate in the HCA Restoration Plan; however, effective January 1, 2008, participants in the SERP (described below) are no longer eligible for HCA Restoration Plan contributions. Hypothetical accounts, as of January 1, 2008, continue to be maintained in the HCA Restoration Plan for each named executive officer that participates in the SERP, but such accounts are not increased or decreased with hypothetical investment returns. For additional information concerning the HCA Restoration Plan, see “2024 Nonqualified Deferred Compensation.”

Certain executives also participate in the HCA Supplemental Executive Retirement Plan (the “SERP”), adopted in 2001. Messrs. Hazen, Marks and Foster participate in the SERP (Messrs. Rutherford and McAlevey and Dr. Cuffe do not participate). The SERP benefit brings the total value of annual retirement income to a specific income replacement level. For named executive officers with 25 years or more of service, this income replacement level is 55% or 60% of final average pay (base salary and PEP payouts) at normal retirement, a competitive level of benefit at the time the plan was implemented. All participants are fully vested in their SERP benefits, and the plan is frozen to new entrants. For additional information concerning the SERP, see “2024 Pension Benefits.”

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment and must repay any payments already made under the SERP and HCA Restoration Plan. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Equity Award Retirement Provisions

Pursuant to the agreements governing the SARs granted to the named executive officers in 2016 – 2018, the vested portions of such awards will remain exercisable for three years following termination of the executive’s employment by reason of death, disability, or “retirement” (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) after attaining 55 years of age and completing 10 years of service with the Company or any of its subsidiaries).

Pursuant to the agreements governing the SAR awards granted to the named executive officers in 2019 – 2025, in the event of the executive’s termination on account of death, disability, or “retirement” (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) after attaining 60 years of age and completing 20 years of service (for awards granted in 2019-2020) or 20 consecutive years of service (for awards granted in 2021-2025) with the Company or any of its subsidiaries), without a change in control, (i) the awards will be forfeited if the executive terminates employment less than one year after the grant date, (ii) the awards immediately vest and remain exercisable for four years following termination of the executive’s employment on account of death or disability occurring one year or more after the grant date, and (iii) the awards will continue to vest annually as scheduled and remain exercisable for four years following termination of the executive’s employment by reason of “retirement” as defined in the SAR grant agreements.

Pursuant to the agreements governing the PSU awards granted to the named executive officers in 2022 – 2025, in the event of the executive’s termination on account of death, disability, or retirement (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) after attaining 60 years of age and completing 20 consecutive years of service with the Company or any of its subsidiaries), without a change in control, (i) the awards will be forfeited if the executive terminates employment less than one year after the grant date and (ii) the awards will be eligible to vest on a prorated basis (based on the number of days employed during the performance period) if the executive’s employment is terminated one year or more after the grant date.

Equity Award	Retirement Definition	Time Period between Retirement Date and Grant Date	Continued Vesting after Retirement	Continued Exercisability after Retirement

SARS (Granted 2016 – 2018)	Age 65 or Age 55 and 10 years of service	N/A	No	3 Years

SARs (Granted 2019 – 2025)	Age 65 or Age 60 and 20 years of service	< 1 year	No	N/A

SARs (Granted 2019 – 2025)	Age 65 or Age 60 and 20 years of service	≥ 1 year	Yes	4 Years

PSUs (Granted 2022 – 2025)	Age 65 or Age 60 and 20 years of service	< 1 year	No	N/A

PSUs (Granted 2022 – 2025)	Age 65 or Age 60 and 20 years of service	≥ 1 year	Pro Rata	N/A

As of December 31, 2024, Messrs. Hazen and Foster were retirement eligible under all applicable award agreements, and Mr. Marks was retirement eligible under the award agreements granted in 2016 – 2018. Additional information regarding applicable payments under such agreements for the named executive officers is provided under “Potential Payments Upon Termination or Change in Control.”

Severance Benefits. In connection with the Merger in 2006, we entered into employment agreements with Mr. Hazen and certain other members of senior management at such time to help ensure the retention of those executives critical to the future success of the Company. Among other things, Mr. Hazen’s agreement sets his compensation terms, rights and benefits upon a termination of employment, and restrictive covenants around non-competition, non-solicitation and confidentiality. Messrs. Marks, Foster, and McAlevey and Dr. Cuffe do not have employment agreements but are covered under our Executive Severance Policy. We believe that reasonable severance benefits are appropriate in order to be competitive in our executive recruitment and retention efforts. These benefits should reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time. Finally, we believe formalized severance arrangements are common benefits offered by employers competing for similar senior executive talent.

Severance Benefits Specific to Mr. Hazen

Under the Company’s employment agreement with Mr. Hazen, if employment is terminated by the Company without “cause” or by the executive for “good reason” (whether or not the termination was in connection with a change in control), Mr. Hazen would be entitled to receive:

•	any base salary and any bonus that is earned and unpaid through the date of termination;

•	reimbursement of any unreimbursed business expenses properly incurred by Mr. Hazen; and

•	such employee benefits, if any, to which Mr. Hazen may be entitled under our employee benefit plans

(the payments and benefits described above being “Accrued Rights”)

plus:

•

Subject to restrictive covenants and the signing of a general release of claims, an amount equal to two times the sum of base salary plus the annual PEP incentive paid or payable in respect of the fiscal year immediately preceding the fiscal year in which termination occurs, payable over a two-year period;

•

Pro rata portion of any annual bonus that Mr. Hazen would have been entitled to receive pursuant to the employment agreement based upon our actual results for the year of termination (with such proration based on the percentage of the fiscal year that shall have elapsed through the date of termination of employment), payable to Mr. Hazen when the annual bonus would have been otherwise payable (the “Pro Rata Bonus”); and

•	Continued coverage under our group health plans during the period over which the cash severance is paid.

“Cause” is defined in Mr. Hazen’s employment agreement as (i) willful and continued failure to perform his material duties to the Company which continues beyond 10 business days after a written demand for substantial performance is delivered; (ii) willful or intentional engagement in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or the Sponsors; (iii) conviction of, or a plea of nolo contendere to, a crime constituting a felony, or a misdemeanor for which a sentence of more than six months’ imprisonment is imposed; or (iv) willful and material breach of his covenants under the employment agreement which continues beyond the designated cure period or of the equity agreements referenced therein.

“Good Reason” is defined as (i) a reduction in Mr. Hazen’s base salary (other than a general reduction that affects all similarly situated employees in substantially the same proportions which is implemented by the Board in good faith after consultation with the chief executive officer and chief operating officer), a reduction in Mr. Hazen’s annual incentive compensation opportunity, or the reduction of benefits payable to Mr. Hazen under the SERP; (ii) a substantial diminution in Mr. Hazen’s title, duties and responsibilities; or (iii) a transfer of Mr. Hazen’s primary workplace to a location that is more than 20 miles from his current workplace (other than, in the case of (i) and (ii), any isolated, insubstantial and inadvertent failure that is not in bad faith and is cured within 10 business days after Mr. Hazen’s written notice to the Company).

However, Mr. Hazen may elect to have his covenants not to compete waived by us and forgo all payments and benefits described above other than the Accrued Rights.

Pursuant to his employment agreement, in the event Mr. Hazen’s termination of employment is not a qualifying termination or a termination due to death or disability, he will only be entitled to Accrued Rights.

The same severance applies regardless of whether the termination was in connection with a change in control of the Company.

Severance Benefits Applicable to the Other Named Executive Officers

Under the Company’s Executive Severance Policy applicable to the other Named Executive Officers, if employment is terminated involuntarily by the Company (other than for a reason that would result in him not being eligible for rehire) or by the executive for “good reason” (as defined below), each would be entitled to:

•	Subject to the signing of a separation agreement and general release (which is required unless his termination is part of a planned reduction involving a group or class of employees), an amount equal to 24 months (for Messrs. Marks and Foster) or 18 months (for Mr. McAlevey and Dr. Cuffe) of his base salary in a lump sum payment at his current base salary rate;

•	Pro rata PEP bonus; and

•	A lump sum payment equal to the amount needed in order to continue his existing medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for 18 months.

“Good Reason” under the Executive Severance Policy is defined as the existence of one or more of the following conditions arising without the consent or willful decision of the executive: (i) a material diminution in the executive’s base compensation (other than a general reduction in base compensation that affects all similarly situated employees), or (ii) a material diminution in the executive’s authority, duties, or responsibilities, or (iii) a transfer of the executive’s primary workplace to a location that is more than thirty five (35) miles from his workplace; provided that “Good Reason” shall not exist unless the executive has provided notice to the Company within 90 days of the initial existence of the condition of the executive’s intention to separate from service as a result of the condition, and the Company has not remedied the condition within 30 days after receiving such notice.

Because we believe a termination by the executive for good reason (a constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such a constructive termination of the named executive officer’s employment. All of our severance provisions are believed to be within the realm of competitive practice and are intended to provide fair and reasonable compensation to the executive upon a termination event.

Severance Benefits Applicable to All Named Executive Officers’ Equity Awards

Pursuant to the terms of the agreements governing SARs, vested SARs will remain exercisable for 180 days following a termination of the executive’s employment by the Company without cause or by the executive for good reason (as each is defined in the award agreement).

Pursuant to the agreements governing the PSU awards, in the event of a termination without a change in control, (i) the awards will be forfeited if the executive terminates employment less than one year into the performance period and (ii) the awards will be eligible to vest on a prorated basis (based on the number of days employed during the performance period and the Company’s actual performance during the performance period) if the executive’s employment is terminated more than one year into the performance period on account of involuntary termination without cause (as defined in the applicable award agreement).

Additional information regarding applicable payments under such agreements and policies for the named executive officers is provided under “Narrative Disclosure to 2024 Summary Compensation Table and 2024 Grants of Plan-Based Awards Table — Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Change in Control Benefits. Beginning in 2015, SAR, PSU and RSU awards granted to the named executive officers under the Stock Incentive Plans are subject to a “double-trigger” for accelerated vesting under certain change in control scenarios.

Additional information regarding applicable payments under such agreements for the named executive officers is provided under “Narrative Disclosure to 2024 Summary Compensation Table and 2024 Grants of Plan-Based Awards Table — Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Recoupment of Compensation. In November 2023, the Committee adopted a Compensation Recoupment Policy applicable to incentive-based compensation awarded to the Company’s executive officers, in compliance with NYSE rules. The policy provides that in the event of a qualifying restatement of the Company’s financial statements that would result in less incentive-based compensation being earned based on the restated financials than was previously paid for the affected financial period, the Company will recoup the previously paid or vested but unearned portion of such compensation from each applicable executive officer. Recoupment under this policy is mandatory, except in very limited circumstances of impracticability, and recoupment does not require a finding of misconduct or that the executive officer was responsible for the accounting error leading to the triggering restatement.

In addition to the Compensation Recoupment Policy, pursuant to the terms of our PEP, the Company can also recoup (or “clawback”) incentive compensation paid pursuant to our PEP that was based on (i) achievement of financial results that were subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either GAAP or the federal securities laws, other than as a result of changes to accounting rules and regulations, regardless of individual fault; (ii) a subsequent finding that the financial information or performance metrics used by the Committee to determine the amount of the incentive compensation were materially inaccurate, regardless of individual fault; or (iii) a Participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with the business of the Company and its affiliates. The Committee may also provide for incremental additional payments to then-current executives in the event any restatement or error indicates that such executives should have received higher performance-based payments. The discretionary recoupment provisions set forth in the PEP are separate from and in addition to the Compensation Recoupment Policy and administered by the Committee in the exercise of its discretion and business judgment based on the relevant facts and circumstances.

Relocation assistance payments and tax assistance (gross-up) payments on such amounts are also subject to prorated repayment clawback provisions if the named executive officer terminates employment with the Company prior to the second anniversary of his or her hire date.

Tax and Accounting Implications. Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct compensation in excess of $1,000,000 paid to each of our “covered employees.” “Covered employees” include anyone who served as chief executive officer or chief financial officer during any part of a year and the next three most highly compensated named executive officers for that year. In addition, once a person is considered a “covered employee” that person remains a covered employee in all subsequent years, including after the employee leaves our service or changes roles. Effective for tax years beginning after December 31, 2026, the American Rescue Plan Act of 2021 expanded the number of covered employees subject to the Section 162(m) limit to include the next five highest compensated employees after the current year’s covered employees; however, this new group of employees will not retain perpetual “covered employee” status and will be determined annually. Prior to the effective date of the Tax Cuts and Jobs Act of 2017 (“TCJA”), the Section 162(m) limit did not apply to performance-based compensation that met certain conditions. The TCJA, however, eliminated the performance-based compensation exception for compensation paid after December 31, 2017, unless such compensation is paid under an arrangement grandfathered from the application of the TCJA. We have determined that we will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) if we believe such limitation is not in the best interest of our stockholders. While considering the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain, and motivate executives, and align the executives’ interest with those of our stakeholders.

The Committee operates its compensation programs with the good faith intention of complying with Section 409A of the Internal Revenue Code. We account for stock based payments with respect to our long-term equity incentive award programs in accordance with the requirements of FASB ASC 718.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Meg G. Crofton

Robert J. Dennis, Chair

Michael W. Michelson

Andrea B. Smith

2024 Summary Compensation Table

The following table sets forth information regarding the compensation earned by the Chief Executive Officer, the Chief Financial Officer and our other named executive officers during 2024.

Name and Principal Positions(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option/ SAR Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Changes in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($)
Samuel N. Hazen	2024	$1,539,947	—	$8,421,948	$8,158,720	$5,116,688	$372,138	$189,696	$23,799,137
Chief Executive	2023	$1,512,222	—	$6,957,391	$7,242,825	$5,026,128	—	$577,418	$21,315,984
Officer	2022	$1,509,751	—	$6,026,457	$6,028,833	$572,513	—	$500,172	$14,637,726

William B. Rutherford	2024	$342,024	—	$2,178,206	$2,110,035	—	—	$17,500	$4,647,765
Former Executive Vice President	2023	$994,718	—	$1,987,898	$2,069,379	$2,443,876	—	$267,179	$7,763,050
and Chief Financial Officer	2022	$935,078	—	$1,736,717	$1,736,343	$260,729	—	$389,211	$5,058,078

Michael A. Marks	2024	$794,544	—	$1,561,497	$1,566,116	$1,539,067	—	$48,147	$5,509,371
Executive Vice President and Chief Financial Officer

Jon M. Foster	2024	$1,018,334	—	$2,178,206	$2,110,035	$2,487,908	$1,326,750	$49,025	$9,170,258
Executive Vice President	2023	$1,000,000	—	$1,987,898	$2,069,379	$2,443,876	$1,058,648	$139,559	$8,699,360
and Chief Operating Officer	2022	$917,095	—	$1,254,033	$1,254,064	$611,912	—	$111,107	$4,148,211

Michael R. McAlevey	2024	$981,254	—	$1,407,068	$1,376,217	$1,847,906	—	$126,340	$5,738,785
Executive Vice President	2023	$940,163	—	$1,060,314	$1,103,727	$1,566,197	—	$52,420	$4,722,821
– Chief Legal and	2022	$860,536	$1,600,000	$1,883,416	$1,881,096	$162,291	—	$78,294	$6,465,633
Administrative Officer

Michael S. Cuffe, M.D.	2024	$916,500	—	$1,336,072	$1,294,204	$1,791,294	—	$203,229	$5,541,299
Executive Vice President
and Chief Clinical Officer

(1)

Effective May 1, 2024, Mr. Rutherford retired from, and Mr. Marks was appointed to, the position of Executive Vice President and Chief Financial Officer. Effective April 1, 2024, Mr. McAlevey was promoted to Executive Vice President – Chief Legal and Administrative Officer.

(2)

PSU awards for 2024 include the aggregate grant date fair value of the PSUs granted during fiscal year 2024 in accordance with FASB ASC 718 as awarded to the named executive officers under the 2020 Stock Incentive Plan assuming a target level of achievement.

(3)

SAR awards for 2024 include the aggregate grant date fair value of the SARs granted during fiscal year 2024 in accordance with FASB ASC 718 as awarded to the named executive officers under the 2020 Stock Incentive Plan. Assumptions used in the calculations of these amounts are set forth in Note 2 to our consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

(4)

Non-Equity Incentive Plan Compensation for 2024 reflects amounts earned for the year ended December 31, 2024 under the 2024 PEP, which amounts were paid in cash in the first quarter of 2025. With respect to the EBITDA weighted portion of the 2024 PEP, the Company exceeded the maximum performance level, as adjusted, resulting in a 200.00% of target payout for the named executive officers. With respect to the quality weighted portion of the 2024 PEP, the Company exceeded the maximum level of performance for the CAUTI, C. diff, SEP-1, the Risk-Adjusted CHOIS Complication and Mortality indices, and the Care Experience measures for inpatient and emergency room patients, and exceeded the threshold level of performance for the CLABSI, SSI and MRSA measures. The combined impact of these metrics resulted in a 175.65% of target payout for the quality weighted portion of the 2024 PEP.

Therefore, pursuant to the terms of the 2024 PEP, awards under the 2024 PEP were paid out to the named executive officers at 195.13% of each named executive officer’s respective target amount. Due to his May 1, 2024 retirement, Mr. Rutherford did not participate in the 2024 PEP. The terms of the 2024 PEP and adjustments made thereto are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation: PEP.”

(5)

All amounts for 2024 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2024 Pension Benefits.” The changes in the SERP benefit value during 2024 were impacted mainly by: (i) the passage of time which reflects another year of pay and service; (ii) the discount rate changing from 4.94% to 5.45%, which resulted in a decrease in the value; and (iii) the mortality table used for calculating lump sums was updated from the 2023 applicable mortality table to the 2024 applicable mortality table under Internal Revenue Code section 417(e)(3), which resulted in a decrease in the value. The impact of these events on the SERP benefit values was:

	Hazen	Marks	Foster
Passage of Time	$2,856,928	$362,823	$2,505,458
Discount Rate Change	$(2,040,666)	$(513,180)	$(983,859)
Mortality Table Update	$(444,124)	$(53,326)	$(194,849)

(6)	2024 amounts generally consist of:

•	Matching contributions to our 401(k) Plan and Company accruals for the HCA Restoration Plan as set forth below.

	Hazen	Rutherford	Marks	Foster	McAlevey	Cuffe
HCA 401(k) matching contribution	$23,000	$13,125	$23,000	$23,000	$10,350	$20,700
HCA Restoration Plan	—	—	—	—	$66,073	$139,864

•

Dividend equivalent payments that became payable upon the vesting of the 2022 PSUs, representing the cash dividends paid per share multiplied by the number of 2022 PSUs outstanding and unpaid as of the March 17, 2022, June 16, 2022, September 16, 2022 and December 14, 2022 dividend record dates (the “2022 Dividend Record Dates”), the March 17, 2023, June 16, 2023, September 15, 2023 and December 14, 2023 dividend record dates (the “2023 Dividend Record Dates”), and the March 15, 2024, June 14, 2024, September 16, 2024 and December 13, 2024 dividend record dates (the “2024 Dividend Record Dates”).

	Hazen	Marks	Foster	McAlevey	Cuffe
Dividend Equivalent Payments on Vested 2022 PSUs	$96,234	$4,647	$20,025	$15,415	$16,965

•

Dividend equivalent payments of $9,002 that became payable to Mr. McAlevey upon the vesting of the remainder of the one-time RSUs awarded to him upon joining the Company in January 2022, representing the cash dividends paid per share multiplied by the number of RSUs outstanding and unpaid as of the 2022 Dividend Record Dates and the 2023 Dividend Record Dates.

•	Matching charitable contributions to eligible 501(c)(3) entities under the Company’s charitable match guidelines based on the named executive officer’s 2024 charitable contributions:

	Hazen	Rutherford	Marks	Foster	McAlevey	Cuffe
Matching charitable contributions	$20,000	$4,375	$20,500	$6,000	$25,500	$25,700

•

Personal use of Company aircraft by Mr. Hazen with an estimated incremental cost of $2,547 to the Company. We calculate the aggregate incremental cost of the personal use of Company aircraft based on a methodology that includes the average aggregate cost, on a per occupied seat mile basis, of variable expenses incurred in connection with personal plane usage, including trip-related maintenance, landing fees, fuel, crew hotels and meals, on-board catering, trip-related hangar and parking costs and other variable costs. Because our aircraft are used primarily for business travel, our incremental cost methodology does not include fixed costs of owning and operating aircraft that do not change based on usage.

•

Filing fee and related legal fees of $47,915 incurred in connection with a filing by Mr. Hazen under the Hart-Scott-Rodino Antitrust Improvements Act that was required as a result of Mr. Hazen’s participation in the Company’s equity compensation program.

2024 Grants of Plan-Based Awards

The following table provides information with respect to awards made under our 2020 Stock Incentive Plan and 2024 PEP during the 2024 fiscal year.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options/ SARs(3)	Exercise or Base Price of Option/ SAR Awards ($/sh)	Grant Date Fair Value of Stock/ Option/ SAR Awards
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Samuel N. Hazen	1/31/2024	—	—	—	—	—	—	—	79,784	$304.90	$8,158,720
	1/31/2024	—	—	—	6,905	27,622	55,244	—	—	—	$8,421,948
	N/A	$524,439	$2,622,194	$5,244,388	—	—	—	—	—	—	—

William B. Rutherford	1/31/2024	—	—	—	—	—	—	—	20,634	$304.90	$2,110,035
	1/31/2024	—	—	—	1,786	7,144	14,288	—	—	—	$2,178,206

Michael A. Marks	1/31/2024	—	—	—	—	—	—	—	5,503	$304.90	$562,737
	1/31/2024	—	—	—	476	1,905	3,810	—	—	—	$580,835
	4/29/2024	—	—	—	—	—	—	—	9,096	$311.42	$1,003,379
	4/29/2024	—	—	—	787	3,149	6,298	—	—	—	$980,662
	N/A	$157,748	$788,738	$1,557,476	—	—	—	—	—	—	—

Jon M. Foster	1/31/2024	—	—	—	—	—	—	—	20,634	$304.90	$2,110,035
	1/31/2024	—	—	—	1,786	7,144	14,288	—	—	—	$2,178,206
	N/A	$255,000	$1,275,000	$2,550,000	—	—	—	—	—	—	—

Michael R. McAlevey	1/31/2024	—	—	—	—	—	—	—	11,005	$304.90	$1,125,372
	1/31/2024	—	—	—	952	3,810	7,620	—	—	—	$1,161,669
	4/29/2024	—	—	—	—	—	—	—	2,274	$311.42	$250,845
	4/29/2024	—	—	—	197	788	1,576	—	—	—	$245,399
	N/A	$189,403	$947,013	$1,894,026	—	—	—	—	—	—	—

Michael S. Cuffe, M.D.	1/31/2024	—	—	—	—	—	—	—	12,656	$304.90	$1,294,204
	1/31/2024	—	—	—	1,095	4,382	8,764	—	—	—	$1,336,072
	N/A	$183,600	$918,000	$1,836,000	—	—	—	—	—	—	—

(1)

Non-equity incentive awards granted to each of the named executive officers pursuant to our 2024 PEP for the 2024 fiscal year, as described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation: PEP.” The amounts shown in the “Threshold” column reflect the threshold payment, which represents 25% of the amount shown in the “Target” column with respect to the 80% of the 2024 PEP subject to 2024 EBITDA performance and 0% of the amount shown in the “Target” column with respect to the 20% of the 2024 PEP subject to 2024 quality and care metrics performance. The amount shown in the “Maximum” column is 200% of the amount shown in the “Target” column. Based upon the Company’s performance on the EBITDA metrics, as adjusted, and the quality and care metrics, pursuant to the terms of the 2024 PEP, awards under the 2024 PEP were paid out to the named executive officers at 195.13% of each named executive officer’s respective target amount. Under the 2024 PEP for the 2024 fiscal year, Messrs. Hazen, Marks, Foster and McAlevey and Dr. Cuffe received cash payments of $5,116,688, $1,539,067, $2,487,908, $1,847,906, and $1,791,294, respectively. Such amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the 2024 Summary Compensation Table. Due to his May 1, 2024 retirement, Mr. Rutherford did not participate in the 2024 PEP.

(2)

PSUs awarded under the 2020 Stock Incentive Plan by the Committee as part of the named executive officers’ annual (and promotional, as applicable) long-term equity incentive awards. The 2024 PSUs vest based upon achievement of a cumulative EPS goal for fiscal years 2024 – 2026. The amounts shown in the “Threshold” column reflect the number of PSUs that will vest upon achievement of 90% of Target EPS, which represents 25% of the amount shown in the “Target” column. The amounts shown in the “Target” column reflect the number of PSUs that will vest upon achievement of Target EPS. The amounts shown in the “Maximum” column reflect the number of PSUs that will vest upon achievement of 110% of Target EPS or greater, which represents 200% of the target amount. The terms of the 2024 PSUs are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards — Performance Share Units — Grant of 2024 Awards.” The aggregate grant date fair value of the 2024 PSUs, in accordance with FASB ASC 718 assuming a target level of achievement, is reflected in the “Stock Awards” column of the 2024 Summary Compensation Table. The 2024 PSUs granted to Mr. Rutherford were forfeited upon his retirement, effective May 1, 2024.

(3)

SARs awarded under the 2020 Stock Incentive Plan by the Committee as part of the named executive officers’ annual (and promotional, as applicable) long-term equity incentive awards. The 2024 SARs vest based upon continued employment, in four equal installments on the first four anniversaries of the grant date. The 2024 SARs are reflected in the “All Other Option Awards: Number of Securities Underlying Options/SARs” column. The terms of the 2024 SARs are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards — Stock Appreciation Rights — 2024 Awards.” The aggregate grant date fair value of the 2024 SARs, in accordance with FASB ASC 718, is reflected in the “Option/Stock Appreciation Right Awards” column of the 2024 Summary Compensation Table. The 2024 SARs granted to Mr. Rutherford were forfeited upon his retirement, effective May 1, 2024.

Narrative Disclosure to 2024 Summary Compensation Table and 2024 Grants of Plan-Based Awards Table

Total Compensation. In 2024, 2023 and 2022, total direct compensation, as described in the 2024 Summary Compensation Table, consisted primarily of base salary, annual PEP awards payable in cash and long-term equity incentive awards and, for Mr. McAlevey, in 2022, a signing bonus and one-time, new hire equity awards. Other than the one-time equity awards granted to Mr. McAlevey upon joining the Company in 2022, the long-term equity incentive awards granted to the named executive officers each year and upon promotion were structured such that 50% of the target award was granted in the form of time-based SARs, and the other 50% of the target award was granted in the form of PSUs which vest based on achievement of a three-year cumulative EPS goal. This mix was intended to reflect our philosophy that a significant portion of an executive’s compensation should be equity-linked and/or tied to our operating performance.

In addition, we provide an opportunity for executives to participate in certain supplemental retirement plans. Messrs. Hazen, Marks and Foster participate in the SERP; Messrs. Rutherford and McAlevey and Dr. Cuffe do not participate in the SERP. The change in SERP values included in the Summary Compensation Table do not reflect current cash payments. Rather, payment of SERP benefits are made only following the participants’ retirement. The change in present value of the SERP benefit is based on actuarial factors that are highly sensitive to the passage of time and changes in the discount rate and mortality table and can significantly increase or decrease the SERP values from year to year. For these reasons, the Committee does not consider the change in SERP value to be a part of total direct compensation for any given year prior to retirement or separation from service.

Annual PEP Awards. With respect to the 2024, 2023 and 2022 fiscal years, the named executive officers (with the exception of Mr. Rutherford in 2024) were eligible to earn under the 2024 PEP, 2023 PEP and 2022 PEP, respectively, (i) a target bonus, if performance targets were met; (ii) a specified percentage of the target bonus, if “threshold” levels of performance were achieved but performance targets were not met; or (iii) two times the target bonus if “maximum” performance goals were achieved, with the annual bonus amount being interpolated, in the sole discretion of the Committee, for performance results that exceed “threshold” levels but do not meet or exceed “maximum” levels. The annual bonus opportunities for 2024 for the named executive officers (except for Mr. Rutherford, who did not participate in the 2024 PEP due to his retirement) were set forth in the 2024 PEP, as described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation: PEP.”

Stock Appreciation Rights and Performance Share Units. In January 2024, January 2023 and January 2022, time-based SAR awards and EPS performance-based PSU awards were granted to the named executive officers under the 2020 Stock Incentive Plan. Mr. McAlevey also received a one-time grant of time-based SAR and RSU awards in January 2022 upon joining the Company. In connection with Mr. Marks’ promotion to Executive Vice President and Chief Financial Officer, effective May 1, 2024, and Mr. McAlevey’s promotion to Executive Vice President – Chief Legal and Administrative Officer, effective April 1, 2024, Messrs. Marks and McAlevey also received promotional grants of SAR and PSU awards in April 2024, having the same vesting terms as the annual SAR and PSU grants. These SAR and PSU grants were designed to be long-term equity incentive awards. The terms of the SAR and PSU awards are described in detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards.”

All SAR and PSU awards held by the named executive officers as of December 31, 2024 are described in the Outstanding Equity Awards at 2024 Fiscal Year-End Table.

Employment Agreements and other Compensation Arrangements. In connection with the Merger in 2006, we entered into an employment agreement with Mr. Hazen which, among other things, sets forth his compensation terms, rights and benefits upon a termination of employment, and restrictive covenants around non-competition, non-solicitation and confidentiality. Our other named executive officers do not have employment agreements but are covered under our Executive Severance Policy. We believe that reasonable severance benefits are appropriate in order to properly incentivize our executives and be competitive in our executive recruitment and retention efforts.

Employment Agreement – Mr. Hazen

The term of employment under Mr. Hazen’s agreement is indefinite, and it is terminable by either party at any time, provided that Mr. Hazen must give no less than 90 days’ notice prior to a resignation. Mr. Hazen’s employment agreement sets forth his annual base salary, which will be subject to discretionary annual increases upon review by the Board of Directors, and states that Mr. Hazen will be eligible to earn an annual bonus as a percentage of salary with respect to each fiscal year, based upon the extent to which annual performance targets established by the Board of Directors are achieved.

Additionally, pursuant to Mr. Hazen’s employment agreement, we agree to indemnify him against any adverse tax consequences, if any, that result from the adjustment by us of stock options held by Mr. Hazen in connection with the Merger or the future payment of any extraordinary cash dividends.

The benefits Mr. Hazen will be entitled to receive pursuant to his employment agreement upon termination of his employment are described in “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits Specific to Mr. Hazen”.

Executive Severance Policy – Other Named Executive Officers

The Company’s Executive Severance Policy applies to the named executive officers (other than Mr. Hazen) if their employment is terminated involuntarily by the Company (other than for a reason that would result in them not being eligible for rehire) or by the executive for “good reason” (as defined in the policy). The severance benefits applicable to the named executive officers under this policy are described in more detail under “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits Applicable to the Other Named Executive Officers.”

Additional information with respect to potential payments to the named executive officers pursuant to Mr. Hazen’s employment agreement or other compensation arrangements and the 2020 Stock Incentive Plan is contained in “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table includes certain information with respect to outstanding SARs and PSUs held by the named executive officers as of December 31, 2024.

Name	Number of Securities Underlying Unexercised Options/ SARs Exercisable (#)(1)(2)(3)(4)	Number of Securities Underlying Unexercised Options/ SARs Unexercisable (#)(2)(3)(4)(5)	Option/ SAR Exercise/ Base Price ($)	Option/ SAR Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)(7)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Samuel N. Hazen	58,050	—	$69.58	1/29/2026	—	—
	84,360	—	$81.96	2/1/2027	—	—
	109,780	—	$101.16	1/31/2028	—	—
	146,620	—	$139.06	1/30/2029	—	—
	172,490	—	$145.24	1/29/2030	—	—
	98,040	32,680	$173.12	2/3/2031	—	—
	43,315	43,315	$236.61	1/28/2032	—	—
	20,720	62,160	$253.30	1/30/2033	—	—
	—	79,784	$304.90	1/31/2034
	—	—	—	—	27,467	$8,244,220
	—	—	—	—	27,622	$8,290,743
William B. Rutherford	40,900	—	$101.16	5/1/2027	—	—
	41,320	—	$139.06	5/1/2028	—	—
	44,160	—	$145.24	5/1/2028	—	—
Michael A. Marks	4,585	—	$81.96	2/1/2027	—	—
	9,150	—	$101.16	1/31/2028	—	—
	10,670	—	$139.06	1/30/2029	—	—
	11,040	—	$145.24	1/29/2030	—	—
	4,710	1,570	$173.12	2/3/2031	—	—
	2,080	2,080	$236.61	1/28/2032	—	—
	1,894	5,684	$253.30	1/30/2033	—	—
	—	5,503	$304.90	1/31/2034	—	—
	—	9,096	$311.42	4/29/2034	—	—
	—	—	—	—	2,513	$754,277
	—	—	—	—	1,905	$571,786
	—	—	—	—	3,149	$945,172
Jon M. Foster	29,330	—	$139.06	1/30/2029	—	—
	35,880	—	$145.24	1/29/2030	—	—
	20,392	6,798	$173.12	2/3/2031	—	—
	9,010	9,010	$236.61	1/28/2032	—	—
	5,920	17,760	$253.30	1/30/2033	—	—
	—	20,634	$304.90	1/31/2034	—	—
	—	—	—	—	7,848	$2,355,577
	—	—	—	—	7,144	$2,144,272

Name	Number of Securities Underlying Unexercised Options/ SARs Exercisable (#)(1)(2)(3)(4)	Number of Securities Underlying Unexercised Options/ SARs Unexercisable (#)(2)(3)(4)(5)	Option/ SAR Exercise/ Base Price ($)	Option/ SAR Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)(7)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Michael R. McAlevey	6,930	6,930	$236.61	1/28/2032	—	—
	13,170	—	$236.61	1/28/2032	—	—
	3,157	9,473	$253.30	1/30/2033	—	—
	—	11,005	$304.90	1/31/2034	—	—
	—	2,274	$311.42	4/29/2034	—	—
	—	—	—	—	4,186	$1,256,428
	—	—	—	—	3,810	$1,143,572
	—	—	—	—	788	$236,518
Michael S. Cuffe, M.D.	15,690	5,230	$173.12	2/3/2031	—	—
	5,512	1,838	$241.81	10/25/2031	—	—
	7,625	7,625	$236.61	1/28/2032	—	—
	3,631	10,893	$253.30	1/30/2033	—	—
	—	12,656	$304.90	1/31/2034	—	—
	—	—	—	—	4,814	$1,444,922
	—	—	—	—	4,382	$1,315,257

(1)	Reflects SARs granted in 2016, 2017, 2018, 2019, 2020, 2021, 2022 and 2023 which vested on the basis of time.

(2)

Reflects SARs awarded in February 2021 under the 2020 Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award (the “2021 SARs”). The 2021 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The 2021 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of 75% of the 2021 SARs vested February 3, 2022, 2023 and 2024, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column).

(3)

Reflects 2022 SARs awarded in January 2022 under the 2020 Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award (the “2022 SARs”). The 2022 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The 2022 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of 50% of the 2022 SARs vested January 28, 2023 and 2024, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column).

(4)

Reflects 2023 SARs awarded in January 2023 under the 2020 Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award (the “2023 SARs”). The 2023 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The 2023 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of 25% of the 2023 SARs vested January 30, 2024, which are reflected in the “Number of securities Underlying Unexercised Options and SARs Exercisable” column).

(5)	Reflects 2024 SARs awarded in January 2024 and April 2024 under the 2020 Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award (the “2024 SARs”). The

2024 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The 2024 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column. The terms of the 2024 SARs are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards — Stock Appreciation Rights — 2024 Awards.”

(6)

Reflects the target level PSUs awarded to the named executive officers in January 2023 under the 2020 Stock Incentive Plan (the “2023 PSUs”). The 2023 PSUs are structured to vest based upon achievement of a cumulative EPS goal for fiscal years 2023 – 2025. These PSU awards will be eligible to vest for performance between the threshold and maximum levels at the end of fiscal year 2025 upon the Committee’s determination of the extent to which the three-year cumulative EPS target has been met.

(7)

Reflects the target level PSUs awarded to the named executive officers in January 2024 and April 2024 under the 2020 Stock Incentive Plan (the “2024 PSUs”). The 2024 PSUs are structured to vest based upon achievement of a cumulative EPS goal for fiscal years 2024 – 2026. These PSU awards will be eligible to vest for performance between the threshold and maximum levels at the end of fiscal year 2026 upon the Committee’s determination of the extent to which the three-year cumulative EPS target has been met. The terms of the 2024 PSUs are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards — Performance Share Units — Grant of 2024 Awards.”

(8)	The market value of the unvested PSUs is calculated at $300.15 per share (the closing price of the Company’s common stock on the NYSE on December 31, 2024).

Option Exercises and Stock Vested in 2024

The following table includes certain information with respect to options exercised by the named executive officers and stock vested during the fiscal year ended December 31, 2024.

	Option/SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting(3)	Value Realized on Vesting ($)(4)
Samuel N. Hazen	—	—	78,440	$24,202,662
William B. Rutherford	151,802	$32,460,502	21,980	$6,781,929
Michael A. Marks	—	—	3,780	$1,166,319
Jon M. Foster	76,065	$18,760,138	16,320	$5,035,536
Michael R. McAlevey	—	—	1,940	$549,854
Michael S. Cuffe, M.D.	40,740	$8,598,253	16,980	$5,239,179

(1)	Messrs. Rutherford and Foster and Dr. Cuffe elected to exercise 151,802, 76,065, and 40,740 SARs, respectively, resulting in net shares realized of 58,592, 33,905 and 14,669, respectively.

(2)

Represents the difference between the base price of the SARs and the fair market value of the common stock on the date of exercise, which is the closing price of the Company’s common stock on the NYSE on the date of exercise.

(3)

Messrs. Hazen, Rutherford, Marks and Foster and Dr. Cuffe vested in 78,440, 21,980, 3,780, 16,320 and 16,980 PSUs, respectively, resulting in net shares realized of 48,053, 13,803, 2,758, 10,370 and 10,768 respectively. Mr. McAlevey vested in 1,940 RSUs resulting in net shares realized of 1,451.

(4)

Calculated by multiplying the number of shares of stock or units vested by the fair market value of the common stock on the vesting date, which is the closing price of the Company’s common stock on the NYSE on the vesting date.

Policies and Practices Related to the Timing of Equity Awards – 2024 Awards
While we do not have a formal written policy in place with regard to the timing of awards of SARs or similar awards in relation to the disclosure of material nonpublic information, our equity awards are generally granted on fixed dates determined in advance. Annual equity awards are typically granted to our executives in late January or early February each year. On limited occasions, the Committee may grant equity awards outside of our annual grant cycle for new hires, promotions, recognition, retention or other purposes.
The Committee’s general practice, and its practice for fiscal year 2024, has been to complete its annual executive compensation review and determine performance goals and target compensation for our executives, which coincides with the Company’s regularly scheduled Board meetings; then equity awards are granted with an effective date on the second full trading day following release of the Company’s fourth quarter earnings. For fiscal year 2025, the Committee granted equity awards in January 2025 effective as of the third full trading day following the release of the Company’s fourth quarter earnings and plans to continue this practice with respect to future grants.
The Committee approves all equity award grants on or before the grant date and does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, the Committee does not time the release of material nonpublic information based on equity award grant dates. Generally, the Committee uses the Company’s three-month average stock price as of the grant date and a valuation model estimation to determine the number of SARs granted.
As set forth in the table below pursuant to Item 402(x)(2) of Regulation
S-K,
in 2024, the Committee granted SARs to the named executive officers with an effective date on the second full trading day following release of the Company’s quarterly earnings. The SARs have a ten-year
term and an exercise price equal to the fair market value of the Company’s common shares on the date of grant. Consistent with the terms of the 2020 Stock Incentive Plan, the exercise price for each such award is the closing trading price of the Company’s common stock on the NYSE on the grant date.

Name	Grant date	Number of securities underlying the award	Exercise price of the award ($/Sh)	Grant date fair value of the award
Percentage change in
the closing market
price of the securities
underlying the award
between the trading
day ending
immediately prior to
the disclosure of
material nonpublic
information and the
trading day
beginning immediately
following the
disclosure of material
nonpublic information

Samuel N. Hazen	1/31/2024	79,784	$304.90	$8,158,720	5.18%
William B. Rutherford	1/31/2024	20,634	$304.90	$2,110,035	5.18%
Michael A. Marks	1/31/2024	5,503	$304.90	$ 562,737	5.18%
	4/29/2024	9,096	$311.42	$1,003,379	(2.37%)
Jon M. Foster	1/31/2024	20,634	$304.90	$2,110,035	5.18%
Michael R. McAlevey	1/31/2024	11,005	$304.90	$1,125,372	5.18%
	4/29/2024	2,274	$311.42	$ 250,845	(2.37%)
Michael S. Cuffe, M.D.	1/31/2024	12,656	$304.90	$1,294,204	5.18%

2024 Pension Benefits

Our SERP, which is frozen to new participants, was intended to qualify as a “top-hat” plan designed to benefit a select group of management or highly compensated employees. There are no other defined benefit plans that provide for payments or benefits to any of the named executive officers. Under the terms of the SERP, Messrs. Hazen and Foster are eligible for normal retirement, and Mr. Marks is eligible for early retirement. Messrs. Hazen, Marks and Foster are 100% vested in their accrued SERP benefit. Messrs. Rutherford and McAlevey and Dr. Cuffe do not participate in the SERP. Information about benefits provided by the SERP is as follows:

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Samuel N. Hazen	SERP	42	$37,561,992	—
Michael A. Marks	SERP	29	$ 5,800,068	—
Jon M. Foster	SERP	24	$18,024,363	—

(1)	Years of service are credited up to a maximum of 25 years.

Plan Provisions

Normal retirement eligibility requires attainment of age 60 for employees who were SERP participants at the time of the change in control which occurred as a result of the 2006 Merger. Both Messrs. Hazen and Foster are eligible for normal retirement.

Early retirement eligibility requires attainment of age 55 with 20 or more years of service. Mr. Marks is eligible for early retirement. The “life annuity amount” payable to a participant who takes early retirement is reduced by three percent for each full year or portion thereof that the participant retires prior to normal retirement age.

In the event the employee’s “accrued benefits under the Company’s Plans” (computed using “actuarial factors”) are insufficient to provide the “life annuity amount,” (as such terms are defined below) the SERP will provide a benefit equal to the amount of the shortfall. Benefits can be paid in the form of an annuity or a lump sum. The lump sum is calculated by converting the annuity benefit using the “actuarial factors.” All benefits with a present value not exceeding one million dollars are paid as a lump sum regardless of the election made.

The “life annuity amount” is the annual benefit payable as a life annuity to a participant upon normal retirement. It is equal to the participant’s “accrual rate” multiplied by the product of the participant’s “years of service” times the participant’s “pay average.” The SERP benefit for each year equals the life annuity amount less the annual life annuity amount produced by the employee’s “accrued benefits under the Company’s Plans.”

The “accrual rate” is a percentage assigned to each participant, and is either 2.2% or 2.4%. Both Messrs. Hazen and Foster are assigned a percentage of 2.4%, while Mr. Marks is assigned a percentage of 2.2%.

A participant is credited with a “year of service” for each calendar year that the participant performs 1,000 hours of service for HCA Inc. or one of its subsidiaries or for each year the participant is otherwise credited by us, subject to a maximum credit of 25 years of service.

A participant’s “pay average” is an amount equal to one-fifth of the sum of the compensation during the period of 60 consecutive months for which total compensation is greatest within the 120 consecutive month period immediately preceding the participant’s retirement. For purposes of this calculation, the participant’s compensation includes base compensation and payments under the PEP.

The “accrued benefits under the Company’s Plans” for an employee equals the sum of the employer-funded benefits accrued under the former HCA Retirement Plan (which was merged into the HCA 401(k) Plan in 2008), the HCA 401(k) Plan and any other tax-qualified plan maintained by HCA Inc. or one of its subsidiaries, the income/loss adjusted amount distributed to the participant under any of these plans, the account credit and the income/loss adjusted amount distributed to the participant under the HCA Restoration Plan and any other nonqualified retirement plans sponsored by HCA Inc. or one of its subsidiaries.

The “actuarial factors” include (a) interest at the long-term Applicable Federal Rate under Section 1274(d) of the Internal Revenue Code or any successor thereto as of the first day of November preceding the plan year in which the participant’s retirement, death, disability, or termination with benefit rights under Section 5.3 or 6.2 of the SERP occurs, and (b) mortality being the applicable Section 417(e)(3) of the Internal Revenue Code mortality table, as specified and changed by the U.S. Treasury Department.

Credited service does not include any amount other than service with HCA Inc. or one of its subsidiaries.

Assumptions

The Present Value of Accumulated Benefit is based on a measurement date of December 31, 2024. The measurement date for valuing plan liabilities on the Company’s balance sheet is December 31, 2024.

The assumption is made that there is no probability of pre-retirement death or termination. Retirement age is assumed to be the Normal Retirement Age as defined in the SERP for all named executive officers set forth in the table above, as adjusted by the provisions relating to change in control, or age 60. Age 60 also represents the earliest date the named executive officers set forth in the table above are eligible to receive an unreduced benefit.

All other assumptions used in the calculations are the same as those used for the valuation of the plan liabilities in the plan’s most recent annual valuation.

Supplemental Information

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the right to any further payment and must repay any benefits already paid. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers set forth in the table above.

2024 Nonqualified Deferred Compensation

Amounts shown in the table below are attributable to the HCA Restoration Plan, an unfunded, nonqualified defined contribution plan designed to restore employer matching benefits, if any, which the participant would have received under the HCA 401(k) Plan if the participant’s contributions to the

HCA 401(k) Plan were not limited by the Internal Revenue Code Section 401(a)(17) compensation limit and/or the Internal Revenue Code Section 402(g) contribution limit, based on years of service.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End

Samuel N. Hazen	—	—	—	—	$889,505
William B. Rutherford	—	—	$223,241	—	$2,621,027
Michael A. Marks	—	—	—	—	$59,366
Jon M. Foster	—	—	—	—	$141,770
Michael R. McAlevey	—	$66,073	$1,819	—	$91,066
Michael S. Cuffe, M.D.	—	$139,864	$59,954	—	$847,097

Registrant contributions in the last fiscal year as reported in the table above are also included in the 2024 Summary Compensation Table for Mr. McAlevey and Dr. Cuffe.

Portions of the amounts from the column titled “Aggregate Balance at Last Fiscal Year End” have also been reported in the Summary Compensation Tables in prior years. For Mr. Hazen, the amounts previously reported as compensation in the Summary Compensation Tables were $79,510, $101,488, $97,331, $247,060 and $62,004 for the periods 2003, 2004, 2005, 2006 and 2007, respectively. For Mr. Rutherford, the amounts previously reported as compensation in the Summary Compensation Tables were $74,379, $110,380, $151,374, $126,419, $124,887, $228,715, $223,031, $207,305, $247,174 and $90,490 for the periods 2014, 2015, 2016, 2017, 2018, 2019, 2020, 2021, 2022 and 2023, respectively. For Dr. Cuffe, the amount previously reported as compensation in the Summary Compensation Tables was $73,818 for 2021.

Plan Provisions

Hypothetical accounts for each HCA Restoration Plan participant are credited each year with a contribution designed to restore employer matching benefits, if any, the participant would have received under the HCA 401(k) Plan, if the participant’s contributions to the HCA 401(k) Plan were not limited by the Internal Revenue Code Section 401(a)(17) compensation limit and/or the Internal Revenue Code Section 402(g) contribution limit, based on years of service. Since February 1, 2011, hypothetical investment returns on the HCA Restoration Plan accounts of non-SERP participants are based on the actual investment return of the 25-to-Go Fund under the HCA 401(k) Plan.

Effective January 1, 2008, participants in the SERP are no longer eligible for HCA Restoration Plan contributions. However, the hypothetical accounts for such participants as of January 1, 2008 continue to be maintained and were increased or decreased with hypothetical investment returns based on the actual investment return of the Mix B fund of the HCA 401(k) Plan through December 31, 2010. Effective January 1, 2011, the hypothetical HCA Restoration Plan accounts for SERP participants were frozen, and no investment earnings were reflected after this date.

Executive officers are not allowed to defer compensation under this or any other nonqualified deferred compensation plan.

Prior to April 30, 2009, eligible employees made a one-time election prior to participation (or prior to December 31, 2006, if earlier) regarding the form of distribution of the HCA Restoration Plan benefit. Participants chose between a lump sum and five or ten-year installments. All distributions are paid in the form of a lump-sum distribution unless the participant submitted an installment payment election prior to April 30, 2009. Distributions are paid (or begin) during the July following the year of termination of employment or retirement. All balances not exceeding $500,000 are automatically paid as a lump sum, regardless of election.

Supplemental Information

In the event a named executive officer renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Potential Payments Upon Termination or Change in Control

The following tables show the estimated amount of potential severance payable to each of the named executive officers, other than Mr. Rutherford, (based upon his 2024 base salary and PEP payment received in 2024 for 2023 performance, for Mr. Hazen, and their respective 2024 base salaries, for Messrs. Marks, Foster and McAlevey and Dr. Cuffe, as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 31, 2024), assuming the executive’s employment terminates or the Company undergoes a Change in Control (as defined in the 2020 Stock Incentive Plan and set forth above under “Compensation Discussion and Analysis — Change in Control Benefits”) effective December 31, 2024. Mr. Rutherford retired from the Company on May 1, 2024, and the following table shows the actual amounts payable to him upon his retirement.

Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an executive’s termination of employment. As noted above, in the event a named executive officer breaches or violates those certain confidentiality, non-competition and/or non-solicitation covenants contained in his employment agreement or separation agreement, the SERP or the HCA Restoration Plan, certain of the payments described below may be subject to forfeiture and/or repayment. See “Narrative Disclosure to 2024 Summary Compensation Table and 2024 Grants of Plan-Based Awards Table — Employment Agreements and Other Compensation Arrangements,” “2024 Pension Benefits — Supplemental Information,” and “2024 Nonqualified Deferred Compensation — Supplemental Information.”

Samuel N. Hazen

	Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control

Cash Severance(1)	—	$13,137,190	—	$13,137,190	—	—	—
Non-Equity Incentive Bonus(2)	$5,116,688	$5,116,688	—	$5,116,688	$5,116,688	$5,116,688	$5,116,688
Unvested Equity Awards(3)	$15,311,818	$15,311,818	—	$15,311,818	$15,311,818	$15,311,818	—
SERP(4)	$36,179,383	$36,179,383	$36,179,383	$36,179,383	$36,179,383	$31,192,646	—
Retirement Plans(5)	$2,637,051	$2,637,051	$2,637,051	$2,637,051	$2,637,051	$2,637,051	—
Health and Welfare Benefits(6)	—	$25,198	—	$25,198	—	—	—
Disability Income(7)	—	—	—	—	$1,117,238	—	—
Life Insurance Benefits(8)	—	—	—	—	—	$1,543,000	—
Accrued Vacation Pay	$213,572	$213,572	$213,572	$213,572	$213,572	$213,572	—

Total	$59,458,512	$72,620,900	$39,030,006	$72,620,900	$60,575,750	$56,014,775	$5,116,688

(1)

Represents amounts Mr. Hazen would be entitled to receive pursuant to his employment agreement. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits Specific to Mr. Hazen.”

(2)

Represents the amount Mr. Hazen would be entitled to receive for the 2024 fiscal year pursuant to the 2024 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2024 Summary Compensation Table.

(3)

Represents the value of all unvested PSUs and SARs, which would become vested upon Mr. Hazen’s termination of employment other than his involuntary termination for cause, given that he meets the definition of Retirement under all such awards, calculated at $300.15 per underlying share (the closing price of the Company’s common stock on the NYSE on December 31, 2024).

(4)	Reflects the actual lump sum value of the SERP based on the 2024 interest rate of 4.83%.

(5)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Hazen would be entitled. The value includes $1,747,546 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $889,505 from the HCA Restoration Plan.

(6)

Reflects the estimated costs of the continuing medical coverage, based upon 2024 COBRA rates, that Mr. Hazen would be entitled to receive pursuant to his employment agreement. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits Specific to Mr. Hazen.”

(7)

Reflects the estimated lump sum present value of all future payments which Mr. Hazen would be entitled to receive under our disability program, including up to 147 days of salary continuation, long-term disability benefits of $10,000 per month payable after the 147 day elimination period until age 67, and benefits of $10,000 per month from our Supplemental Income Protection payable after the 180 day elimination period for 30 months.

(8)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. Hazen. Mr. Hazen’s payment upon death while actively employed with the Company includes $1,543,000 of Company-paid life insurance.

William B. Rutherford

Retirement
Retirement Plans(1)	$4,159,821
Accrued Vacation Pay	$141,231

Total	$4,301,052

(1)

Reflects the lump sum present value of qualified and nonqualified retirement plans to which Mr. Rutherford is entitled. The value includes $1,538,794 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $2,621,027 from the HCA Restoration Plan.

Michael A. Marks

	Voluntary Termination	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control

Cash Severance(1)	—	$1,800,000	—	$1,800,000	—	—	—
Non-Equity Incentive Bonus(2)	$1,539,067	$1,539,067	—	$1,539,067	$1,539,067	$1,539,067	$1,539,067
Unvested Equity Awards(3)	—	$502,451	—	—	$1,100,347	$1,100,347	—
SERP(4)	$6,824,481	$6,824,481	$6,824,481	$6,824,481	$6,824,481	$6,266,004	—
Retirement Plans(5)	$753,612	$753,612	$753,612	$753,612	$753,612	$753,612	—
Health and Welfare Benefits(6)	—	$45,788	—	$45,788	—	—	—
Disability Income(7)	—	—	—	—	$1,983,899	—	—
Life Insurance Benefits(8)	—	—	—	—	—	$901,000	—
Accrued Vacation Pay	$124,615	$124,615	$124,615	$124,615	$124,615	$124,615	—

Total	$9,241,775	$11,590,014	$7,702,708	$11,087,563	$12,326,021	$10,684,645	$1,539,067

(1)

Represents amounts Mr. Marks would be entitled to receive pursuant to the Company’s Executive Severance Policy based upon his position at the time of termination. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits Applicable to the Other Named Executive Officers.”

(2)

Represents the amount Mr. Marks would be entitled to receive for the 2024 fiscal year pursuant to the 2024 PEP, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2024 Summary Compensation Table.

(3)

Represents the value of all unvested PSUs and SARs, which would become vested upon Mr. Marks’ termination of employment without cause or for death or disability, calculated at $300.15 per underlying share (the closing price of the Company’s common stock on the NYSE on December 31, 2024).

(4)	Reflects the actual lump sum value of the SERP based on the 2024 interest rate of 4.83%.

(5)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Marks would be entitled. The value includes $694,246 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $59,366 from the HCA Restoration Plan.

(6)

Reflects the estimated costs of the continuing medical coverage, based upon 2024 COBRA rates, that Mr. Marks would be entitled to receive pursuant to the Company’s Executive Severance Policy. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits Applicable to the Other Named Executive Officers.”

(7)

Reflects the estimated lump sum present value of all future payments which Mr. Marks would be entitled to receive under our disability program, including up to 147 days of salary continuation, long-term disability benefits of $10,000 per month payable after the 147 day elimination period until age 67, and benefits of $10,000 per month from our Supplemental Income Protection payable after the 180 day elimination period to age 65.

(8)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. Marks. Mr. Marks’ payment upon death while actively employed includes $901,000 of Company-paid life insurance.

Jon M. Foster

	Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control

Cash Severance(1)	—	$2,040,000	—	$2,040,000	—	—	—
Non-Equity Incentive Bonus(2)	$2,487,908	$2,487,908	—	$2,487,908	$2,487,908	$2,487,908	$2,487,908
Unvested Equity Awards(3)	$3,838,486	$3,838,486	—	$3,838,486	$3,838,486	$3,838,486	—
SERP(4)	$17,358,156	$18,116,660	$17,358,156	$18,116,660	$17,358,156	$15,263,536	—
Retirement Plans(5)	$845,970	$845,970	$845,970	$845,970	$845,970	$845,970	—
Health and Welfare Benefits(6)	—	$29,548	—	$29,548	—	—	—
Disability Income(7)	—	—	—	—	$1,044,658	—	—
Life Insurance Benefits(8)	—	—	—	—	—	$1,020,000	—
Accrued Vacation Pay	$141,231	$141,231	$141,231	$141,231	$141,231	$141,231	—

Total	$24,671,751	$27,499,803	$18,345,357	$27,499,803	$25,716,409	$23,597,131	$2,487,908

(1)

Represents amounts Mr. Foster would be entitled to receive pursuant to the Company’s Executive Severance Policy based upon his position at the time of termination. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits Applicable to the Other Named Executive Officers.”

(2)

Represents the amount Mr. Foster would be entitled to receive for the 2024 fiscal year pursuant to the 2024 PEP, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2024 Summary Compensation Table.

(3)

Represents the value of all unvested PSUs and SARs, which would become vested upon Mr. Foster’s termination of employment other than his involuntary termination for cause, given that he meets the definition of Retirement under all such awards, calculated at $300.15 per underlying share (the closing price of the Company’s common stock on the NYSE on December 31, 2024).

(4)	Reflects the actual lump sum value of the SERP based on the 2024 interest rate of 4.83%.

(5)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Foster would be entitled. The value includes $704,200 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $141,770 from the HCA Restoration Plan.

(6)

Reflects the estimated costs of the continuing medical coverage, based upon 2024 COBRA rates, that Mr. Foster would be entitled to receive pursuant to the Company’s Executive Severance Policy. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits Applicable to the Other Named Executive Officers.”

(7)

Reflects the estimated lump sum present value of all future payments which Mr. Foster would be entitled to receive under our disability program, including up to 147 days of salary continuation, long-term disability benefits of $10,000 per month payable after the 147 day elimination period until age 67, and benefits of $10,000 per month from our Supplemental Income Protection payable after the 180 day elimination period for 36 months.

(8)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. Foster. Mr. Foster’s payment upon death while actively employed with the Company includes $1,020,000 of Company-paid life insurance.

Michael R. McAlevey

	Voluntary Termination	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control

Cash Severance(1)	—	$1,485,000	—	$1.485,000	—	—	—
Non-Equity Incentive Bonus(2)	$1,847,906	$1,847,906	—	$1,847,906	$1,847,906	$1,847,906	$1,847,906
Unvested Equity Awards(3)	—	$837,419	—	—	$1,721,561	$1,721,561	—
Retirement Plans(4)	$125,995	$125,995	$125,995	$125,995	$125,995	$125,995	—
Health and Welfare Benefits(5)	—	$29,369	—	$29,369	—	—	—
Disability Income(6)	—	—	—	—	$1,292,572	—	—
Life Insurance Benefits(7)	—	—	—	—	—	$991,000	—
Accrued Vacation Pay	$74,250	$74,250	$74,250	$74,250	$74,250	$74,250	—

Total	$2,048,151	$4,399,939	$200,245	$3,562,520	$5,062,284	$4,760,712	$1,847,906

(1)

Represents amounts Mr. McAlevey would be entitled to receive pursuant to the Company’s Executive Severance Policy based upon his position at the time of termination. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits Applicable to the Other Named Executive Officers.”

(2)

Represents the amount Mr. McAlevey would be entitled to receive for the 2024 fiscal year pursuant to the 2024 PEP, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2024 Summary Compensation Table.

(3)

Represents the value of all unvested PSUs and SARs, which would become vested upon Mr. McAlevey’s termination of employment without cause or for death or disability, calculated at $300.15 per underlying share (the closing price of the Company’s common stock on the NYSE on December 31, 2024).

(4)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. McAlevey would be entitled. The value includes $34,929 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $91,066 from the HCA Restoration Plan.

(5)

Reflects the estimated costs of the continuing medical coverage, based upon 2024 COBRA rates, that Mr. McAlevey would be entitled to receive pursuant to the Company’s Executive Severance Policy. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits Applicable to the Other Named Executive Officers.”

(6)

Reflects the estimated lump sum present value of all future payments which Mr. McAlevey would be entitled to receive under our disability program, including up to 147 days of salary continuation, long-term disability benefits of $10,000 per month payable after the 147 day elimination period until age 67, and benefits of $10,000 per month from our Supplemental Income Protection payable after the 180 day elimination period to age 65.

(7)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. McAlevey. Mr. McAlevey’s payment upon death while actively employed includes $991,000 of Company-paid life insurance.

Michael S. Cuffe, M.D.

	Voluntary Termination	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control

Cash Severance(1)	—	$1,377,000	—	$1,377,000	—	—	—
Non-Equity Incentive Bonus(2)	$1,791,294	$1,791,294	—	$1,791,294	$1,791,294	$1,791,294	$1,791,294
Unvested Equity Awards(3)	$—	$963,181	—	—	$2,729,607	$2,729,607	—
Retirement Plans(4)	$1,066,929	$1,066,929	$1,066,929	$1,066,929	$1,066,929	$1,066,929	—
Health and Welfare Benefits(5)	—	$37,810	—	$37,810	—	—	—
Disability Income(6)	—	—	—	—	$1,482,052	—	—
Life Insurance Benefits(7)	—	—	—	—	—	$919,000	—
Accrued Vacation Pay	$127,108	$127,108	$127,108	$127,108	$127,108	$127,108	—

Total	$2,985,331	$5,363,322	$1,194,037	$4,400,141	$7,196,990	$6,633,938	$1,791,294

(1)

Represents amounts Dr. Cuffe would be entitled to receive pursuant to the Company’s Executive Severance Policy based upon his position at the time of termination. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits Applicable to the Other Named Executive Officers.”

(2)

Represents the amount Dr. Cuffe would be entitled to receive for the 2024 fiscal year pursuant to the 2024 PEP, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2024 Summary Compensation Table.

(3)

Represents the value of all unvested PSUs and SARs, which would become vested upon Dr. Cuffe’s termination of employment without cause or for death or disability, calculated at $300.15 per underlying share (the closing price of the Company’s common stock on the NYSE on December 31, 2024).

(4)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Dr. Cuffe would be entitled. The value includes $219,832 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $847,097 from the HCA Restoration Plan.

(5)

Reflects the estimated costs of the continuing medical coverage, based upon 2024 COBRA rates, that Dr. Cuffe would be entitled to receive pursuant to the Company’s Executive Severance Policy. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits Applicable to the Other Named Executive Officers.”

(6)

Reflects the estimated lump sum present value of all future payments which Dr. Cuffe would be entitled to receive under our disability program, including up to 147 days of salary continuation, long-term disability benefits of $10,000 per month payable after the 147 day elimination period until age 67, and benefits of $10,000 per month from our Supplemental Income Protection payable after the 180 day elimination period to age 65.

(7)

No post-retirement or post-termination life insurance or death benefits are provided to Dr. Cuffe. Dr. Cuffe’s payment upon death while actively employed includes $919,000 of Company-paid life insurance.

2024 CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Samuel N. Hazen, our Chief Executive Officer as of December 31, 2024.

The 2024 annual total compensation of the median compensated employee (of all our employees who were employed as of December 31, 2024 and received compensation in 2024, other than Mr. Hazen) was $60,820; and the 2024 annual total compensation of Mr. Hazen was $23,799,137. The ratio of these amounts was 391:1.

To determine the annual total compensation of the “median employee”, the methodology and the material assumptions, adjustments and estimates that were used were as follows:

As of December 31, 2024, our total population consisted of 313,148 active employees that received compensation in 2024. To identify the median compensated employee, we used a Consistently Applied Compensation Measure (CACM) which included total gross payroll wages received in 2024. Pay was annualized for permanent employees not employed for a full year in 2024.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

After taking the 5% “De Minimis Exemption” adjustment as permitted under SEC rules, we excluded our United Kingdom employees which accounted for 7,644 individuals. We also excluded employees that received $20 or less in total gross payroll wages in 2024, which accounted for 301 employees. Finally, we excluded employees added as a result of acquisitions in 2024, which accounted for 5,958 individuals, as permitted by Section 953(b) of the Dodd-Frank Act. In total, we excluded less than 5% of our total population. Our total population used for the calculation minus these excluded employees was 299,245.

Number of Employees

De Minimis Exemption
Total U.S. Employees	305,504
Total UK Employees	7,644
Total Global Workforce	313,148
Total Exemptions	7,644

Exclusions
Total U.S. Employees receiving $20 or less	301
Acquisition Exclusions	5,958

Total Exclusions	6,259

Total Workforce for Median Calculation (excluding Exemptions and Exclusions noted above)	299,245

2024 Pay Versus Performance Table
The following table sets forth additional compensation information of our Principal Executive Officer (“PEO”) and our
non-PEO
Named Executive Officers
(“non-PEO
NEOs”) along with total shareholder return, net income attributable to HCA Healthcare, Inc. and adjusted EBITDA performance results for our fiscal years ending in 2024, 2023, 2022, 2021 and 2020. “Compensation actually paid” does not represent the value of cash and shares of the Company’s common stock received by named executive officers during the year, but rather it is an amount calculated under SEC rules and includes, among other things, year-over-year changes in the value of unvested equity based awards. As a result of the calculation methodology required by the SEC, “Compensation actually paid” amounts differ from compensation actually received by the individuals and the compensation decisions described in the “Compensation Discussion and Analysis” section above.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)(3)	Average Summary Compensation Table Total for non-PEO NEOs (1)	Average Compensation Actually Paid to non-PEO NEOs (2)(3)	Value of Initial Fixed $100 Investment Based On:		Net Income Attributable to HCA Healthcare, Inc.	Adjusted EBITDA (10)
					Total Shareholder Return	Peer Group Total Shareholder Return (9)
2024 (4)	$23,799,137	$40,146,727	$6,121,496	$6,090,844	$211.12	$146.87	$5,760,000,000	$13,882,000,000
2023 (5)	$21,315,984	$23,591,845	$6,861,426	$7,050,413	$188.93	$143.18	$5,242,000,000	$12,726,000,000
2022 (6)	$14,637,726	$9,582,202	$5,166,993	$3,405,676	$165.99	$140.29	$5,643,000,000	$12,067,000,000
2021 (7)	$20,635,260	$84,568,577	$5,999,564	$19,628,647	$175.93	$143.09	$6,956,000,000	$12,644,000,000
2020 (8)	$30,397,771	$30,452,042	$7,041,315	$7,875,351	$111.64	$113.45	$3,754,000,000	$10,037,000,000

(1)	Named executive officers included in the above compensation columns reflect the following:

Year	PEO	Non-PEO NEOs
2024	Hazen	Rutherford*, Marks*, Foster, McAlevey, Cuffe * Effective 5/1/2024, Rutherford retired from and Marks was appointed to the Executive Vice President and Chief Financial Officer position.
2023	Hazen	Rutherford, Foster, Akdamar, McManus
2022	Hazen	Rutherford, Foster, Hall, McAlevey
2021	Hazen	Rutherford, Foster, Hall, Cuffe
2020	Hazen	Rutherford, Foster, Hall, Perlin

(2)
Fair value or change in fair value, as applicable, of equity awards in the “Actually Paid” columns was determined by reference to (1) for PSU awards, closing price on applicable year-end
date(s) multiplied by the probability of achievement as of each such date or, in the case of vesting dates, the actual shares earned multiplied by the vesting price, (2) for SAR awards, a Black-Scholes value as of the applicable year-end
or vesting date(s), determined based on the same methodology as used to determine grant date fair value for the applicable grant and (3) for RSU awards, the closing price on applicable year-end
date(s) or, in the case of vesting dates, the actual vesting price.

(3)
For the portion of “Actually Paid” compensation that is based on year-end
stock prices, the following prices were used: $300.15 for 2024 (closing price as of 12/31/24), $270.68 for 2023 (closing price as of 12/29/23), $239.96 for 2022 (closing price as of 12/30/22), $256.92 for 2021 (closing price as of 12/31/21) and $164.46 for 2020 (closing price as of 12/31/20).

(4)
2024 “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to
non-PEO
NEOs” reflects the following adjustments from 2024 Total Compensation reported in the Summary Compensation Table:

	PEO	Average non-PEO NEOs
2024 Summary Compensation Table Total	$23,799,137	$6,121,496

Less: Change in Pension & Deferred Compensation Plans	$372,138	$265,350
Add: Service Cost of Pension & Deferred Compensation Plans	$689,830	$149,373
Add: Prior Service Cost of Pension & Deferred Compensation Plans	—	—
Add: Above-Market or Preferential Earnings on Deferred Compensation	—	—

Less: Equity Award Amounts Reported in Summary Compensation Table	$16,580,668	$3,423,531
Add: FMV of Equity Awards Granted During Current Year & Outstanding/Unvested @ 12/31/24	$17,195,564	$2,640,576
Add: Change in FMV Equity Awards Granted in Prior Years & Outstanding/Unvested @ 12/31/24	$10,479,537	$1,434,246
Add: FMV of Equity Awards Granted and Vested in Current Year @ Vesting Date	—	—
Add: Change in FMV of Equity Awards Granted in Prior Years @ Vesting Date	$4,662,911	$668,465
Less: FMV of Equity Awards @ the End of the Prior Year Failing to Meet Vesting Conditions*	—	$1,267,373

Less: Dollar Value of Equivalent Payments Reported in Summary Compensation Table	$96,234	$13,211
Add: Dollar Value of Dividends Paid Prior to Vesting Date	$368,788	$46,153

2024 Compensation Actually Paid	$40,146,727	$6,090,844

*	Mr. Rutherford forfeited certain unvested equity awards as a result of his 5/1/2024 retirement.

(5)
2023 “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to
non-PEO
NEOs” reflects the following adjustments from 2023 Total Compensation reported in the Summary Compensation Table:

	PEO	Average non-PEO NEOs
2023 Summary Compensation Table Total	$21,315,984	$6,861,426

Less: Change in Pension & Deferred Compensation Plans	—	$264,662
Add: Service Cost of Pension & Deferred Compensation Plans	$723,544	$135,006
Add: Prior Service Cost of Pension & Deferred Compensation Plans
Add: Above-Market or Preferential Earnings on Deferred Compensation	—	—

Less: Equity Award Amounts Reported in Summary Compensation Table	$14,200,216	$3,489,375
Add: FMV of Equity Awards Granted During Current Year & Outstanding/Unvested @ 12/31/23	$15,028,391	$3,692,881
Add: Change in FMV Equity Awards Granted in Prior Years & Outstanding/Unvested @ 12/31/23	$(2,830,010)	$(482,970)
Add: FMV of Equity Awards Granted and Vested in Current Year @ Vesting Date	—	—
Add: Change in FMV of Equity Awards Granted in Prior Years @ Vesting Date	$3,842,051	$642,447
Less: FMV of Equity Awards @ the End of the Prior Year Failing to Meet Vesting Conditions	—	—

Less: Dollar Value of Equivalent Payments Reported in Summary Compensation Table	$514,566	$85,739
Add: Dollar Value of Dividends Paid Prior to Vesting Date	$226,667	$41,399

2023 Compensation Actually Paid	$23,591,845	$7,050,413

(6)
2022 “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to
non-PEO
NEOs” reflects the following adjustments from 2022 Total Compensation reported in the Summary Compensation Table:

	PEO	Average non-PEO NEOs
2022 Summary Compensation Table Total	$14,637,726	$5,166,993
Less: Change in Pension & Deferred Compensation Plans	—	$276,883
Add: Service Cost of Pension & Deferred Compensation Plans	$952,610	$182,990
Add: Prior Service Cost of Pension & Deferred Compensation Plans	—	—

Add: Above-Market or Preferential Earnings on Deferred Compensation	—	—

Less: Equity Award Amounts Reported in Summary Compensation Table	$12,055,290	$3,063,442
Add: FMV of Equity Awards Granted During Current Year & Outstanding/Unvested @ 12/31/22	$13,374,858	$2,698,985
Add: Change in FMV Equity Awards Granted in Prior Years & Outstanding/Unvested @ 12/31/22 (4)	$(3,338,709)	$(573,313)
Add: FMV of Equity Awards Granted and Vested in Current Year @ Vesting Date	—	—
Add: Change in FMV of Equity Awards Granted in Prior Years @ Vesting Date (4)	$(3,998,784)	$(737,029)
Less: FMV of Equity Awards @ the End of the Prior Year Failing to Meet Vesting Conditions	—	—

Less: Dollar Value of Equivalent Payments Reported in Summary Compensation Table	$435,499	$73,188
Add: Dollar Value of Dividends Paid Prior to Vesting Date	$445,290	$80,563

2022 Compensation Actually Paid	$9,582,202	$3,405,676

(7)
2021 “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to
non-PEO
NEOs” reflects the following adjustments from 2021 Total Compensation reported in the Summary Compensation Table:

	PEO	Average non-PEO NEOs
2021 Summary Compensation Table Total	$20,635,260	$5,999,564
Less: Change in Pension & Deferred Compensation Plans	$451,661	$103,724
Add: Service Cost of Pension & Deferred Compensation Plans	$980,231	$207,139
Add: Prior Service Cost of Pension & Deferred Compensation Plans	—	—

Add: Above-Market or Preferential Earnings on Deferred Compensation	—	—

Less: Equity Award Amounts Reported in Summary Compensation Table	$13,870,607	$3,233,944
Add: FMV of Equity Awards Granted During Current Year & Outstanding/Unvested @ 12/31/21	$34,793,801	$7,765,175
Add: Change in FMV Equity Awards Granted in Prior Years & Outstanding/Unvested @ 12/31/21 (4)	$33,207,890	$7,116,946
Add: FMV of Equity Awards Granted and Vested in Current Year @ Vesting Date	—	—
Add: Change in FMV of Equity Awards Granted in Prior Years @ Vesting Date (4)	$9,064,316	$1,834,093
Less: FMV of Equity Awards @ the End of the Prior Year Failing to Meet Vesting Conditions	—	—

Less: Dollar Value of Equivalent Payments Reported in Summary Compensation Table	$335,908	$67,999
Add: Dollar Value of Dividends Paid Prior to Vesting Date	$545,255	$111,397

2021 Compensation Actually Paid	$84,568,577	$19,628,647

(8)
2020 “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to
non-PEO
NEOs” reflects the following adjustments from 2020 Total Compensation reported in the Summary Compensation Table:

	PEO	Average non-PEO NEOs
2020 Summary Compensation Table Total	$30,397,771	$7,041,315
Less: Change in Pension & Deferred Compensation Plans	$12,266,548	$2,112,322
Add: Service Cost of Pension & Deferred Compensation Plans	$645,000	$325,250
Add: Prior Service Cost of Pension & Deferred Compensation Plans	—	—

Add: Above-Market or Preferential Earnings on Deferred Compensation	—	—

Less: Equity Award Amounts Reported in Summary Compensation Table	$13,082,198	$2,617,165
Add: FMV of Equity Awards Granted During Current Year & Outstanding/Unvested @ 12/31/20	$16,696,602	$3,335,797
Add: Change in FMV Equity Awards Granted in Prior Years & Outstanding/Unvested @ 12/31/20 (4)	$8,028,998	$1,883,050
Add: FMV of Equity Awards Granted and Vested in Current Year @ Vesting Date	—	—
Add: Change in FMV of Equity Awards Granted in Prior Years @ Vesting Date (4)	$89,497	$60,407
Less: FMV of Equity Awards @ the End of the Prior Year Failing to Meet Vesting Conditions	—	—

Less: Dollar Value of Equivalent Payments Reported in Summary Compensation Table	$166,818	$66,927
Add: Dollar Value of Dividends Paid Prior to Vesting Date	$109,738	$25,946

2020 Compensation Actually Paid	$30,452,042	$7,875,351

(9)
The Peer Group reflected in the Peer Group Total Shareholder Return is the S&P Health Care Index, as reflected in our 2024 Annual Report on Form the
10-K
pursuant to Item 201(e) of Regulation
S-K.
Each year reflects the cumulative total return assuming $100 invested on December 31, 2019 in our common stock and in the S&P Health Care Index, including the subsequent reinvestment of dividends.

(10)
Adjusted EBITDA was selected by the Compensation Committee as the Company-Selected Measure (“CSM”). It is a
non-Generally
Accepted Accounting Principles (“GAAP”) financial measure defined as income before depreciation and amortization, interest expense, losses and gains on sales of facilities, losses on retirement of debt, provision for income taxes and net income attributable to noncontrolling interests. Reconciliations of Adjusted EBITDA to the most directly comparable financial measure calculated in accordance with GAAP are included in Appendix D.

Narrative Disclosure to 2024 Pay Versus Performance Table
We believe the “Compensation Actually Paid” in each of the years reported above and over the five-year cumulative period are reflective of the Compensation Committee’s emphasis on
“pay-for-performance”
as the “Compensation Actually Paid” fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established
performance goals under our PEP and our long-term incentive programs.

Total Shareholder Return in the above chart, in the case of both the Company and our Peer Companies (S&P Health Care Index), as noted in Footnote 9 of the above Pay Versus Performance Table, reflects the cumulative return of $100 as if invested on December 31, 2019, including reinvestment of any dividends.

Measures that were most important to the last fiscal year.
The following performance measures reflect the Company’s
most
important performance measures in effect for 2024, as further described and defined in the Compensation Discussion and Analysis under “Elements of Compensation — Annual Incentive Compensation: PEP” and “Elements of Compensation — Long-Term Equity Incentive Awards — Performance Share Units.”

•	Adjusted EBITDA
•	Earnings Per Share
•	Quality of Care
•	Patient Experience

OTHER INFORMATION

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In accordance with its charter, our Audit and Compliance Committee conducts a reasonable prior review and oversight of related party transactions required to be disclosed under Item 404 of Regulation S-K and discusses with management the business rationale for and disclosures regarding such transactions. In addition, our Code of Conduct requires that all of our employees, including our executive officers, remain free of conflicts of interest in the performance of their responsibilities to the Company. An executive officer who wishes to enter into a transaction in which their interests might conflict with ours must receive the approval of the Audit and Compliance Committee.

Stockholders’ Agreement

Upon the consummation of our IPO, we entered into the Stockholders’ Agreement with Hercules Holding and the Investors. Under the Stockholders’ Agreement, the Frist Entities have the right to nominate two directors to our Board of Directors; however, the Frist Entities will lose their right to nominate any directors to our Board of Directors once the Frist Entities own less than 3% of our outstanding shares of common stock. As of February 24, 2025, the Frist Entities owned approximately 28% of our common stock.

A copy of the Stockholders’ Agreement and the Amendment, dated as of September 21, 2011, thereto have been filed as Exhibit 10.38 to our registration statement on Form S-1 filed on March 9, 2011 and Exhibit 10.2 to our current report on Form 8-K filed on September 21, 2011, respectively.

Registration Rights Agreement

Hercules Holding and the Investors have entered into a registration rights agreement with HCA Healthcare, Inc. Pursuant to this agreement, the Investors who still hold shares of our common stock directly or through Hercules Holding can cause us to register those shares under the Securities Act and, if requested, to maintain a shelf registration statement effective with respect to such shares. These Investors are also entitled to participate on a pro rata basis in any registration of our common stock under the Securities Act that we may undertake. A copy of this agreement has been filed as Exhibit 4.4 to our current report on Form 8-K filed on November 24, 2010.

Management Stockholder Agreements

Pursuant to a management stockholder’s agreement we entered into with certain members of senior management, following our IPO, certain members of senior management, including certain executive officers, have limited “piggyback” registration rights with respect to certain of their shares of common stock. A copy of this agreement, and related amendments thereto, have been filed as Exhibit 10.12 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 27, 2007, Exhibit 10.2 to our current report on Form 8-K filed on November 24, 2010 and Exhibit 10.39 to our registration statement on Form S-1 filed on March 9, 2011, respectively.

Other Relationships

Elisabeth Chuplis serves as Director of Public Affairs for the Company. Ms. Chuplis is expected to earn compensation in respect of base salary and target bonus of $132,000 for her services in 2025. Ms. Chuplis also receives certain other benefits customary to similar positions within the Company. Ms. Chuplis’s mother, Kathryn Torres, serves as Senior Vice President – Payer Contracting and Alignment of the Company and was an executive officer during 2024.

Charles Leindecker serves as a Director of Finance of HealthTrust Purchasing Group for the Company. Mr. Leindecker received total compensation in respect of base salary and bonus of approximately $183,000 for his services in 2024. Mr. Leindecker also receives certain other benefits customary to similar positions within the Company. Mr. Leindecker’s brother-in-law, Dr. Michael S. Cuffe, serves as Executive Vice President and Chief Clinical Officer of the Company.

Stephanie H. Skaff serves as an Assistant Vice President of Communications Account Management for the Company. Ms. Skaff earned total compensation in respect of base salary and bonus of approximately $248,000 for her services in 2024. Ms. Skaff also receives certain other benefits, including awards of equity, customary to similar positions within the Company. Ms. Skaff’s brother, Samuel N. Hazen, serves as Chief Executive Officer and Director of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of February 24, 2025 for:

•	each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our executive officers named in the 2024 Summary Compensation Table; and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the tables are based on 246,203,301 shares of our common stock, par value $0.01 per share, outstanding as of February 24, 2025. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares issuable upon the vesting of RSUs and exercise of SARs and options that will vest or become exercisable within 60 days of February 24, 2025 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is c/o HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203.

Name of Beneficial Owner	Number of Shares		Percent

Hercules Holding II	68,912,077	(1)	28.0%
The Vanguard Group	16,929,213	(2)	6.9%

BlackRock, Inc.	14,531,079	(3)	5.9%
Meg G. Crofton	6,331	(4)	*
Michael S. Cuffe, M.D.	79,720	(5)	*
Robert J. Dennis	25,575	(6)	*
Nancy-Ann DeParle	20,756	(7)	*
Jon M. Foster	290,080	(8)	*
Thomas F. Frist III	13,497	(1)(9)	*
William R. Frist	417,563	(1)(10)	*
Samuel N. Hazen	2,162,014	(11)	*
Hugh F. Johnston	2,640	(12)	*
Michael A. Marks	120,202	(13)	*
Michael R. McAlevey	38,255	(14)	*
Michael W. Michelson	10,478	(15)	*
Wayne J. Riley, M.D.	13,875	(16)	*
William B. Rutherford	327,162	(17)	*
Andrea B. Smith	3,594	(18)	*
All directors and executive officers as a group (16 persons)	3,292,110	(19)	1.3%

*	Less than one percent.

(1)

Based on a Schedule 13G/A filed with the SEC on February 14, 2024. Hercules Holding II holds 68,912,077 shares, or approximately 28%, of our outstanding common stock. Hercules Holding II is held by a private investor group, including affiliates of our founder Dr. Thomas F. Frist, Jr., including Dr. Thomas F. Frist, Jr., Mr. Thomas F. Frist III, who serves as a director, Mr. William R. Frist, who serves as a director, and Ms. Patricia F. Elcan. The principal office address of Hercules Holding II is 3100 West End Ave., Suite 1060, Nashville, TN 37203.

(2)

Based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024. The Schedule 13G/A indicates that as of December 29, 2023, The Vanguard Group was the beneficial owner with sole voting power as to 0 shares, shared voting power as to 261,787 shares, sole dispositive power as to 16,074,218 shares and shared dispositive power as to 854,995 shares. The principal office address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 31, 2024. The Schedule 13G/A indicates that as of December 31, 2023, BlackRock, Inc., as the parent holding company, was the beneficial owner with sole voting power as to 13,181,226 shares, shared voting power as to 0 shares, sole dispositive power as to 14,531,079 shares and shared dispositive power as to 0 shares. The principal office address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(4)	Includes 6,331 RSUs issuable upon vesting.

(5)	Includes 48,295 shares issuable upon exercise of SARs.

(6)	Includes 21,493 RSUs issuable upon vesting.

(7)	Includes 610 RSUs issuable upon vesting.

(8)	Includes 122,913 shares issuable upon exercise of SARs.

(9)	Includes 13,497 RSUs issuable upon vesting.

(10)	Includes 11,849 RSUs issuable upon vesting.

(11)	Includes 828,378 shares issuable upon exercise of SARs.

(12)	Includes 2,630 RSUs issuable upon vesting.

(13)	Includes 50,009 shares issuable upon exercise of SARs.

(14)	Includes 32,631 shares issuable upon exercise of SARs.

(15)	Includes 10,478 RSUs issuable upon vesting.

(16)	Includes 3,056 RSUs issuable upon vesting.

(17)	Includes 126,380 shares issuable upon exercise of SARs

(18)	Includes 2,352 RSUs issuable upon vesting.

(19)	Includes 1,143,231 shares issuable upon exercise of SARs and 72,296 RSUs issuable upon vesting.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The following Report of the Audit and Compliance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

In the performance of its oversight function, the Audit and Compliance Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit and Compliance Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission (SEC). In addition, the Audit and Compliance Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit and Compliance Committee concerning independence and discussed with it the firm’s independence from the Company and its management. The Audit and Compliance Committee has considered whether the independent registered public accounting firm’s provision of nonaudit services to us is compatible with its independence.

The Audit and Compliance Committee discussed with our internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit and Compliance Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of the audits of the financial statements, the audit of the effectiveness of our internal control over financial reporting, our progress in assessing the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of our financial reporting, and reports to the Board of Directors on its findings.

In reliance on the reviews and discussions referred to above, the Audit and Compliance Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in our filing with the SEC of our Annual Report on Form 10-K for the year ended December 31, 2024. The Audit and Compliance Committee appointed Ernst & Young LLP as HCA Healthcare’s independent registered public accounting firm, subject to stockholder ratification, for the year ending December 31, 2025.

Hugh F. Johnston, Chair
Michael W. Michelson
Wayne J. Riley, M.D.
Andrea B. Smith

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. The SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information we file electronically. Our website address is www.hcahealthcare.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

Nashville, TN

March , 2025

APPENDIX A

FIRST AMENDMENT TO THE

2020 STOCK INCENTIVE PLAN

FOR KEY EMPLOYEES OF

HCA HEALTHCARE, INC. AND ITS AFFILIATES

Effective as of April 24, 2025

WHEREAS, HCA Healthcare, Inc., a Delaware corporation (the “Company”), has previously adopted the Company’s 2020 Stock Incentive Plan For Key Employees of HCA Healthcare, Inc. and its Affiliates (the “Plan”);

WHEREAS, pursuant to Section 10(b) of the Plan, the Company’s Board of Directors desires to amend Section 6(a) of the Plan to increase the maximum number of shares of Common Stock that may be issued pursuant to Grants under the Plan, subject to and effective upon approval of the Company’s stockholders at the 2025 annual meeting of stockholders of the Company.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Capitalized terms used herein, but not otherwise defined, shall have the respective meanings ascribed to such terms in the Plan.

2. Section 2(j) is deleted in its entirety and replaced with the following:

“Effective Date” means April 24, 2025.

3. The first sentence of Section 6(a) is deleted in its entirety and replaced with the following:

“The aggregate number of Shares authorized for issuance after February 24, 2025 pursuant to Grants under the Prior Plan and this Plan shall be 18,542,144, subject to adjustment as provided for in Sections 8 and 9 (the “Share Reserve”).”

4. Except as expressly stated herein, all other portions of the Plan remain in full force and effect and otherwise unmodified. All references in the Plan to the “Plan” shall mean the Plan as amended hereby.

5. This First Amendment shall become effective on the date it is approved by the Company’s stockholders.

A-1

APPENDIX B

2020 STOCK INCENTIVE PLAN

FOR KEY EMPLOYEES OF

HCA HEALTHCARE, INC. AND ITS AFFILIATES

1.	Purpose of Plan

The 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates (the “Plan”) is designed:

(a) to promote the long term financial interests and growth of HCA Healthcare, Inc. and its Affiliates and Subsidiaries by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business;

(b) to motivate management personnel by means of growth-related incentives to achieve long range goals; and

(c) to further the alignment of interests of participants with those of the stockholders of the Company through opportunities for increased stock, or stock-based ownership in the Company.

2.	Definitions

As used in the Plan, the following words shall have the following meanings:

(a) “Affiliate” means with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person.

(b)  “Board” means the Board of Directors of the Company.

(c) “Cause” means “Cause” as such term may be defined in the applicable Grant Agreement or an employment agreement or change-in-control agreement in effect at the time of termination of employment between a Participant and the Company, or, if there is no such employment or change-in-control agreement, and such term is not otherwise defined in the applicable Grant Agreement, “Cause” shall mean (i) willful and continued failure by the Participant (other than by reason of a Permanent Disability) to perform his or her material duties with respect to the Company which continues beyond ten (10) business days after a written demand for substantial performance is delivered to the Participant by the Company (the “Cure Period”); (ii) willful or intentional engaging by a Participant in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company; (iii) indictment or conviction of, or a plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof (other than in connection with a traffic violation that does not result in an imprisonment) or (y) a misdemeanor for which a sentence of more than six months’ imprisonment is imposed; or (iv) the Participant’s engaging in any action in breach of restrictive covenants made by the Participant under any agreement containing restrictive covenants (e.g., covenants not to disclose confidential information, to compete with the business of the Company or to solicit the employees thereof to terminate their employment) or any employment or change-in-control agreement between the Participant and the Company, which continues beyond the Cure Period (to the extent that, in the Company’s reasonable judgment, such breach can be cured).

(d) “Change in Control”, except as otherwise provided by the Committee, means:

(i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person or Group other than an employee benefit plan (or trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company (a “Permitted Holder”);

(ii)  any Person or Group, other than a Permitted Holder, becomes the Beneficial Owner (as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto) (except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time)), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise; or

(iii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are Beneficially Owned subsequent to such transaction by the Person or Persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(iv)  during any period of twelve (12) months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors on the Effective Date or whose election or nomination for election was previously so approved, excluding any new directors if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest as described in Rule 14a-12(c) of the Exchange Act with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) cease for any reason to constitute a majority of the Board then in office;

provided, that in no event shall a Change in Control be defined in such a manner that a Change in Control would be deemed to occur prior to the actual consummation of the event or transaction that results in a Change in Control of the Company (e.g., upon the announcement, commencement, or stockholder approval of any event or transaction that, if completed, would result in a Change in Control of the Company).

(e) “Code” means the United States Internal Revenue Code of 1986, as amended.

(f) “Committee” means either (i) the Compensation Committee of the Board or, (ii) the Board, if the Board takes an action in place of the Compensation Committee.

(g) “Company” means HCA Healthcare, Inc., and shall include, where the context so indicates, any Subsidiary, Affiliate and any successor to the Company or any Subsidiary or Affiliate in a Change in Control.

(h) “Common Stock” or “Share” means the common stock, par value $0.01 per share, of the Company, which may be authorized but unissued, or issued and reacquired.

(i) “Dividend Equivalent Right” means the right to receive a payment in respect of one Share subject to a Grant equal to the amount of any dividend paid in respect of one Share held by a Stockholder under the terms and conditions set forth in Section 5(d).

(j) “Effective Date” means April 24, 2025.

(k) “Employee” means a person, including an officer, in the regular employment of the Company or any other Service Recipient.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” means, on a per Share basis, on any given date, the closing trading price of the Common Stock on the New York Stock Exchange, or, if the Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Shares, then the Fair Market Value per Share shall be the fair market value as determined in good faith by the Committee. Notwithstanding the foregoing, for any purposes under this Plan including for Plan administrative purposes, the Committee may, in its discretion, apply any other definition of Fair Market Value which is reasonable and consistent with applicable tax, accounting and other rules.

(n) “Full Value Award” means a Grant if the Shares issuable thereunder will be determined by reference to the full value of a Share, including Restricted Shares, Restricted Share Units and similar Performance-Based Awards.

(o) “Good Reason” shall mean “Good Reason” as such term may be defined in the applicable Grant Agreement or an employment agreement or change-in-control agreement in effect at the time of termination of employment between a Participant and the Company, or, if there is no such employment or change-in-control agreement, and such term is not otherwise defined in the applicable Grant Agreement, “Good Reason” shall mean (i) (A) a reduction in a Participant’s base salary (other than a general reduction in base salary that affects all similarly situated employees (defined as all employees within the same Company pay grade as that of the Participant) in substantially the same proportions that the Company implements in good faith, if any); or (B) a reduction in the Participant’s annual incentive compensation opportunity, in each case other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after the Participant gives the Company written notice of such event; provided that the events described in this subsection (i) will not be deemed to give rise to Good Reason if employment is terminated, but the Participant declines an offer of employment involving a loss of compensation of less than 15% from the Company; (ii) a substantial diminution in the Participant’s title, duties and responsibilities, other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after the Participant gives the Company written notice of such event; or (iii) a transfer of the Participant’s primary workplace to a location that is more than twenty (20) miles from his or her workplace as of the date of the applicable Grant Agreement; provided that Good Reason shall not be deemed to occur merely because of the Participant’s willful decision to change position or status within the Company causes one or more of the occurrences described in (i), (ii), or (iii) to come about.

(p) “Grant” means an award made to a Participant pursuant to the Plan and described in Section 5, including, without limitation, an award of a Stock Option, Stock Appreciation Right, Other Stock-Based Award, Dividend Equivalent Right, or Performance-Based Awards (as such terms are defined in Section 5), or any combination of the foregoing.

(q) “Grant Agreement” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms, conditions and limitations applicable to a Grant. A Grant Agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(r) “Group” means “group,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

(s) “Incentive Stock Option” means a Stock Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code. The Grant Agreement for an Incentive Stock Option shall set forth those terms and conditions necessary to enable the Stock Option to constitute an Incentive Stock Option, and in the event such Stock Option does not so qualify (whether by design or otherwise), such Stock Option shall nonetheless constitute a Non-Qualified Stock Option.

(t) “Non-Employee Director” means any director of the Company who is not an officer or employee of the Company or any Subsidiary.

(u) “Non-Qualified Stock Option” means a Stock Option that does not constitute an Incentive Stock Option.

(v) “Other Stock-Based Award” means a Grant that is valued in whole or in part by reference to, or otherwise based on shares of Common Stock or other property.

(w) “Participant” means an Employee, Non-Employee Director, consultant or other person having a service relationship with the Company or any other Service Recipient, to whom one or more Grants have been made and remain outstanding.

(x) “Performance-Based Award” means a Grant pursuant to Section 5(f) that is subject to the achievement of Performance Objectives.

(y) “Performance Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance-Based Awards. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may in its discretion modify such Performance Objectives or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable. A non-exhaustive list of the potential Performance Objectives that may be used for awards under this Plan includes the following (including ratios or other relationships between one or more, or a combination, of the following examples of Performance Objectives, which may be measured on an absolute basis or relative to peer companies or specific business units of peer companies): gross sales or revenues; net sales or revenues; gross profit; operating expenses; savings; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); adjusted EBITDA; pre-tax income; net income; earnings per share (either basic or diluted); cash flow or net cash flow (as provided by or used in one or more of operating activities, investing activities and financing activities or any combination thereof); working capital; gross or net sales or revenue growth; gross or net sales or revenue growth outside of the United States; gross margins; EBITDA, EBIT, pre-tax or net income margins; leverage ratio; coverage ratio; return on invested capital; return on assets or net assets; return on equity; economic value added; strategic business objectives (including operating efficiency, geographic business expansion goals, partnerships, customer/client satisfaction, talent recruitment and retention, productivity ratios, product quality, sales of new products, employee turnover, supervision of information technology, and acquisitions or strategic transactions); individual performance; market share; stock price (appreciation, fair market value); and total stockholder return.

(z) “Permanent Disability” shall have the meaning as set forth in the applicable Grant Agreement or any employment agreement in effect between a Participant and the Company, or if there is no such employment agreement, as defined in the long-term disability plan of the Company applicable to the Participant or that would apply to the Participant if the Participant were employed with the Company at the applicable time; provided, that if Section 409A of the Code applies to a Grant Agreement, unless otherwise determined by the Committee, “Permanent Disability” shall mean a “disability” within the meaning of Section 409A of the Code and the Regulations promulgated thereunder.

(aa) “Person” means “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

(bb) “Prior Plan” means the 2006 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates, as amended and restated.

(cc) “Restricted Share” means an Other Stock-Based Award granted pursuant to Section 5(c)(i).

(dd) “Restricted Share Unit” means an Other Stock-Based Award granted pursuant to Section 5(c)(ii).

(ee) “Retirement” means, unless otherwise provided in the applicable Grant Agreement or an employment agreement in effect between a Participant and the Company at the time of the Participant’s separation from service, the Participant’s resignation from service with the Company (i) after attaining 65 years of age, or (ii) after attaining 60 years of age and completing twenty years of continuous service with the Company.

(ff) “Service Recipient” shall mean, the Company, any Subsidiary of the Company, or any Affiliate of the Company that satisfies the definition of “service recipient” within the meaning of Treasury Regulation Section 1.409A-1(g) (or any successor regulation), with respect to which the person is a “service provider” (within the meaning of Proposed Treasury Regulation Section 1.409A-1(f) (or any successor regulation).

(gg) “Share Reserve” has the meaning set forth in Section 6(a).

(hh) “Stock Appreciation Rights” or “SARs” mean the Grant of an award described in Section 5(b).

(ii) “Stockholder” means an individual or entity that owns one or more shares of Common Stock.

(jj) “Stock Option” or “Option” means the Grant of an award described in Section 5(a).

(kk) “Subsidiary” means any corporation or other entity in an unbroken chain of corporations or other entities beginning with the Company if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other corporations or other entities in such chain.

3.	Administration of Plan

(a) In General. The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule thereto) to the extent such rule is applicable to the Company and the Plan and the Grants thereunder, and “independent directors” within the meaning of the New York Stock Exchange listed company rules; provided, however, that the Board may, in its sole discretion, take any action designated to the Committee under this Plan as it may deem necessary. The Committee may, by resolution and in accordance with applicable law, authorize the Chief Executive Officer of the Company to do one or both of the following: (i) to designate non-executive officer Employees to be recipients of Grants under the Plan, and (ii) to determine the number of Shares subject to such Grants to be received by any such Participants; provided, however, that the resolution so authorizing such executive officer shall specify the total number of Shares subject to Grants that such executive officer may so award. No such delegation of duties and responsibilities to an officer of the Company may be made with respect to Grants to eligible participants who are subject to Section 16(a) of the Exchange Act at the time of grant. The Committee delegates the authority for ministerial administration of the Plan and awards made under the Plan to the Company.

(b) Procedures; Discretion. The Committee may adopt its own rules of procedure, and action of a majority of the members of the Committee taken at a meeting, or action taken without a meeting by unanimous written consent, shall constitute action by the Committee. The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules, and changes in such rules, for carrying out the Plan, and to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Grant shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Grant and any employee of the Company or any Affiliate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. The Committee shall have the full power and authority to establish the terms and conditions of any Grant consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

(c) No Liability. The Committee may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company, and the officers and directors of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants and their beneficiaries or successors. No member of the Committee, nor employee or representative of the Company shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Grants, and all such members of the Committee, employees and representatives shall be fully protected and indemnified to the greatest extent permitted by applicable law by the Company with respect to any such action, determination or interpretation.

4.	Eligibility

The Committee may from time to time make Grants under the Plan to such Employees, Non-Employee Directors, consultants or other person having a relationship with Company or any other Service Recipient, and in such form and having such terms, conditions and limitations as the Committee may determine. The terms, conditions and limitations of each Grant under the Plan shall be set forth in a Grant Agreement in a form approved by the Committee consistent with the terms of the Plan.

5.	Grants

From time to time, the Committee will determine the forms and amounts of Grants for Participants. Such Grants may take the following forms in the Committee’s sole discretion:

(a) Stock Options. The Committee may grant options to purchase Common Stock (“Stock Options”) to Participants with respect to whom the Common Stock constitutes “service recipient stock” within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(iii). At the time of Grant the Committee shall determine, and shall include in the Grant Agreement or other Plan rules, the option exercise period, the option exercise price, vesting requirements, and such other terms, conditions or restrictions on the grant or exercise of the option as the Committee deems appropriate. Unless otherwise provided in a Grant Agreement, a Stock Option granted under the Plan shall be treated as a Non-Qualified Stock Option. Notwithstanding the foregoing, the exercise price per Share of a Stock Option shall in no event be less than the Fair Market Value on the date the Stock Option is granted (subject to later adjustment pursuant to Section 8 hereof). In addition to other restrictions contained in the Plan, a Stock Option granted under this Section 5(a) may not be exercised more than 10 years after the date it is granted. Payment of the Stock Option exercise price shall be made (i) in cash, (ii) with the consent of the Committee, in Shares (any such Shares valued at Fair Market Value on the date of exercise) having an aggregate Fair Market Value equal to the aggregate exercise price for the Shares being purchased and that the Participant has held for such period of time, if any, as may be required to attain favorable tax or financial reporting treatment, (iii) through the withholding of Shares (any such Shares valued at Fair Market Value on the date of exercise) otherwise issuable upon the exercise of the Stock Option in a manner that is compliant with applicable law, (iv) if there is a public market for the Shares at such time, to the extent permitted by, and subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate exercise price for the Shares being purchased, or (v) a combination of the foregoing methods, in each such case in accordance with the terms of the Plan, the Grant Agreement and of any applicable guidelines of the Committee in effect at the time. Notwithstanding the foregoing, permitted exercise methods may be limited by the terms of the individual Grant Agreement. The Committee may provide in any Grant Agreement for the automatic exercise of an Option upon such terms and conditions as established by the Committee.

(b) Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to Participants with respect to whom the Common Stock constitutes “service recipient stock” within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(iii). Each Stock Appreciation Right shall be subject to such other terms as the Committee may determine. The base price per Share of a Stock Appreciation Right shall in no event be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted. Each Stock Appreciation Right granted independent of a Stock Option shall be defined as a right of a Participant, upon exercise of such Stock Appreciation Right, to receive an amount equal to the product of (i) the excess of (A) the Fair Market Value of one Share on the exercise date, over (B) the base price per Share of such Stock Appreciation Right, multiplied by (ii) the number of Shares covered by the Stock Appreciation Right. Payment of the Stock Appreciation Right shall be made in Shares (including restricted Shares) or in cash, or partly in Shares and partly in cash (any such Shares valued at the Fair Market Value on the date of the payment), all as shall be determined by the Committee. In addition to other restrictions contained in the Plan, a Stock Appreciation Right granted under this Section 5(b) may not be exercised more than 10 years after the date it is granted. A Stock Appreciation Right may be exercised by giving written notice to the Company specifying the whole number of Stock Appreciation Rights which are being exercised and by executing such documents as the Company may reasonably request. The Committee may provide in any Grant Agreement for the automatic exercise of a Stock Appreciation Right upon such terms and conditions as established by the Committee.

(c) Other Stock-Based Awards. The Committee may grant or sell awards of Shares, and awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares. Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee may determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares (including Restricted Shares) or a combination of cash and Shares; and all other terms and conditions of such awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(i) Restricted Shares. A “Restricted Share” is an Other Stock-Based Award of Shares, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the Grant Agreement. A Participant shall have rights as a Stockholder with respect to any Shares subject to a Grant of Restricted Shares hereunder only to the extent specified in this Plan or the Grant Agreement evidencing such Grant. Grants of Restricted Shares made pursuant to the Plan need not be identical. Each Grant Agreement evidencing Restricted Shares shall contain provisions regarding (A) the number of Shares subject to such Grant or a formula for determining such, (B) the purchase price of the Shares (if any) which may vary from time to time and among Participants and which may be below the Fair Market Value of such Shares at the date of grant or issuance, and the means of payment for the Shares, (C) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Committee, which may include continued employment, passage of time and/or such performance criteria and level of achievement versus these criteria as deemed appropriate by the Committee, (D) restrictions on the transferability of the Shares and (E) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.

(ii) Restricted Share Units. A “Restricted Share Unit” is an Other Stock-Based Award of a right to receive the Fair Market Value of one Share, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the Grant Agreement. A Restricted Share Unit represents an unfunded and unsecured obligation of the Company and does not confer any of the rights of a Stockholder (though Dividend Equivalent Rights may be granted with respect to a Restricted Share Unit in the sole discretion of the Committee) until Shares are issued thereunder. Settlement of Restricted Share Units upon the expiration of the vesting or any deferral period shall be made in Shares, cash or otherwise as determined by the Committee. Grants of Restricted Share Units made pursuant to the Plan need not be identical. Each Grant Agreement evidencing Restricted Share Units shall contain provisions regarding (A) the number of Shares subject to such Grant or a formula for determining such, (B) such terms and conditions on the grant, issuance, settlement, vesting and/or forfeiture of the Restricted Share Units as may be determined from time to time by the Committee, which may include continued employment, passage of time and/or such performance criteria and level of achievement versus these criteria as deemed appropriate by the Committee, (C) restrictions on the transferability of the Restricted Share Units or Shares issued thereunder, and (D) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.

(d) Dividend Equivalent Rights. The Committee may grant a Dividend Equivalent Right either alone or in connection with the grant of an Other Stock Based Award or a Performance-Based Award denominated in Shares. Each Dividend Equivalent Right shall be subject to such terms as the Committee may determine. All Dividend Equivalent Rights which are not paid currently may, at the Committee’s discretion, accrue interest or be reinvested into additional Shares subject to the Grant

Agreement. In the case of dividends payable or Dividend Equivalent Rights granted in connection with Grants of Other Stock-Based Awards and Performance-Based Awards, such amounts shall be paid to (or settled with) the Participant only if and when, and to the extent that, the underlying Grant vests. The total number of Shares available for grant under Section 6 shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance-Based Awards. Unless the payment of a dividend to the Company’s Stockholders is an event to which Section 8 of the Plan applies, no Dividend Equivalent Rights shall be granted with respect to Stock Options or Stock Appreciation Rights.

(e) Director Grants.

(i) Subject to Section 5(e)(ii), the Board may provide that all or a portion of any member of the Board’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of such member) in the form of Non-Qualified Stock Options, Stock Appreciation Rights or Other Stock-Based Awards, including Restricted Shares, Restricted Share Units and/or unrestricted Shares. The Board shall determine the terms and conditions of any such Grants, including the terms and conditions which shall apply upon a termination of such Board member’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Grants, including providing for the elective or non-elective deferral of Shares subject to such Grants, under such terms and conditions as it shall determine, subject to the terms of the Plan and applicable law, including Section 409A of the Code.

(ii) Notwithstanding anything in this Section 6 or elsewhere in this Plan to the contrary, no Non-Employee Director will receive, in any period of one calendar year, Grants under the Plan having an aggregate maximum value at the date of Grant (calculating the value of any such Grants based on the grant date fair value for financial reporting purposes), taken together with any cash fees payable to such Non-Employee Director during the fiscal year, in excess of $750,000.

(f) Performance-Based Awards.

(i) The Committee, in its sole discretion, may make Grants which are denominated in Shares or cash (which, for the avoidance of doubt, may include a Grant of Stock Options, Stock Appreciation Rights, Other Stock-Based Awards or Dividend Equivalent Rights) subject to Performance Objectives (such Grants, “Performance-Based Awards”). Such Performance-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares or the cash value of the Grant upon the completion of a specified period of service, the occurrence of an event and/or the attainment of Performance Objectives. Performance-Based Awards may be granted alone or in addition to any other Grants granted under the Plan.

(ii) A Participant’s Performance-Based Award shall be determined based on the attainment of Performance Objectives approved by the Committee for a performance period established by the Committee while the outcome for that performance period is substantially uncertain.

(iii) The Committee shall determine whether, with respect to a performance period, the applicable Performance Objectives have been met with respect to a given Participant. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 409A of the Code, to the extent applicable, elect to defer payment of a Performance-Based Award.

6.	Limitations and Conditions

(a) Shares Available. The aggregate number of Shares authorized for issuance after February 24, 2025 pursuant to Grants under the Prior Plan and this Plan shall be 18,542,144, subject to adjustment as provided for in Sections 8 and 9 (the “Share Reserve”). Following the Effective Date, no further grants shall be made under the Prior Plan, and any grants made under the Prior Plan between February 29, 2020 and the Effective Date shall reduce the Share Reserve as provided for the award type herein. The number of Shares with respect to which Incentive Stock Options may be granted after the Effective Date shall be no more than 3,000,000 per fiscal year. Each Share subject to a Stock Option or SAR granted after February 29, 2020 shall reduce the Share Reserve by one (1) Share. Shares subject to Grants of Full Value Awards made after February 29, 2020 shall reduce the Share Reserve by two and one half (2.5) Shares. Grants under the Plan or grants of awards under the Prior Plan that expire unexercised or are forfeited, settled for cash, canceled or otherwise terminated without the delivery of Shares (in each case in whole or in part), shall immediately become available for new Grants to the extent of such cancellation, forfeiture, expiration, termination or cash settlement. Any Share that again become available for grant pursuant to the preceding sentence shall be added back as one (1) Share if such Share was subject to a Stock Option or SAR (or an option or stock appreciation right granted under the Prior Plan), and as two and one-half (2.5) Shares if such Share was subject to the Grant of a Full Value Award (or similar awards under the Prior Plan).

(b) Limitations on Reissuance. Notwithstanding anything in Section 6(a) to the contrary, Shares subject to an award under this Plan or a Prior Plan may not be made available for further issuance under this Plan if such Shares are: (i) Shares that were subject to a stock-settled SAR and were not issued upon the net settlement or net exercise of such SAR, (ii) shares used to pay the exercise price of a Stock Option, (iii) Shares delivered to or withheld (or otherwise used) by the Company to pay withholding taxes related to an award under this Plan or the Prior Plan, or (iv) shares repurchased on the open market with the proceeds of a Stock Option exercise.

(c) Minimum Vesting Period. Notwithstanding any provision of the Plan to the contrary, except with respect to a maximum of five percent (5%) of the aggregate number of available shares initially reserved for issuance under the Plan, subject to adjustment as provided in Section 8, no Grant payable in Common Stock (other than a Substitute Award and Grants a non-employee director elects to receive at Fair Market Value in lieu of all or a portion of such non-employee director’s cash compensation) may provide for vesting sooner than twelve (12) months from the grant date thereof or may be subject to a performance period that is less than twelve (12) months, as applicable, other than in connection with a Change in Control or, with respect to any Participant, in connection with the death or Permanent Disability of such Participant.

(d) Substitute Awards. Grants may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Subsidiaries or a company acquired by the Company or with which the Company combines. The number of Shares underlying awards made in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines shall not be counted against the aggregate number of Shares available for Grants under the Plan, except as may be required by reason of Section 422 of the Code, nor shall the Shares subject to such substitute awards become available for new Grants under the circumstances described in Section 6(a). In addition, in the event that a company acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Grants and shall not reduce the Shares authorized for issuance under the Plan; provided that Grants using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall be made only to individuals who were not employees or directors of the Company or any of its Subsidiaries prior to such acquisition or combination.

(e) No Right to Employment. Nothing contained herein shall affect the right of the Company or any other Service Recipient to terminate any Participant’s employment or other service relationship at any time or for any reason.

(f) Non-Transferability of Awards. Except as otherwise provided in the Plan, or by the Committee at or after grant with respect to a Grant other than an Incentive Stock Option, no Grant shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution; provided however, that no transfer of a Grant or beneficial interest in a Grant for value shall be permitted; provided further, that no transfer of a Grant by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer. No benefit under the Plan shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant. Subject to the foregoing, no election as to benefits or exercise of any Grant may be made during a Participant’s lifetime by anyone other than the Participant except by a legal representative appointed for or by the Participant. Upon any attempt to so sell, transfer or assign any such Grant otherwise than in accordance with this Section 6(f), such Grant and all rights thereunder shall immediately become null and void.

(g) No Rights as Stockholders. Participants shall not be, and shall not have any of the rights or privileges of, Stockholders in respect of any Shares purchasable or deliverable in connection with any Grant unless and until certificates representing any such Shares have been issued by the Company to such Participants (or book entry representing such Shares has been made and such Shares have been deposited with the appropriate registered book-entry custodian). All certificates, if any, evidencing Shares or other securities of the Company delivered under the Plan pursuant to any Grant or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission or other applicable governmental authority, any stock exchange or market upon which such securities are then listed, admitted or quoted, as applicable, and any applicable Federal, state or any other applicable laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(h) Certain ERISA Limitations. Absent express provisions to the contrary, any Grant under this Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement or severance plan of the Company or other Service Recipient and shall not affect any benefits under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits is related to level of compensation. This Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

(i) Awards Unfunded. Insofar as it provides for Grants, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who receive Grants under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Grants, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Committee be deemed to be a trustee of Shares or cash to be awarded under the Plan.

(j)  Awards Subject to Clawback. Each Participant’s rights, payments, and benefits pursuant to any Grant shall be subject to mandatory repayment by the Participant to the Company (i) to the extent set forth in any Grant Agreement, or (ii) to the extent that such Participant is, or in the future becomes, subject to (A) any “clawback” or recoupment policy adopted by the Committee, including policies adopted to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (B) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

(k) Deferral of Awards Under the Plan. Subject to the requirements of Section 409A of the Code, the Committee or, to the extent delegated by the Committee, the Company may permit all or any portion of any award under this Plan to be deferred consistent with the requirements and restrictions in the applicable jurisdiction. Notwithstanding any other provision of the Plan or any Grant Agreement to the contrary, any such award which is deferred and which would otherwise consists of shares of restricted stock may be converted, as required to permit the deferral of taxation, to restricted stock units immediately prior to their becoming granted and such restricted stock units shall be settled in shares as of the specified distribution date. Also, notwithstanding any other provision of the Plan or any Grant Agreement to the contrary, to the extent that a Participant is eligible for Retirement and therefore would be eligible for accelerated, continued or pro-rated vesting upon termination under his or her individual Grant Agreement, any such award which consists of shares of restricted stock may be converted, as required to permit the deferral of taxation, to restricted stock units immediately prior to the Participant becoming eligible for Retirement and such restricted stock units shall be settled in shares as of the specified distribution date.

(l) Discretion. Except as otherwise provided by the Plan, each Grant may be made alone or in addition or in relation to any other Grant. The terms of each Grant to a Participant need not be identical, and the Committee need not treat Participants or Grants (or portions thereof) uniformly.

(m) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of Grants have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Committee deems necessary or appropriate to satisfy the requirements of any applicable laws. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is determined by the Committee to be necessary to the lawful issuance and sale of any securities hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.

(n) Data Privacy. As a condition of receipt of any Grant, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and Affiliates may hold certain personal information about a Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries and Affiliates, details of all Grants, in each case, for the purpose of implementing, managing and administering the Plan and Grants (the “Data”). The Company and its Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Participant’s participation in the Plan, and the Company and its Subsidiaries and Affiliates may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of a Grant, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Common Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Committee’s discretion, the Participant may forfeit any outstanding Grants if the Participant refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

(o) Governing Documents. In the event of any contradiction between the Plan and any Grant Agreement or any other written agreement between a Participant and the Company that has been approved by the Committee, the terms of this Plan shall govern, unless it is expressly specified in such Grant Agreement or other written document that a specific provision of the Plan shall not apply.

7.	Termination of Status; Transfers and Leaves of Absence

The Committee shall determine the effect on a Grant of the disability, death, Retirement, authorized leave of absence or any other change or purported change in a Participant’s employment or other service relationship and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or estate may exercise rights under any Grant, if applicable. For purposes of the Plan, unless the Committee determines otherwise: (a) a transfer of a Participant’s employment or other service-providing capacity (including to service on the Board) without an intervening period of separation among the Company and any other Service Recipient shall not be deemed a termination of employment, and (b) a Participant who is granted in writing a leave of absence or who is entitled to a statutory leave of absence shall be deemed to have remained an employee of the Company (and other Service Recipient) during such leave of absence.

8.	Adjustments

In the event after the Effective Date, any Share dividend, Share split, extraordinary distribution, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares, any equity restructuring (as defined under FASB ASC Topic 718) or other corporate change, or any distribution to Stockholders other than regular cash dividends, or any transaction similar to any of the foregoing, the Committee shall, in an equitable and proportionate manner as it deems reasonably necessary to address the effect of such event, and in such manner as is consistent with Sections 422 (if applicable) and 409A of the Code and the regulations thereunder, make such substitution or adjustment, if any, (a) as to the number and kind of shares subject to the Plan and available for or covered by Grants; (b) as to share prices related to outstanding Grants (including, without limitation, the exercise price of Stock Options and the base price of SARs), or by providing for an equivalent award in respect of securities of the surviving entity of any merger, consolidation, or other transaction or event having a similar effect; or (c) by providing for a cash payment to the holder of an outstanding Grant, and shall make such other revisions to outstanding Grants as it deems, in good faith, are equitably required. In addition, for each Stock Option or SAR with an exercise price or base price, as applicable, greater than the consideration offered in connection with any such transaction or event, the Committee may in its discretion elect to cancel such Stock Option or SAR without any payment to the person holding such Stock Option or SAR. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

9.	Change in Control

(a) Grants Assumed. Unless otherwise provided in an applicable Grant Agreement or by the Committee at any time, in the event of a Change in Control in which the entity surviving the Change in Control (the “Successor”) assumes or substitutes for a Grant, the original terms of such Grant shall continue in effect as adjusted pursuant to Section 8; provided, that any performance provisions of any Performance-Based Awards (for which the applicable performance period has not yet ended) shall be deemed to be fully achieved at target performance levels and such Grant shall revert to a solely time-based vesting award for the remainder of the performance period; provided, further, that if the Participant’s employment with the Successor is terminated without Cause by the Successor, or terminates for Good Reason by the Participant or on account of the Participant’s death or Permanent Disability following such Change in Control, (i) such Participant’s Options and SARs outstanding as of the date of such termination will immediately vest, become fully exercisable, and may thereafter be exercised as provided in the applicable Grant Agreement, and (ii) restrictions, limitations and other conditions applicable to such Participant’s Other Stock-Based Awards outstanding as of the date of such termination shall lapse and the Shares underlying such Grants shall thereupon be fully vested and issued to the Participant free of all restrictions, limitations and conditions.

(b) Grants Not Assumed. In the event of a Change in Control in which the Successor does not assume or substitute for a Grant, upon the effective time of the Change in Control, the Plan and all outstanding Grants hereunder shall terminate. In such case, except as otherwise provided in an applicable Grant Agreement or by the Committee at any time, all Options and SARs that are not exercisable immediately prior to the effective time of the Change in Control shall become fully exercisable as of the effective time of the Change in Control, all other Grants with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Change in Control, and all Performance-Based Awards shall become vested and nonforfeitable in connection with the Change in Control at target performance levels. In the event of such a termination of the Plan and the Grants hereunder, the Company shall have the option (in its sole discretion) to (i) make or provide for a payment, in cash or in kind, to Participants holding Options and SARs, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Fair Market Value of a Share in the Change in Control multiplied by the number of Shares subject to outstanding Options and SARs (to the extent then exercisable at prices not in excess of the Fair Market Value of a Share) and (B) the aggregate exercise prices of all such outstanding Options and grant prices of all such outstanding SARs; or (ii) permit each Participant, within a specified period of time prior to the consummation of the Change in Control as determined by the Committee, to exercise all outstanding Options and SARs (to the extent then exercisable) held by such Participant. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the Participants holding other Grants in an amount equal to the Fair Market Value of a Share in the Change in Control multiplied by the number of vested Shares under such Grants.

10.	Amendment and Termination; Section 409A of the Code

(a) Amendments to Grant Agreements. The Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding Grants as are consistent with this

Plan, including but not limited to, substituting another Grant of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Non-Qualified Stock Option, provided that no amendment may modify Grants that disadvantages Participants in more than a de minimis way but less than a material way without approval by a majority of affected Participants; and provided further, that no such action shall modify any Grant in a manner that materially disadvantages a Participant with respect to any outstanding Grants, other than pursuant to Section 8 or 9 hereof, without the Participant’s consent, except as such modification is provided for or contemplated in the terms of the Grant or this Plan.

(b) Amendments to Plan; No Repricing. The Board may amend, suspend or terminate the Plan, except that no such action, other than an action under Section 8 or 9 hereof, may be taken without Stockholder approval which would increase the aggregate number of Shares available for Grants under the Plan, change the requirements relating to the Committee, extend the term of the Plan, or otherwise require the approval of the Stockholders to the extent such approval is (i) required by or (ii) desirable to satisfy the requirements of, in each case, any applicable law, regulation or other rule, including, the listing standards of the securities exchange, which is, at the applicable time, the principal market for the Shares.

(i) Notwithstanding anything in this Plan to the contrary but subject to Section 8, without the approval of the Stockholders, the Committee will not amend or replace any previously granted Stock Option or SAR in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange. Further, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Stock Options or SARs or cancel outstanding Stock Options or SARs in exchange for cash, other awards or Stock Options or SARs with an exercise price that is less than the exercise price of the original Stock Options or SARs without Stockholder approval.

(ii) However, no amendment, suspension or termination of the Plan may disadvantage Participants in more than a de minimis way but less than a material way without approval by a majority of affected Participants, and no such action shall materially disadvantage a Participant with respect to any outstanding Grants, other than pursuant to Section 8 or 9 hereof, without the Participant’s consent, except as otherwise contemplated in the terms of the Grant or the Plan.

(c) Section 409A Provisions. This Plan and all Grants granted hereunder are intended to comply with, or satisfy an exemption from, Section 409A of the Code and will be interpreted in a manner intended to comply with, or be exempt from, Section 409A of the Code. In furtherance of the foregoing:

(i) References under the Plan or any Grants to the Participant’s termination of employment shall be deemed to refer to the date upon which the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code.

(ii) Notwithstanding anything herein to the contrary, (a) if at the time of the Participant’s separation from service with any Service Recipient the Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months and one day following the Participant’s separation from service with all Service Recipients (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment and (b) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred, if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the minimum extent necessary, in a manner, reasonably determined by the Board, that does not cause such an accelerated or additional tax or result in an additional cost to the Company (without any reduction in such payments or benefits ultimately paid or provided to the Participant).

(iii) Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(iv) Notwithstanding anything in this Plan or any Grants to the contrary, the Committee may, without a Participant’s prior consent, amend this Plan and/or any Grants, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to preserve the intended tax treatment of Grants under the Plan, including without limitation, any such actions intended to (a) exempt this Plan and/or any Grant from the application of Section 409A of the Code, and/or (b) comply with the requirements of Section 409A of the Code, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of grant of any Grant. The Company makes no representations or warranties as to the tax treatment of any Grant under Section 409A or otherwise. The Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Grant under the Plan. The Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Grant under the Plan.

11.	Governing Law; International Participants

(a) Governing Law. This Plan shall be governed by and construed in accordance with the laws of Delaware applicable therein.

(b) International Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary or Affiliate outside of the United States of America or who provide services to the Company or any Subsidiary or Affiliate under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders.

12.	Withholding Taxes

The Company shall have the right to deduct from any payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to deliver Shares upon the exercise, vesting or payment of any Grant that the Participant pays to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for such withholding taxes; provided however, that the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to a Grant by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to the Grant and/or (b) tendering to the Company Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time (if any) as may be required to avoid the Company’s or the Affiliates’ or Subsidiaries’ incurring an adverse accounting charge, based, in each case, on the Fair Market Value of the Shares on the payment or other relevant date as determined by the Committee. In no event will the Fair Market Value of the Shares to be withheld and delivered pursuant to this Section 12 exceed the minimum amount required to be withheld, unless (i) (and only to the extent that) an additional amount can be withheld and not result in adverse accounting consequences, (ii) such additional withholding amount is authorized by the Committee in a Grant Agreement or otherwise, and (iii) the total amount withheld does not exceed the Participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Shares acquired upon the exercise of Stock Options. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

13.	Effective Date and Termination Dates

The Plan shall be effective on the Effective Date and shall terminate ten years later, subject to earlier termination by the Board pursuant to Section 10. No Grants shall be made under the Plan beyond such termination date, but the terms of Grants made on or before the expiration of the Plan may extend beyond such expiration. Unless otherwise expressly provided in the Plan or in an applicable Grant Agreement, any Grant made hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Grant or to waive any conditions or rights under any such Grant shall, continue after the tenth anniversary of the Effective Date.

APPENDIX C

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HCA HEALTHCARE, INC.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, HCA Healthcare, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A.  The name of the Corporation is HCA Healthcare, Inc.

B.  The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the text of Article VII in its entirety and inserting the following in lieu thereof:

ARTICLE VII

LIMITATION ON LIABILITY

To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a current or former director or officer of the Corporation existing at the time of such repeal or modification. For purposes of this Article VII, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as the same exists or may hereafter be amended.

C.  The foregoing amendment was duly adopted pursuant to Section 242 of the General Corporation Law of the State of Delaware.

D.  The effective date of the foregoing amendment shall be 12:01 a.m. EST on April , 2025.

[Signature Page Follows]

C-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its name this  day of April, 2025.

HCA HEALTHCARE, INC.

By:
Name: John M. Franck II Title: Vice President – Legal and Corporate Secretary

C-2

APPENDIX D

HCA Healthcare, Inc.

Adjusted EBITDA Reconciliation

(Dollars in millions)

	2020	2021	2022	2023	2024
Net income attributable to HCA Healthcare, Inc.	$3,754	$6,956	$5,643	$5,242	$5,760
Losses (gains) on sales of facilities (net of tax) (b)	9	(1,214)	(727)	12	(11)
Losses on retirement of debt (net of tax)	227	9	60	—	—

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt (a)	3,990	5,751	4,976	5,254	5,749
Depreciation and amortization	2,721	2,853	2,969	3,077	3,312
Interest expense	1,584	1,566	1,741	1,938	2,061
Provision for income taxes	1,109	1,709	1,527	1,608	1,863
Net income attributable to noncontrolling interests (b)	633	765	854	849	897

Adjusted EBITDA (a)	$10,037	$12,644	$12,067	$12,726	$13,882

(a)

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA is utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

(b)	The 2022 amounts are net of noncontrolling interests related to gains on sales of facilities.

D-1

SCAN TOHCA HEALTHCARE, INC.VIEW MATERIALS & VOTE wATTN: CORPORATE SECRETARY ONE PARK PLAZANASHVILLE, TN 37203 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery ofinformation. Vote by 11:59 P.M. ET on April 23, 2025 for shares held directly and by 11:59 P.M. ET on April 21, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting -Go towww.virtualshareholdermeeting.com/HCA2025You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE—1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 23, 2025 for shares held directly and by 11:59 P.M. ET on April 21, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:V63901-P24844 KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYHCA HEALTHCARE, INC.The Board of Directors recommends you vote FOR the following director nominees:1. Election of DirectorsNominees: For Against Abstain1a. Thomas F. Frist III ! ! !1b. Samuel N. Hazen ! ! ! For Against Abstain1c. Robert J. Dennis ! ! ! 3. Advisory vote to approve named executive officer compensation. ! ! !4. To approve the First Amendment to the 2020 Stock Incentive Plan 1d. Nancy-Ann DeParle ! ! ! ! ! ! for Key Employees of HCA Healthcare, Inc. and its Affiliates.5. To approve an amendment to our amended and restated certificate 1e. William R. Frist ! ! ! of incorporation to provide for the exculpation of officers as ! ! ! permitted by Delaware law.1f. Hugh F. Johnston ! ! ! The Board of Directors recommends you vote AGAINST proposals For Against Abstain6, 7, 8 and 9.1g. Michael W. Michelson ! ! ! 6. Stockholder proposal, if properly presented at the meeting, ! ! ! regarding lavish golden parachutes.7. Stockholder proposal, if properly presented at the meeting,1h. Wayne J. Riley, M.D. ! ! ! ! ! ! regarding an amendment to Patient Safety and Quality of Care Committee charter.1i. Andrea B. Smith ! ! ! 8. Stockholder proposal, if properly presented at the meeting, ! ! ! regarding report on acquisition strategy.The Board of Directors recommends you vote FOR proposals 2, For Against Abstain 9. Stockholder proposal, if properly presented at the meeting, ! ! !3, 4 and 5. regarding report on serving plant-based meals.2. To ratify the appointment of Ernst & Young LLP as our ! ! ! NOTE: In their discretion, the proxies are authorized to vote upon any other independent registered public accounting firm for the year ending business that may properly come before the meeting or any postponement December 31, 2025. or adjournment thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2024 Annual Report are available at www.proxyvote.com.V63902-P24844PRELIMINARY PROXY CARD—SUBJECT TO COMPLETIONHCA HEALTHCARE, INC. Annual Meeting of Stockholders April 24, 2025 2:00 PM, CDTThis proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) Michael R. McAlevey and John M. Franck II, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of HCA HEALTHCARE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, CDT on April 24, 2025, in a virtual meeting format only, via live webcast at www.virtualshareholdermeeting.com/HCA2025, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.Continued and to be signed on reverse side